EXHIBIT 10.5

CONTRIBUTION AND DISTRIBUTION AGREEMENT

between

THE SCOTTS MIRACLE-GRO COMPANY

and

TRUGREEN HOLDING CORPORATION

dated as of December 10, 2015

TABLE OF CONTENTS
Page

ARTICLE I

THE TRANSACTIONS

1.1	Scotts Internal Reorganization	2
1.2	Formation of Newco	4
1.3	Contribution & Distributions	4
1.4	The Closing	4
1.5	Deliveries at Closing	5
1.6	Repayment of Certain Debt Prior to Closing	6

ARTICLE II

CASH, INDEBTEDNESS AND WORKING CAPITAL ADJUSTMENTS

2.1	Closing Adjustment	6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SABRETOOTH

3.1	Incorporation and Authority	10
3.2	Capitalization and Subsidiaries	11
3.3	No Conflict	11
3.4	Consents and Approvals	12
3.5	SLS Financial Statements	13
3.6	No Undisclosed Material Liabilities	13
3.7	Litigation	14
3.8	Employee Benefits; Labor	14
3.9	Taxes	17
3.10	Absence of Certain Changes or Events	18
3.11	Title to Assets; Sufficiency of Assets	19
3.12	Real Property	19
3.13	Intellectual Property	20
3.14	Contracts	21
3.15	Compliance with Laws; Permits	23
3.16	Anti-Corruption; Sanctions	24
3.17	Insurance	25
3.18	Environmental Matters	25
3.19	Financial Advisors	27
3.20	Transactions with Affiliates	27
3.21	Customers and Suppliers	27
3.22	Investment Intent	27

i

3.23	Scotts Acknowledgment	28
3.24	SLS Franchises	28

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TIGER HOLDINGS

4.1	Incorporation and Authority	30
4.2	Capitalization and Subsidiaries	31
4.3	No Conflict	32
4.4	Consents and Approvals	32
4.5	TruGreen Financial Statements	33
4.6	No Undisclosed Material Liabilities	34
4.7	Litigation	34
4.8	Employee Benefits; Labor	34
4.9	Taxes	37
4.10	Absence of Certain Changes or Events	38
4.11	Title to Assets; Sufficiency of Assets	39
4.12	Real Property	39
4.13	Intellectual Property	40
4.14	Contracts	41
4.15	Compliance with Laws; Permits	43
4.16	Anti-Corruption; Sanctions	43
4.17	Insurance	44
4.18	Environmental Matters	45
4.19	Financial Advisors	46
4.20	Transactions with Affiliates	46
4.21	Customers and Suppliers	46
4.22	Financing	46
4.23	TruGreen Holdings Subsidiaries	47
4.24	TruGreen Holdings Acknowledgment	47
4.25	TruGreen Franchises	48

ARTICLE V

CERTAIN COVENANTS

5.1	Conduct of the SLS Business Prior to the Closing	50
5.2	Conduct of the TruGreen Entities Prior to the Closing	53
5.3	Efforts; Third-Party Approvals	55
5.4	Access to Information; Other Contacts	58
5.5	Books and Records; Access; Assistance	59
5.6	Confidentiality	60
5.7	Employees	61
5.8	Intercompany Arrangements	65
5.9	Insurance	66

5.10	Financing; Solvency Opinion	67
5.11	Debt Financing Cooperation	69
5.12	Intellectual Property	72
5.13	SLS Internal IT Systems and Data Separation; Replication of Shared Contracts	73
5.14	Certain Payments	74
5.15	Further Assurances	74
5.16	Transfers of Assets or Liabilities Following the Closing	74
5.17	Audited SLS Financial Statements	74
5.18	Franchises	75
5.19	Transition Services Agreement	75

ARTICLE VI

TAX MATTERS

6.1	Tax Indemnification	76
6.2	Procedures Relating to Certain Tax Indemnification	78
6.3	Tax Returns	79
6.4	Transaction Taxes	79
6.5	Cooperation	80
6.6	Tax Sharing Agreements	80
6.7	Straddle Period	80
6.8	Computational Matters	81
6.9	Exclusivity	81

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1	Conditions to Obligations of Scotts and the Non-SLS Subsidiaries	81
7.2	Conditions to Obligations of TruGreen Holdings	82
7.3	Frustration of Closing Conditions	83

ARTICLE VIII

CERTAIN RESTRICTIONS

8.1	Non-Competition	84
8.2	Non-Solicitation	85
8.3	Specific Performance	86
8.4	Severability	87

ARTICLE IX

INDEMNIFICATION

9.1	Indemnification by TruGreen Holdings	87
9.2	Indemnification by Scotts	88
9.3	Limitations on Indemnification	89
9.4	Sole Remedy	90
9.5	Computation of Indemnity Payments	91
9.6	Procedures for Indemnification	91

ARTICLE X

TERMINATION AND WAIVER

10.1	Termination	93
10.2	Effect of Termination	94
10.3	Enforcement	96

ARTICLE XI

GENERAL PROVISIONS

11.1	Expenses	96
11.2	Notices	97
11.3	Severability	98
11.4	Entire Agreement	98
11.5	Assignment	99
11.6	No Third-Party Beneficiaries	99
11.7	Amendment; Waiver	99
11.8	Governing Law; Jurisdiction	99
11.9	Public Announcements	100
11.10	Waiver of Jury Trial	100
11.11	Disclosure Generally	101
11.12	No Presumption Against Drafting Party	101
11.13	Time Periods	101
11.14	Execution of Agreement	102
11.15	Scotts and TruGreen Holdings	102
11.16	No Recourse.	102

ARTICLE XII

CERTAIN DEFINITIONS

12.1	Certain Defined Terms	103
12.2	Interpretation	121

EXHIBIT A – FORM OF LLC AGREEMENT
EXHIBIT B – FORM OF MERGER AGREEMENT
EXHIBIT C – FORM OF FINANCIAL STATEMENTS CERTIFICATE
EXHIBIT D – CALCULATION PRINCIPLES
EXHIBIT E – FORM OF CLARK CONSULTING AGREEMENT
EXHIBIT F – FORM OF CLARK INDEMNIFICATION AGREEMENT
EXHIBIT G – FORM OF SABRETOOTH CONSULTING AGREEMENT
EXHIBIT H – FORM OF SABRETOOTH INDEMNIFICATION AGREEMENT

v

CONTRIBUTION AND DISTRIBUTION AGREEMENT

This CONTRIBUTION AND DISTRIBUTION AGREEMENT, dated as of December 10, 2015 (this “Agreement”), is entered into by and between The Scotts Miracle-Gro Company, an Ohio corporation (“Scotts”), and TruGreen Holding Corporation, a Delaware corporation (“TruGreen Holdings” and, together with Scotts, the “Parties”).

WHEREAS, Scotts conducts the SLS Business through its Subsidiary, EG Systems, Inc. (prior to or following the Conversion (defined below), as the context may require, “Scotts Systems”);

WHEREAS, TruGreen Holdings conducts business exclusively through TruGreen Limited Partnership, a Delaware limited partnership (“TruGreen LP”), and the other TruGreen Entities;

WHEREAS, in connection with the transactions contemplated by this Agreement and prior to the Closing, TruGreen Holdings intends to (1) cause the formation of a newly-formed Delaware limited liability company (“Newco”), all of the equity interests of which outstanding prior to the Closing (the “TruGreen Newco Interests”) will be directly or indirectly held by TruGreen Holdings and (2) cause 100% of the equity interests in each of the TruGreen Entities to be directly or indirectly held by Newco prior to the Closing;

WHEREAS, in connection with the transactions contemplated by this Agreement and prior to the Closing, Scotts intends to (1) transfer all the stock of Scotts Systems to a newly formed Delaware corporation, (2) immediately thereafter, cause the conversion of Scotts Systems from a corporation into a limited liability company and (3) cause the transfer of all of the SLS Assets held by Scotts and the Non-SLS Subsidiaries to Scotts Systems;

WHEREAS, it is intended that, at the Closing, Scotts will contribute all of the equity interests in Scotts Systems after the Conversion (the “SLS Interests”) to Newco in exchange for the Scotts Newco Interests, and TruGreen Holdings (and/or one or more of its Subsidiaries that directly hold the TruGreen Newco Interests, the “TruGreen Newco Holders”) and Scotts will enter into a limited liability company agreement of Newco substantially in the form attached hereto as Exhibit A (with only those changes as may be agreed by each of Scotts and TruGreen Holdings acting in good faith, the “LLC Agreement”);

WHEREAS, immediately following the contribution of the SLS Interests to Newco, TruGreen Holdings intends to cause Newco to contribute, directly or indirectly, the SLS Interests to TruGreen LP;

WHEREAS, substantially concurrently with the transactions described above, TruGreen Holdings intends to cause TruGreen LP to incur third-party indebtedness as more fully described below;

WHEREAS, immediately following the transactions described above, TruGreen Holdings intends to cause (1) TruGreen LP to distribute, directly or indirectly, all of the proceeds of the debt issuance described above, net of transaction expenses, to Newco, (2) Newco to in turn distribute such proceeds to Scotts and the TruGreen Newco Holders on a pro rata basis and (3) the TruGreen Newco Holders to in turn distribute, directly or indirectly, the portion of such proceeds received by the TruGreen Newco Holders to TruGreen Holdings;

WHEREAS, substantially concurrently with the execution of this Agreement, TruGreen Holdings intends to enter into an Agreement and Plan of Merger with CDRTG Parent, Inc. and CDRTG Merger Sub, Inc. (“Merger Sub”) in the form attached hereto as Exhibit B (the “Merger Agreement”), pursuant to which, subject to the terms and conditions therein, Merger Sub will merge with and into TruGreen Holdings immediately following the closing of the transactions described above with TruGreen Holdings surviving as the surviving corporation (the “Merger”);

WHEREAS, in connection with the transactions contemplated by this Agreement, Scotts desires, and TruGreen Holdings desires to cause Newco, to enter into a transition services agreement (the “Transition Services Agreement”), which will be negotiated following the date hereof in accordance with Section 5.19, to provide for certain services and other arrangements among Scotts and the Non-SLS Subsidiaries, on the one hand, and Newco and its Subsidiaries (including the SLS Entities), on the other hand, following the closing of the transactions contemplated by this Agreement as more fully described herein and therein;

WHEREAS, in connection with the transactions contemplated by this Agreement, Scotts desires, and TruGreen Holdings desires to cause Newco, to enter into an employee leasing agreement, which will be negotiated following the date hereof in accordance with Section 5.7(c), to provide for certain employee leasing arrangements among Scotts and the Non-SLS Subsidiaries, on the one hand, and Newco and its Subsidiaries (including the SLS Entities), on the other hand, following the closing of the transactions contemplated by this Agreement as more fully described herein and therein; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Scotts desires, and TruGreen Holdings desires to cause Newco, to enter into a trademark licensing agreement, which will be negotiated following the date hereof in accordance with Section 5.12(b), to provide for the licensing of certain trademarks by Scotts and/or one or more of the Non-SLS Subsidiaries to Newco and its Subsidiaries (including the SLS Entities) following the closing of the transactions contemplated by this Agreement as more fully described herein and therein.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

THE TRANSACTIONS

1.1    Scotts Internal Reorganization.

The following transactions shall be consummated at any time, and in any order, prior to the Contribution (collectively, the “Scotts Internal Reorganization”):

(a)    Scotts shall (i) form a newly-formed Delaware corporation (“SLS Holdings”), (ii) contribute all of the stock of Scotts Systems to SLS Holdings and (iii) immediately thereafter cause Scotts Systems to convert to a Delaware or Indiana limited liability company (the “Conversion”); and

(b)    Except as otherwise expressly provided in this Agreement (including in Section 5.3(c) and Section 5.7) or any Ancillary Agreement, (i) Scotts shall, and shall cause the Non-SLS Subsidiaries to, assign, transfer, convey and deliver to one or more of the SLS Entities, all of such entities’ right, title and interest in and to all of the SLS Assets held by Scotts and the Non-SLS Subsidiaries, (ii) Scotts shall cause the SLS Entities to accept, assume and agree to perform, discharge and fulfill all SLS Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise and (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Scotts Internal Reorganization, and (iii) Scotts shall, or shall cause one or more Non-SLS Subsidiaries to, accept, assume and agree to perform, discharge and fulfill all Retained Liabilities.

Pursuant to this Section 1.1 and unless otherwise set forth in this Agreement (including in Section 5.3(c) and Section 5.7) or any Ancillary Agreement, from and after the Scotts Internal Reorganization, (x) the SLS Entities, taken together, shall hold, or have a right to hold, all right, title and interest in the SLS Assets (in each case, to the extent of any right, title and interest held by Scotts or any of its Subsidiaries prior to Closing, as applicable) and (y) Scotts or one or more Non-SLS Subsidiaries shall be liable for, and shall faithfully perform, fulfill and discharge fully in due course in accordance with their respective terms, all Retained Liabilities, in each case, regardless of (i) when or where such Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Scotts Internal Reorganization, (iii) where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by any of Scotts or the Non-SLS Subsidiaries, on the one hand, or any SLS Entity, on the other, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates against any of Scotts or the Non-SLS Subsidiaries or any SLS Entity, as the case may be) and (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise, and (z) the SLS Entities shall be solely liable for (and Scotts and the Non-SLS Subsidiaries shall have no liability for) and shall faithfully perform, fulfill and discharge fully in due course in accordance with their respective terms, all SLS Liabilities, in each case, regardless of (i) when or where such SLS Liabilities arose or arise, (ii) whether the facts upon which they are based occurred prior to, on or subsequent to the Scotts Internal Reorganization, (iii) where or against whom such SLS

Liabilities are asserted or determined (including any SLS Liabilities arising out of claims made by any of Scotts or the Non-SLS Subsidiaries, on the one hand, or any SLS Entity, on the other, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates against any of Scotts or the Non-SLS Subsidiaries or any SLS Entity, as the case may be) and (iv) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise. For the avoidance of doubt, nothing in this Section 1.1 is intended to limit any indemnification rights and obligations set forth in Article IX.

1.2    Formation of Newco.

Prior to the Closing, TruGreen Holdings shall form Newco as a direct or indirect wholly owned Subsidiary and shall cause Newco to directly or indirectly own 100% of the equity interests of each of the TruGreen Entities (such transactions, the “Newco Restructuring”).

1.3    Contribution & Distributions.

(a)    At the Closing, subject to the terms and conditions set forth in this Agreement, Scotts shall cause SLS Holdings to assign and transfer to Newco, and TruGreen Holdings shall cause Newco to acquire, all of SLS Holdings’ right, title and interest in and to the SLS Interests, free and clear of all Encumbrances other than (i) Encumbrances imposed by federal and state securities Laws and (ii) Encumbrances that may be created by or on behalf of Newco or any of its Subsidiaries (excluding, for the avoidance of doubt, the SLS Entities) (the “Contribution”). Immediately following the Contribution, TruGreen Holdings shall cause Newco to contribute, directly or indirectly, the SLS Interests to TruGreen LP.

(b)    At the Closing, subject to the terms and conditions set forth in this Agreement, concurrently with, and in consideration of, the Contribution, TruGreen Holdings shall cause Newco to issue (the “Issuance”) to Scotts limited liability company interests (of the same class as that held, directly or indirectly, by TruGreen Holdings) in Newco (the “Scotts Newco Interests”) representing a percentage of the outstanding limited liability company interests in Newco as of the Closing equal to the Scotts Ownership Percentage, disregarding any interests in Newco issued on the Closing Date in connection with the “Equity Incentive Plan” (as defined in the LLC Agreement).

(c)    At the Closing and immediately following the Contribution and the Issuance, TruGreen Holdings shall cause (i) TruGreen LP to incur the Debt Financing, (ii) TruGreen LP to distribute the Financing Proceeds, directly or indirectly, to Newco, (iii) Newco to distribute the Financing Proceeds on a pro rata basis to the TruGreen Newco Holders and Scotts, disregarding any interests in Newco issued on the Closing Date in connection with the “Equity Incentive Plan” (as defined in the LLC Agreement) (which, for the avoidance of doubt, shall be issued after the Distributions) and (iv) the TruGreen Newco Holders to distribute the portion of the Financing Proceeds received by the TruGreen Newco Holders in clause (iii) above, directly or indirectly, to TruGreen Holdings (such distributions, the “Distributions” and, together with the Contribution and Issuance, the “Transactions”).

1.4    The Closing.

Unless this Agreement shall have been terminated pursuant to Article X, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. New York time at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York, (a) on the third Business Day after each of the conditions set forth in Article VII has been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or written waiver of those conditions), or (b) at such other date, time or place as is agreed to in writing by the Parties. The date on which the Closing occurs is the closing date (the “Closing Date”). Unless the Parties agree otherwise, the Closing will be deemed to have occurred at 11:59 p.m. New York time on the day immediately prior to the Closing Date.

1.5    Deliveries at Closing.

(a)    At or prior to the Closing, Scotts shall deliver or cause to be delivered to TruGreen Holdings the following:

(i)    one or more transfer agreements (the “Assignment Agreements”) evidencing the transfer of the SLS Assets held by Scotts and the Non-SLS Subsidiaries from such Persons to one or more SLS Entities and evidencing the assumption of the Retained Liabilities by Scotts or one or more Non-SLS Subsidiaries, each in a form reasonably satisfactory to TruGreen Holdings;

(ii)    a certificate of conversion reflecting the Conversion and any other similar filings required by the State of Delaware or Indiana to effectuate the Conversion, as applicable, in a form evidencing the filing and effectiveness thereof with the Secretary of State of the State of Delaware and/or Indiana, as applicable;

(iii)    an executed equity interest transfer instrument and equity interest certificates evidencing the transfer of the SLS Interests from SLS Holdings to Newco;

(iv)    the duly executed certificate to be delivered by Scotts pursuant to Section 7.2(c);

(v)    the LLC Agreement duly executed by Scotts;

(vi)    the Transition Services Agreement duly executed by Scotts;

(vii)    the Employee Leasing Agreement duly executed by Scotts;

(viii)    the Trademark Licensing Agreement duly executed by Scotts and/or one or more of the Non-SLS Subsidiaries;

(ix)    each other Ancillary Agreement to which Scotts or any of its Subsidiaries is a party executed by a duly authorized representative of Scotts and/or its Subsidiaries, as applicable;

(x)    a statement meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, to the effect that SLS Holdings is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder; and

(xi)    evidence of the resignation or removal, effective as of the Closing Date, of each Person who is an officer or a director of any SLS Entity immediately prior to the Closing Date and who will be an employee or officer of Scotts or any Non-SLS Subsidiary immediately after the Closing Date.

(b)    At or prior to the Closing, TruGreen Holdings shall deliver or cause to be delivered to Scotts the following:

(i)    the duly executed certificate to be delivered by TruGreen Holdings pursuant to Section 7.1(c);

(ii)    the certificate of formation of Newco in a form evidencing the filing and effectiveness thereof with the Secretary of State of the State of Delaware, and copies of executed documentation evidencing the transfer to Newco of all of the equity interests in the other TruGreen Entities;

(iii)    the LLC Agreement duly executed by the TruGreen Newco Holders;

(iv)    the certificate of incorporation of Parent;

(v)    the Transition Services Agreement duly executed by Newco;

(vi)    the Employee Leasing Agreement duly executed by Newco;

(vii)    the Trademark Licensing Agreement duly executed by Newco;

(viii)    evidence that the Scotts Directors (as defined in the LLC Agreement) shall be appointed to the board of directors of Newco and the board of directors or similar governing body of each TruGreen Entity and SLS Entity, in each case effective as of the close of business on the Closing Date; and

(ix)    each other Ancillary Agreement to which TruGreen Holdings or any of its Subsidiaries is a party executed by a duly authorized representative of TruGreen Holdings and/or any of its Subsidiaries, as applicable.

1.6    Repayment of Certain Debt Prior to Closing.

Each Party shall use its reasonable best efforts to pay, satisfy and discharge Indebtedness (disregarding, for the purposes of this Section 1.6, clause (iv) of the definition of “Indebtedness”) as of immediately prior to the Closing to the extent necessary to cause the Closing Indebtedness (disregarding, for the purposes of this Section 1.6, clause (iv) of the definition of “Indebtedness” in the definition of “Closing Indebtedness”) of the SLS Entities (in the case of Scotts) or the TruGreen Entities (in the case of TruGreen Holdings) to be zero.

ARTICLE II

CASH, INDEBTEDNESS AND WORKING CAPITAL ADJUSTMENTS

2.1    Closing Adjustment.

(a)    Not more than 15 and not less than four Business Days prior to the anticipated Closing Date, (x) Scotts shall deliver to TruGreen Holdings with respect to the SLS Entities and (y) TruGreen Holdings shall deliver to Scotts with respect to the TruGreen Entities, its (i) reasonable good faith estimate of such entities’ Closing Working Capital, prepared in accordance with the Calculation Principles (“Estimated Closing Working Capital”), (ii) reasonable good faith estimate of such entities’ Closing Cash (“Estimated Closing Cash”) and (iii) reasonable good faith estimate of such entities’ Closing Indebtedness (“Estimated Closing Indebtedness”). For illustrative purposes only, contained in Scotts Schedule 2.1(a) is a calculation of the Closing Working Capital of the SLS Entities, and contained in TruGreen Schedule 2.1(a) is a calculation of the Closing Working Capital of the TruGreen Entities (each such group of entities, a “Group”) assuming the Closing Date occurred on September 30 and based on information available as of the date of this Agreement.

(b)    The “Closing Adjustment” shall be, (x) with respect to Scotts, an amount equal to the following with all amounts in respect of the SLS Entities and (y) with respect to TruGreen Holdings, an amount equal to the following with all amounts in respect of the TruGreen Entities:

(i)    the amount of Estimated Closing Cash, less

(ii)    the amount of Estimated Closing Indebtedness, plus

(iii)    if the Estimated Closing Working Capital is greater than the applicable Reference Amount, an amount equal to such excess, and less

(iv)    if the Estimated Closing Working Capital is less than the applicable Reference Amount, an amount equal to such deficit.

(c)    If a Party’s Closing Adjustment is less than zero, such Party shall contribute, or cause to be contributed, by wire transfer of immediately available funds, an amount equal to the absolute value of such Closing Adjustment to Newco immediately following the Transactions. If a Party’s Closing Adjustment is greater than zero, TruGreen Holdings shall cause Newco to distribute, by wire transfer of immediately available funds, the amount of such Closing Adjustment to such Party (or to such Person(s) as may be specified in writing by such party) immediately following the Transactions.

(d)    Within 90 calendar days after the Closing, Newco shall prepare and deliver to Scotts and TruGreen Holdings a statement (the “Post-Closing Statement”), prepared in accordance with the Calculation Principles, setting forth, with respect to each Group, (i) Closing Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness and (iv) a detailed calculation of each of the aforementioned. The Post-Closing Statement shall not introduce any new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies other than those set forth in the Calculation Principles.

(e)    Each Party shall (i) permit the other Party and its representatives to have reasonable access to the books, records and other documents of such Party and its Subsidiaries (including work papers, schedules, financial statements and memoranda) (x) pertaining to and/or (y) used or to be used in connection with, the preparation of the Post-Closing Statement and the calculation of the Closing Working Capital, Closing Cash and Closing Indebtedness, in each case, in respect of either Group, and provide the other Party with copies thereof and (ii) provide the other Party and its representatives reasonable access to its and its Subsidiaries’ employees, accountants and other representatives as reasonably requested by the other Party in order to prepare or verify the accuracy of the Post-Closing Statement. Scotts shall notify TruGreen Holdings in writing of its acceptance or dispute of any amounts reflected on the Post-Closing Statement within 45 calendar days after its receipt of such statement. Any such notice of disagreement (the “Notice of Disagreement”) shall specify those items or amounts as to which Scotts disagrees and describe the basis of such disagreement (and shall include Scotts’s proposed changes to the calculation of Closing Working Capital, Closing Cash, and/or Closing Indebtedness, in each case, in respect of either Group, as applicable). Scotts shall be deemed to have agreed with all items and amounts included in the Post-Closing Statement delivered pursuant to Section 2.1(c) that it does not specifically identify in the Notice of Disagreement. Notwithstanding anything to the contrary in this Section 2.1(e), if, based on the information provided to Scotts, Scotts is unable to specify the items or amounts as to which it disagrees, describe the basis of such disagreement or propose specified changes, Scotts may indicate as such in its Notice of Disagreement and TruGreen Holdings and Newco shall use their reasonable best efforts to provide the requisite information as promptly as practicable in order for Scotts to provide such determination (and Scotts shall use its reasonable best efforts to deliver a revised Notice of Disagreement with specified items, amounts and changes as promptly as practicable), and the 45-day review period shall be extended to the extent reasonably necessary to allow Scotts to deliver a revised Notice of Disagreement.

(f)    In the event of a dispute with respect to the Post-Closing Statement, the Parties shall negotiate in good faith to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Parties are unable to reach a resolution to such effect within 30 calendar days after TruGreen Holdings’s receipt of the Notice of Disagreement, the Parties shall submit the amounts remaining in dispute for resolution to the New York, New York office of Grant Thornton LLP or such other independent accounting firm of international reputation as is mutually agreed to and appointed by the Parties (such independent accounting firm being herein referred to as the “Accounting Firm”). The Parties shall use their commercially reasonable efforts to cause the Accounting Firm to, as soon as practicable but in any event within 30 calendar days after such submission, determine and report to the Parties upon the remaining disputed amounts with respect to the Post-Closing Statement, and such report shall be final, binding and conclusive on the Parties and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the Parties, within the range of the difference between each Party’s position with respect thereto, and such resolution shall be based solely on the written materials submitted by the Parties and the Calculation Principles and not on independent review. Each Party shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total disputed dollar amount determined in favor of the other Party by the Accounting Firm.

(g)    No later than four Business Days after the date that Closing Working Capital, Closing Cash and Closing Indebtedness, in each case, with respect to each Group, shall be finally determined in accordance with Sections 2.1(d) and (f) (the “Final Determination Date”), a Party or Newco, as applicable, shall make the following payments (each such payment, a “Post-Closing Adjustment Amount”):

(i)    If the Closing Working Capital of a Group as finally determined in accordance with Sections 2.1(d) and (f) is less than the Estimated Closing Working Capital of such Group, Scotts, in the case of the SLS Entities, or TruGreen Holdings, in the case of the TruGreen Entities, shall contribute the amount of such shortfall to Newco.

(ii)    If the Closing Working Capital of a Group as finally determined in accordance with Sections 2.1(d) and (f) is greater than the Estimated Closing Working Capital of such Group, TruGreen Holdings shall cause Newco to distribute the amount of such excess to Scotts, in the case of the SLS Entities, or TruGreen Holdings, in the case of the TruGreen Entities.

(iii)    If the Closing Cash of a Group as finally determined in accordance with Sections 2.1(d) and (f) is less than the Estimated Closing Cash of such Group, Scotts, in the case of the SLS Entities, or TruGreen Holdings, in the case of the TruGreen Entities, shall contribute the amount of such difference to Newco.

(iv)    If the Closing Cash of a Group as finally determined in accordance with Sections 2.1(d) and (f) is greater than the Estimated Closing Cash of such Group, TruGreen Holdings shall cause Newco to distribute the amount of such difference to Scotts, in the case of the SLS Entities, or TruGreen Holdings, in the case of the TruGreen Entities.

(v)    If the Closing Indebtedness of a Group as finally determined in accordance with Sections 2.1(d) and (f) is less than the Estimated Closing Indebtedness of such Group, TruGreen Holdings shall cause Newco to distribute the amount of such difference to Scotts, in the case of the SLS Entities, or TruGreen Holdings, in the case of the TruGreen Entities.

(vi)    If the Closing Indebtedness of a Group as finally determined in accordance with Sections 2.1(d) and (f) is greater than the Estimated Closing Indebtedness of such Group, Scotts, in the case of the SLS Entities, or TruGreen Holdings, in the case of the TruGreen Entities, shall contribute the amount of such difference to Newco.

(h)    Any payment to be made as a result of a Post-Closing Adjustment Amount pursuant to Section 2.1(h) shall be paid by wire transfer of immediately available funds on the fourth Business Day following the Final Determination Date, together with, if such payment is not made on the fourth Business Day following the Final Determination Date, interest thereon for the period commencing on the fourth Business Day following the Final Determination Date through the date on which such payment is made calculated at the Prime Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. The aggregate payments to be made by a Party or Newco to the other as a result of all Post-Closing Adjustment Amounts pursuant to Section 2.1(g) and this Section 2.1(h) shall be netted against all Post-Closing Adjustment Amounts owed to such Person by the other as a result of Post-Closing Adjustment Amounts pursuant to Section 2.1(g) and this Section 2.1(h). Any payments to be made by TruGreen Holdings to Newco, or by Newco to TruGreen Holdings, pursuant to Section 2.1(g) and this Section 2.1(h) shall be made directly or indirectly, as determined by TruGreen Holdings.

(i)    Any payment made pursuant to this Article II shall be treated as a contribution to, or a distribution from, Newco for tax purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SABRETOOTH

Except as disclosed in the corresponding section or sub-section of the disclosure schedules of Scotts attached hereto (collectively, the “Scotts Schedules”), Scotts hereby represents and warrants to TruGreen Holdings as follows:

3.1    Incorporation and Authority.

(a)    Each of Scotts, the Non-SLS Subsidiaries conducting any SLS Business and the SLS Entities is an entity duly organized, validly existing and (where such concept is applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, and has all requisite corporate power and authority to conduct its business as currently conducted. Except as would not constitute a SLS Material Adverse Effect, each of Scotts, the Non-SLS Subsidiaries conducting any SLS Business and the SLS Entities is (i) duly qualified or licensed as a foreign corporation for the transaction of business and (ii) (where such concept is applicable) in good standing under the laws of each other jurisdiction in which the character of properties it owns or leases, or conducts any SLS Business, makes such qualification or license necessary.

(b)    Scotts has made available to TruGreen Holdings complete copies of the respective articles of incorporation or bylaws (or similar organizational documents, as amended) of each of the SLS Entities as in effect as of the date hereof. None of the SLS Entities is in violation of any provision of such articles of incorporation or bylaws (or similar organizational documents).

(c)    Each of Scotts, the Non-SLS Subsidiaries and the SLS Entities has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. Scotts, the Non-SLS Subsidiaries and the SLS Entities have all necessary corporate power and authority to effect the Scotts Internal Reorganization. The Scotts Internal Reorganization, the execution and delivery by Scotts of this Agreement and by Scotts, the Non-SLS Subsidiaries and SLS Entities of the Ancillary Agreements to which they will be a party, and the consummation by Scotts, the Non-SLS Subsidiaries and the SLS Entities of the transactions contemplated on their part hereby and thereby, have been duly authorized by all necessary company action on the part of each of Scotts, the Non-SLS Subsidiaries and the SLS Entities. This Agreement has been duly executed and delivered by Scotts, and, to the extent Scotts or any Non-SLS Subsidiary is a party thereto, the Ancillary Agreements will at the Closing, be duly executed and delivered by Scotts or such Non-SLS Subsidiary, as applicable, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligation of Scotts, and when executed and delivered, to the extent Scotts or any Non-SLS Subsidiary, as applicable, is a party thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of Scotts or such Non-SLS Subsidiary, enforceable against Scotts or such Non-SLS Subsidiary, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2    Capitalization and Subsidiaries.

(a)    Set forth on Scotts Schedule 3.2(a) is (i) the jurisdiction of incorporation or legal organization and (ii) as of the date hereof (A) the number of authorized, issued and outstanding shares or other equity securities of each of the SLS Entities (exclusive of the effects of the Transactions) and (B) there are no other authorized, issued or outstanding shares of capital stock or other equity securities of the SLS Entities (exclusive of the effects of the Transactions and the effects of the Conversion). All of the issued and outstanding SLS Interests and other equity securities of each of the SLS Entities are (x) legally and beneficially owned by Scotts (either directly or indirectly), (y) held free and clear of any Encumbrances and (z) have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b)    There are (and at the Closing, after giving effect to the Scotts Internal Reorganization and the Transactions, there will be) no outstanding options, warrants, calls, rights or any other agreements, trust, proxies or similar arrangements affecting the sale, issuance or voting of any equity securities of any SLS Entity, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity securities of any SLS Entity.

(c)    No SLS Entity has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with the stockholders of the SLS Entities.

(d)    None of the SLS Entities has (or at the Closing, after giving effect to the Scotts Internal Reorganization and the Transactions, will have) any Subsidiaries or own (or at the Closing, after giving effect to the Scotts Internal Reorganization and the Transactions, will own) any equity interests in any other Person, in each case, except for other SLS Entities.

3.3    No Conflict.

None of the Scotts Internal Reorganization, or the execution, delivery and performance by Scotts and the Non-SLS Subsidiaries of this Agreement or the Ancillary Agreements to which they will be a party, or the consummation of transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Transactions and operation of the SLS Business as currently conducted after the Closing but excluding the effects of any TruGreen Franchise Agreement or other Contract to which a TruGreen Entity is a party) will:

(a)    conflict with or violate the respective articles of incorporation or bylaws (or similar organizational documents) of any of Scotts, the Non-SLS Subsidiaries or the SLS Entities;

(b)    assuming all Consents referred to in Scotts Schedule 3.4 have been obtained, conflict with or violate any Law applicable to any of Scotts, the Non-SLS Subsidiaries or the SLS Entities, or to any of their respective properties, rights or assets;

(c)    result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, amendment, rescission, acceleration or cancellation of, or any right of notice or Consent with respect to, any Contract, Permit, franchise or other instrument to which any of Scotts, the Non-SLS Subsidiaries or the SLS Entities is a party or by which any of the assets, properties or rights of any of Scotts, the Non-SLS Subsidiaries or the SLS Entities is

bound or affected (but with respect to Scotts and the Non-SLS Subsidiaries, only such assets, properties or rights relating to the SLS Business or the SLS Entities); or

(d)    result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any SLS Assets,

except, in the case of clauses (b), (c) and (d), where such conflicts, violations, rescissions, accelerations, breaches, defaults, terminations, cancellations or failures to obtain such Consents would not constitute a SLS Material Adverse Effect.

3.4    Consents and Approvals.

The execution and delivery by Scotts of this Agreement does not, and the Scotts Internal Reorganization and the execution and delivery by Scotts, the Non-SLS Subsidiaries and SLS Entities of the Ancillary Agreements, to the extent they are a party thereto, will not, and the performance by Scotts, the Non-SLS Subsidiaries and SLS Entities of this Agreement (including, for the avoidance of doubt, the Transactions) and the Ancillary Agreements, to the extent they are a party thereto, and the consummation of the transactions contemplated hereby and thereby will not, require any of Scotts, the Non-SLS Subsidiaries or the SLS Entities to seek or obtain any Consent from, or make any filing or notification with, any Governmental Body or other Person, except for (w) those Consents that may be required for Scotts and its Affiliates to provide services pursuant to the Transition Services Agreement or to separate the Shared Contracts other than the Designated Shared Contracts (without giving effect to any updates to the list of Designated Shared Contracts), (x) those Consents set forth on Scotts Schedule 3.4(x), (y) compliance with the applicable requirements of the HSR Act or any other Competition Laws of the jurisdictions set forth on Scotts Schedule 3.4(y) and (z) those Consents from, and filings with, Persons (other than Governmental Bodies) the failure of which to be made or obtained would not, constitute a SLS Material Adverse Effect.

3.5    SLS Financial Statements.

(a)    The unaudited combined balance sheets of the SLS Business as at September 30, 2014 and September 30, 2015, and the related unaudited combined statements of operations, comprehensive loss, and cash flows of the SLS Business for the years ended September 30, 2013, September 30, 2014 and September 30, 2015, (collectively, the “SLS Financial Statements”) are included in Scotts Schedule 3.5(a). The SLS Financial Statements (i) have been prepared based on the separate books and records of the SLS Business, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated and (iii) present fairly in all material respects the combined financial position, the results of operations and cash flows of the SLS Business as of the respective dates thereof and for the respective periods indicated therein after taking account of the Scotts Internal Reorganization, except, in the case of clauses (ii) and (iii), (x) as otherwise noted therein and reflected in the SLS Financial Statements, (y) subject to adjustments of the type set forth on Scotts Schedule 3.5(a) and (z) that the SLS Financial Statements do not contain all footnotes required to be included in audited financials (collectively, with respect to the first sentence of this Section 3.5(a), the “SLS

Unaudited Financial Statements Representation”). Upon delivery of the Audited SLS Financial Statements in accordance with Section 5.17 of this Agreement, the foregoing SLS Unaudited Financial Statements Representation shall be null and void and replaced in its entirety with the representation set forth in the third paragraph of the Financial Statements Certificate (other than for the definition of “SLS Financial Statements” to the extent referred to elsewhere in this Agreement).

(b)    Scotts maintains, and has maintained since October 1, 2013, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 and Rule 15a-15 of the Exchange Act designed to ensure reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since October 1, 2013, until the date of this Agreement, Scotts has disclosed, based on the most recent evaluation of internal control prior to the date of this Agreement, to its auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect, Scotts’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Scotts’s internal control over financial reporting.

(c)    Since October 1, 2013, no director or officer, or, to the Knowledge of Scotts, external auditor or external accountant of Scotts or its Subsidiaries (including the SLS Entities), or any employee (other than officers) or representative of Scotts or its Subsidiaries (including the SLS Entities), has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the SLS Business or the SLS Entities that would reasonably be expected to, in each case, impact the consolidated financial statements of Scotts or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any SLS Entity has engaged in questionable accounting or auditing practices.

3.6    No Undisclosed Material Liabilities.

No SLS Entity has, after giving effect to the completion of the Scotts Internal Reorganization and the Transactions, any Liabilities, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case that are required under GAAP to be reflected or reserved against in the combined financial statements of the SLS Business, except (a) as set forth in Scotts Schedule 3.6, (b) Liabilities disclosed or reserved against in the SLS Financial Statements as at the Balance Sheet Date, (c) Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business, (d) Liabilities which, individually or in the aggregate, would not be material to the SLS Business, taken as a whole, (e) Liabilities that are Tax liabilities incurred in connection with the Scotts Internal Reorganization or the Transactions and (f) Liabilities that are specifically contemplated by, or are pursuant to this Agreement or the Ancillary Agreements and incurred on or after the date hereof. No SLS Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the SLS Entities, on the one hand, and Scotts or any Non-SLS Subsidiary, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

3.7    Litigation.

As of the date hereof, there is no claim, suit, action, litigation, arbitration, mediation, investigation or proceeding (administrative or judicial) by or before any Governmental Body (“Proceeding”) pending or, to the Knowledge of Scotts, threatened against Scotts or any of its Subsidiaries (including the SLS Entities), or any of their respective assets, rights or properties which bring into question the validity of this Agreement or that would reasonably be expected, individually or in the aggregate, to be materially adverse to the SLS Business or the SLS Entities, taken as a whole. There are no Governmental Orders seeking or purporting to enjoin or restrain the execution, delivery and performance by Scotts or any Non-SLS Subsidiary of this Agreement or the consummation by Scotts or any of its Subsidiaries (including the SLS Entities) of the transactions contemplated hereby or that would reasonably be expected, individually or in the aggregate, to be materially adverse to the SLS Business or the SLS Entities, taken as a whole.

3.8    Employee Benefits; Labor.

(a)    Scotts Schedule 3.8(a) lists, as of the date of this Agreement, each material Employee Plan (other than a Scotts Benefit Plan) that any SLS Entity sponsors, maintains or contributes to, or is required to maintain or contribute to for the benefit of any current or former SLS Employee (without regard to materiality, the “SLS Entity Benefit Plans”). No SLS Entity Benefit Plan provides benefits to any individual other than current or former employees of the SLS Entities, Persons who provide or have provided services in respect of the SLS Business and any beneficiaries and dependents of the foregoing.

(b)    Scotts Schedule 3.8(b) lists, as of the date of this Agreement, each material Employee Plan that Scotts or any Non-SLS Subsidiary maintains or contributes to, or is required to maintain or contribute to as of the date hereof for the benefit of any current or former SLS Employee and any other current or former employee of Scotts or any Non-SLS Subsidiary (without regard to materiality, the “Scotts Benefit Plans,” and, together with the SLS Entity Benefit Plans, the “SLS Business Benefit Plans”).

(c)    With respect to each material SLS Entity Benefit Plan, Scotts has provided TruGreen Holdings, to the extent applicable, complete and correct copies of: all written plan documents and descriptions of all unwritten plans (and all amendments thereto); all trust agreements, insurance contracts or other funding arrangements therefor; the two most recent actuarial and trust reports; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letters; all current summary plan descriptions and summaries of material modification (or with respect to the foregoing items, the equivalent thereto required by any foreign Governmental Body); and copies of all material communications, received from or sent to any Governmental Body, relating to SLS Entity Benefit Plans in the last three (3) years.

(d)    The SLS Entity Benefit Plans have been maintained and operated in material compliance with their terms and, to the extent applicable, provisions of ERISA, the Code and all other applicable Laws, domestic or foreign. None of the SLS Entity Benefit Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Body, domestic or foreign. Other than routine claims for benefits, there are no material Proceedings pending or, to the Knowledge of Scotts, threatened with respect to any SLS Entity Benefit Plan. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any of the SLS Entity Benefit Plans. No SLS Entity Benefit Plan is maintained outside the jurisdiction of the United States, or which covers any SLS Employee residing or working outside of the United States.

(e)    Each SLS Entity Benefit Plan (or any trust related thereto) intended to be qualified or otherwise receive favorable Tax treatment under applicable Law (including under Section 401(a) of the Code) has, if necessary, been determined by the applicable Governmental Body or Tax Authority to be so qualified (including by way of receipt of a favorable determination letter or opinion letter from the IRS, upon which it may rely regarding its qualified status under the applicable Law), and to the Knowledge of Scotts, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such qualification or entitlement to favorable Tax treatment under applicable Law.

(f)    With respect to current or former SLS Employees, Scotts and its Subsidiaries (including the SLS Entities) are and since October 1, 2013 have been, in compliance with all applicable Laws respecting employment and labor, including discrimination, harassment, workers’ compensation, classification of workers as exempt or non-exempt or as employees or independent contractors, overtime compensation, unlawful retaliation, all titles of the Americans with Disabilities Act, meal and rest breaks, immigration, employee leave issues, workers’ compensation, unemployment insurance, wages and hours, occupational safety and health, fair labor standards and the WARN Act and any similar state, local or foreign laws, except such noncompliance that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the SLS Business or the SLS Entities, taken as a whole.

(g)    No SLS Entity is a party to or bound by, and none of the SLS Employees are covered by, any collective bargaining agreement and there are no labor unions, employee representatives, works councils or other organizations representing, purporting to represent or attempting to represent any SLS Employees. Since October 1, 2013, there has not occurred or, to the Knowledge of Scotts, been threatened any strike, sympathy strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any SLS Employees. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation, which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $250,000 and there is no representation petition pending or, to the Knowledge of Scotts, threatened with respect to any SLS Employee.

(h)    No SLS Entity Benefit Plan or a plan of any of its ERISA Affiliates is subject to, or has in the six (6) years immediately preceding the Closing Date been subject to, Title IV of ERISA. Neither Scotts nor any of its ERISA Affiliates, with respect to the SLS Business or SLS Employees, has in the past six (6) years contributed to or been obligated to contribute to or has any current or contingent liability or obligation in respect of: (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) a self-insured welfare benefit plan.

(i)    All contributions and premiums required to have been paid by Scotts and its Subsidiaries (including the SLS Entities) or any of its ERISA Affiliates to any SLS Business Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law or properly accrued under GAAP on or before the Closing Date. No SLS Entity has a contract or commitment to create any additional plan, agreement, arrangement or policy which, upon its creation, will be an SLS Entity Benefit Plan or to modify any existing SLS Entity Benefit Plan in a manner which would increase materially the expense of maintaining the SLS Entity Benefit Plan, considered in the aggregate, except as required by applicable Law or tax qualification requirement or as necessary to conform an SLS Entity Benefit Plan to applicable Law. There have been no modifications of SLS Entity Benefit Plans or creation of new SLS Entity Benefit Plans since the date of the last balance sheet that would be prohibited by the preceding sentence. No SLS Entity has terminated any material SLS Entity Benefit Plans since the last balance sheet date.

(j)    No SLS Entity Benefit Plan provides welfare benefits after termination of employment, except to the extent required by Section 4980B(f) of the Code or any similar provision of state, local or foreign Law.

(k)    Neither this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event), including, for the avoidance of doubt, the Scotts Internal Reorganization and the Transactions, would reasonably be expected to (i) result in any payment becoming due or increase the amount of any compensation due to any current or former employee, consultant, officer or director of the SLS Entities, (ii) result in any forgiveness of indebtedness, trigger any funding obligation under any SLS Business Benefit Plan or impose any restrictions or limitations on Scotts’s or the SLS Entities’ rights to administer, amend or terminate any SLS Business Benefit Plan or (iii) result in the acceleration of time of payment or vesting of any such benefits, or increase the amount of compensation or benefits due to any employee, consultant, officer or director of the SLS Entities. No amount that would be received (whether in cash or property or the vesting of property) as a result of the consummation of the Transactions by any SLS Employee who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G–1) under any SLS Business Benefit Plans or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No SLS Entity is required to gross up or reimburse a payment to any SLS Employee for Taxes incurred under Sections 4999, 409A or 457A of the Code.

(l)    The execution and delivery by Scotts of this Agreement, the Scotts Internal Reorganization, the execution and delivery by Scotts, the Non-SLS Subsidiaries and the SLS Entities of the Ancillary Agreements, to the extent they are a party thereto, the performance by Scotts, the Non-SLS Subsidiaries and the SLS Entities of this Agreement (including, for the avoidance of doubt, the Transactions) and the Ancillary Agreements, to the extent they are a party thereto, and the consummation of the transactions contemplated hereby and thereby would not reasonably be expected to require Scotts or any of its Subsidiaries (including the SLS Entities) to seek or obtain any Consent from, engage in consultation with, or issue any notice to or make any filing with (as applicable) any SLS Employees or any representatives, labor unions, works councils or similar organizations representing SLS Employees, or any Governmental Body with respect to SLS Employees (except to the extent previously made or obtained prior to the date hereof).

3.9    Taxes.

(a)    (i) All material Tax Returns required to be filed by or with respect to the SLS Entities or the SLS Assets have been filed in a timely manner (within any applicable extension periods) and all such Tax Returns are true, correct and complete in all material aspects, (ii) all material Taxes required to be paid with respect to the SLS Entities (whether or not shown on such returns) or the SLS Assets have been timely paid in full and (iii) there exist no material liens for Taxes with respect to any of the SLS Assets, except for liens for Taxes not yet due and payable. No jurisdiction (whether within or outside the United States) in which any SLS Entity has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such SLS Entity is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(b)    There are no outstanding agreements or waivers extending the statutory period for assessment or collection of any Taxes of the SLS Entities or with respect to the SLS Assets and no written powers of attorney with respect to any such Taxes. The time for filing any Tax Return with respect to the SLS Entities or the SLS Assets has not been extended, other than any extension to which a SLS Entity is entitled under applicable Law without the consent of the relevant Tax Authority or Governmental Body.

(c)    There are no audits, Proceedings, investigations or other actions pending or threatened in writing against the SLS Entities or the SLS Assets in respect of Taxes or Tax Returns. No Tax Authority has asserted or threatened to assert, in each case in writing, any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the SLS Entities or with respect to the SLS Assets for any taxable period for which the period of assessment or collection remains open.

(d)    None of the SLS Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any installment sale or open transaction, (iii) any prepaid amount received or paid or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.

(e)    None of the SLS Entities during the five-year period ending on the date hereof, has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)    All material Taxes that the SLS Entities were required to withhold or collect have been duly withheld or collected and have been paid, to the extent required by applicable Law, to the proper Tax Authority. The SLS Entities have complied in all material respects with the rules and regulations relating to the withholding and remittance of Taxes.

(g)    None of the SLS Entities (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon any SLS Entity after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any Person (other than for any other SLS Entity) whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise.

(h)    None of the SLS Entities has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)    Other than in connection with the Conversion, there are no SLS Entities for which an election to change the U.S. federal tax classification of such SLS Entities has been made within the five-year period ending on the date of this Agreement.

(j)    All material transactions entered into by any of the SLS Entities with any related party have been carried out at arm’s length, and each of the SLS Entities has complied in all material respects with all applicable transfer pricing disclosure, reporting, documentation and other similar requirements.

3.10    Absence of Certain Changes or Events.

(a)    Since September 30, 2015 and through the date of this Agreement, there has not been any event, development or state of circumstances that constitutes a SLS Material Adverse Effect.

(b)    Between September 30, 2015 and the date hereof (i) the SLS Business had been conducted in the ordinary course consistent with past practices other than matters in connection with the Transactions and the Scotts Internal Reorganization, and (ii) neither Scotts nor any of its Subsidiaries (including the SLS Entities) has taken any action that would, if taken after the date hereof, require the consent of TruGreen Holdings under Section 5.1(b).

3.11    Title to Assets; Sufficiency of Assets.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the SLS Business or to the SLS Entities, taken as a whole, Scotts and its Subsidiaries (including the SLS Entities) have (and as of the Closing the SLS Entities themselves will have, other than with respect to rights or assets (x) to be provided (or for which the benefit is to be provided) to the SLS Entities by Scotts and the Non-SLS Subsidiaries pursuant to the Ancillary Agreements, (y) that are (or for which the benefit is), between the date hereof and the Closing Date, offered in writing to the Chief Financial Officer of TruGreen Holdings to be provided by Scotts for inclusion in any such Ancillary Agreement but which TruGreen Holdings has notified Scotts in writing that it will not require (or fails to reply on a reasonably timely basis) pursuant to any such Ancillary Agreement (the “Declined Services”) or (z) pursuant to or under Shared Contracts) good and valid (and, in the case of SLS Owned Real Property, good, valid and marketable fee simple) title to, or have a valid leasehold or licensed interest in, or has a legal right to use, all of the tangible and intangible assets, properties and rights (real and personal, including all Intellectual Property) that (i) are primarily used or held for use in connection with the SLS Business, (ii) are reflected on the SLS Financial Statements or (iii) were acquired by the SLS Business after the Balance Sheet Date for use primarily by, or in connection with, the SLS Business, in each case other than the Scotts Marks (collectively, the “SLS Assets”), in each case, free and clear of all Encumbrances, except for Permitted Encumbrances, other than any SLS Assets disposed of by the SLS Entities or the SLS Business (x) after the Balance Sheet Date and prior to the date hereof in the ordinary course of business or (y) after the date hereof and not in violation of this Agreement.

(b)    The SLS Assets, together with the Shared Contracts to be replicated pursuant to Section 5.13(b), Intellectual Property that will be licensed pursuant to Section 5.12 (including under the Trademark License Agreement) and the services and Intellectual Property that will be provided or licensed pursuant to the Transition Services Agreement and the services and employees to be provided pursuant to the Employee Leasing Agreement, are sufficient to conduct the SLS Business in substantially the same manner as conducted, as of the Balance Sheet Date, the date hereof and immediately prior to the Closing.

3.12    Real Property.

(a)    Scotts Schedule 3.12(a) sets forth an accurate and complete list of each real property owned by any SLS Entity or that otherwise primarily relates to the SLS Business and is owned by Scotts or any Non-SLS Subsidiary, in each case, as of the date hereof (together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “SLS Owned Real Property”), including the address and owner of each parcel of such SLS Owned Real Property.

(b)    Scotts Schedule 3.12(b) sets forth an accurate and complete list of each real property leased, subleased, licensed or occupied by any SLS Entity or that otherwise relates primarily to the SLS Business and is leased, subleased, licensed or occupied by Scotts or any Non-SLS Subsidiary (the “SLS Leased Real Property”), including all leases, subleases or licenses (together with any and all amendments and modifications thereto and any guarantees thereof) in effect as of the date relating thereto (collectively, the “SLS Real Property Leases”) and identifying the tenant and address for each SLS Real Property Lease. Scotts has made available to TruGreen Holdings accurate and complete copies of each material SLS Real Property Lease. No Transferred SLS Employee is primarily located at any location other than a SLS Owned Real Property or a SLS Leased Real Property.

(c)    Neither Scotts nor any of its Subsidiaries (including the SLS Entities) has leased, subleased or granted to any Person any right to possess, lease or occupy any portion of the SLS Owned Real Property or the SLS Leased Real Property.

(d)    Neither Scotts nor any of its Subsidiaries (including the SLS Entities) holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the SLS Owned Real Property or the SLS Leased Real Property or any portion thereof or interest therein or any other real property.

3.13    Intellectual Property.

(a)    Scotts Schedule 3.13(a) sets forth an accurate and complete list of (i) all registered Intellectual Property and all applications for registration for Intellectual Property used or held for use primarily by the SLS Business or that are owned by the SLS Entities or are material to the SLS Business (the “SLS Registered Intellectual Property”) and (ii) all unregistered Marks that are material to the SLS Business and primarily used or held for use by the SLS Business, in each case, owned, beneficially or of record, by (x) the SLS Entities or (y) Scotts or any Non-SLS Subsidiaries as of the date of this Agreement, and the owner thereof. The SLS Registered Intellectual Property (other than the Scotts Marks) and each of the unregistered Marks (other than the Scotts Marks), Copyrights and Trade Secrets that are owned by the SLS Entities, Scotts or any Non-SLS Subsidiaries and are used or held for use primarily by the SLS Business (collectively, the “SLS Owned Intellectual Property”) are owned by such SLS Entities, Scotts or any Non-SLS Subsidiaries (and after giving effect to the Transactions will be owned by Newco or its Subsidiaries (including the SLS Entities), unless licensed to Newco or one of its Subsidiaries by Scotts or a Non-SLS Subsidiary) free and clear of all Encumbrances other than Permitted Encumbrances.

(b)    Other than as set forth on Scotts Schedule 3.13(b), there is no pending action, opposition, interference, re-examination, proceeding, or, to the Knowledge of Scotts, written threatened claim against any SLS Entity, Scotts or any Non-SLS Subsidiaries or to which any of them is party, in respect of any SLS Owned Intellectual Property or any other Intellectual Property material to the SLS Business.

(c)    Other than as set forth on Scotts Schedule 3.13(c): (i) to the Knowledge of Scotts, the conduct of the SLS Business does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) to the Knowledge of Scotts, no Person is infringing, misappropriating or violating the SLS Owned Intellectual Property, except in each case of (i) and (ii) as would not, constitute a SLS Material Adverse Effect.

(d)    Except as would not constitute a SLS Material Adverse Effect, the SLS Entities have used (and Scotts has otherwise in relation to the SLS Business used) commercially reasonable efforts to ensure protection of the SLS Owned Intellectual Property, including the confidentiality of their Trade Secrets.

(e)    Scotts has implemented reasonable backup and disaster recovery arrangements designed to provide for the continued operation of the SLS Business in the event of a disaster or business interruption. The SLS Internal IT Systems owned by the SLS Entities or that constitute SLS Assets (i) are in good repair and operating condition and are adequate and suitable in all material respects for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation and (iii) to the Knowledge of Scotts do not contain any virus, Trojan, or other malicious code that would reasonably be expected to interfere in any material respect with the SLS Business. The SLS Entities have not (and Scotts has not otherwise in relation to the SLS Business), in the past three (3) years, experienced any data security breach or unauthorized data release incident that has had a material and adverse effect on the SLS Business.

(f)    Solely relating to the SLS Business, Scotts and each of its Subsidiaries (including the SLS Entities) is in compliance with all contractual and requirements under applicable Law pertaining to data protection or information privacy and security, including any privacy policy concerning the collection or use of data or information, except as would not constitute a SLS Material Adverse Effect.

3.14    Contracts.

Scotts Schedule 3.14 sets forth an accurate and complete list of all Contracts in effect as of the date hereof to which any SLS Entity, Scotts or any Non-SLS Subsidiary (but with respect to Scotts and any Non-SLS Subsidiary, only such Contracts relating to the SLS Business and satisfying the requirements set forth in any of clauses (a)-(n) below to the extent as they relate to the SLS Business), is a party or shall be a party after giving effect to the Scotts Internal Reorganization or by which any property or asset of any SLS Entity, Scotts or any Non-SLS Subsidiary (but with respect to Scotts and any Non-SLS Subsidiary, only such Contracts relating to the SLS Business and satisfying the requirements set forth in any of clauses (a)-(n) below to the extent as they relate to the SLS Business) is bound or affected (other than insurance policies, purchase orders or standard sales orders entered into by Scotts, any Non-SLS Entity or any SLS Entity, as applicable, in the ordinary course of business) which by its terms:

(a)    is not terminable at will within three months and requires future expenditures or other performance with respect to goods, equipment or services having an annual value in excess of $100,000;

(b)    relates to the obligation of the SLS Business to purchase products, materials, supplies, goods, equipment, other assets or services pursuant to which payments of $250,000 or more were made during the 12-month period ending on December 31, 2014;

(c)    relates to the obligation of the SLS Business to sell products or services pursuant to which payments of $250,000 or more were received during the 12-month period ending on December 31, 2014;

(d)    relates to any outstanding Indebtedness, other than SLS Intercompany Balances or SLS Intracompany Obligations, having an outstanding principal amount in excess of $1,000,000;

(e)    (i) limits the ability of any SLS Entity to compete in any line of business or with any Person in any geographic area or that would so limit the freedom of the SLS Entities or any of their Affiliates after the Closing (including the TruGreen Entities) or (ii) contains exclusivity obligations binding on any SLS Entity or, following the Closing, any of its Affiliates (including the TruGreen Entities) in each case, other than SLS Franchise Agreements;

(f)    requires any capital commitment or capital expenditure (including any series of related expenditures) by the SLS Business of greater than $500,000;

(g)    relates to the acquisition or disposition of any business, assets, properties or rights under which the SLS Business has any future liability with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation, or any indemnification obligation that could result in payments in excess of $100,000;

(h)    constitutes a contract or agreement with any officer, employee, director, stockholder or other Affiliate of the SLS Entities (other than (x) SLS Entity Benefit Plans and Scotts Benefit Plans and (y) SLS Intercompany Contracts that have been terminated prior to the Closing without any additional liability or obligation to any party);

(i)    constitutes an agreement that contains any indemnification obligations of the SLS Business, or credit support or guarantee relating to such indemnification obligations, other than any such indemnification, credit support or guarantee obligations incurred in the ordinary course of business or that requires credit support or indemnification obligations of less than $100,000;

(j)    is an Intellectual Property Contract that is material to the SLS Business (excluding Intellectual Property Contracts for commercially available off-the-shelf Software that is not the subject of a negotiated agreement and for which the aggregate one-time or annual amounts paid or payable to or by the SLS Business related to such Contract are less than $50,000);

(k)    is a contract that creates (or governs the operation of) any partnership, joint venture, alliance or similar agreement or arrangement, in each case that is material to the operation of SLS Entities or the SLS Business, taken as a whole (other than this Agreement and the Ancillary Agreements);

(l)    is an SLS Franchise Agreement;

(m)    is a SLS Real Property Lease that has annual rent obligations in excess of $500,000; or

(n)    is a Shared Contract (excluding any Contract for commercially available off-the-shelf Software that is not the subject of a negotiated agreement and for which the aggregate one-time or annual amounts paid or payable to or by Scotts or any of its Subsidiaries related to such Contract are less than $250,000)

(the Contracts described in clauses (a) through (n), the “SLS Material Contracts”).

Scotts has made available to TruGreen Holdings a true and complete copy of each SLS Material Contract (including, as of the date hereof, all modifications and amendments thereto and written waivers thereunder). Except as would not constitute a SLS Material Adverse Effect, each SLS Material Contract to which Scotts or any of its Subsidiaries (including the SLS Entities), as applicable, is a party is in full force and effect in accordance with its respective terms, except after the date hereof, for any such SLS Material Contracts that expire according to their terms after the date hereof. Except, after the date hereof for any such SLS Material Contracts that expire according to their terms after the date hereof, each SLS Material Contract is valid, binding and enforceable against Scotts or such Subsidiary, as applicable, and, to the Knowledge of Scotts, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) and except as would not constitute a SLS Material Adverse Effect. Neither Scotts nor any of its Subsidiaries (including the Non-SLS Subsidiaries and SLS Entities) is in default, violation or breach in any material respect under (or, to the Knowledge of Scotts, is alleged to be in default or breach in any material respect under) any such SLS Material Contract to which it is a party, or has within the last 12 months provided or received written notice of any intention or threat to terminate or not to renew, any such SLS Material Contract, except as could not reasonably be expected to be material to the SLS Business, taken as a whole. To the Knowledge of Scotts, no event or circumstance has occurred and is continuing that constitutes or, with notice or the passage of time, or both, would constitute, a default, violation or breach in any respect under any such SLS Material Contract by any party thereto, or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss by Scotts or any of its Subsidiaries (including the SLS Entities) of any benefit thereunder (other than the expiration of any SLS Material Contract according to its terms, based on the mere passage of time), in each case, except for such defaults, breaches, violations terminations, accelerations or changes as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the SLS Entities to continue to conduct the SLS Business as currently conducted following the Closing.

3.15    Compliance with Laws; Permits.

(a)    Other than as set forth on Scotts Schedule 3.15, and with respect to Scotts and the Non-SLS Subsidiaries, solely relating to the SLS Business, each of Scotts, its Subsidiaries (including the SLS Entities) and the SLS Business is, and since October 1, 2013 has been, in compliance with, and has not received written notice of any default or violation of, any Laws applicable to Scotts and its Subsidiaries (including the SLS Entities) and/or the SLS Business, as applicable, in each case, except as would not, constitute a SLS Material Adverse Effect. Scotts and its Subsidiaries hold all Permits that are required for the conduct of the SLS Business as now being conducted, except where the failure to have any such Permits would not constitute a SLS Material Adverse Effect. Except as would not constitute a SLS Material Adverse Effect, (i) all such Permits are in full force and effect, (ii) no violations are recorded in respect of any such Permits and (iii) no Proceedings are pending or, to the Knowledge of Scotts, threatened to revoke, suspend, cancel or limit any such Permit.

(b)    No representation or warranty is made under this Section 3.15 with respect to Taxes or environmental matters, which representations and warranties are covered exclusively by Sections 3.9 (Taxes) and 3.18 (Environmental Matters) respectively.

3.16    Anti-Corruption; Sanctions.

(a)    None of Scotts, its Subsidiaries (including the SLS Entities) or their respective officers, directors, agents, distributors, employees and other Persons involved in or acting for or on behalf of the SLS Business (but with respect to Scotts and the Non-SLS Subsidiaries, solely relating to the SLS Business) (the “SLS Relevant Persons”) has directly or indirectly violated or taken any act in furtherance of violating any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-corruption or anti-bribery Laws applicable to the SLS Entities or the SLS Business (collectively, the “Anti-Corruption Laws”).

(b)    None of Scotts, its Subsidiaries (including the SLS Entities) or the SLS Relevant Persons (but with respect to Scotts and the Non-SLS Subsidiaries, solely relating to the SLS Business) has (i) directly or indirectly used any corporate funds or assets, or taken any act in the furtherance of an offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback, political contribution, entertainment expense, or any other transfer of value to a Government Official for the purpose of inducing such Government Official to do any act or make any decision in an official capacity (including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Body in order to affect any act or decision of such

Governmental Body) for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by Law), or (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties with an intent of carrying out any of the acts set forth in the preceding clause (i).

(c)    To the Knowledge of Scotts, there is no investigation, allegation, request for information, or other inquiry by any Governmental Body regarding the SLS Entities’ or the SLS Business’ actual or possible violation of the Anti-Corruption Laws.

(d)    To the Knowledge of Scotts, none of the officers, directors, employees or agents (or their employees) involved in the SLS Business is a Government Official or consultant to any Government Official, and there is no existing family relationship between any officer, director, employee, member or agent (or their employees) of the SLS Entities and any Government Official.

(e)    None of Scotts, its Subsidiaries (including the SLS Entities) or the SLS Relevant Persons (but, with respect to Scotts and the Non-SLS Subsidiaries, solely relating to the SLS Business and, with respect to SLS Relevant Persons other than Scotts, its Subsidiaries (including the SLS Entities) and their respective officers and directors, solely to the Knowledge of Scotts) has directly or indirectly (i) circumvented the internal accounting controls of Scotts or any of the SLS Entities, (ii) falsified any of the books, records or accounts of Scotts or any of the SLS Entities or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of Scotts or any of the SLS Entities.

(f)    None of Scotts, its Subsidiaries (including the SLS Entities) or, to the Knowledge of Scotts, the SLS Relevant Persons (but with respect to Scotts, the SLS Relevant Persons and the Non-SLS Subsidiaries, solely relating to the SLS Business) is (i) the subject or, to the Knowledge of Scotts, target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. State Department), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (ii) located organized or resident in a country or territory that is the subject of Sanctions (collectively, “Sanctioned Country”), (iii) to the Knowledge of Scotts engaged in, directly or indirectly, any material dealings or transactions with or relating to any person or entity that at the time of the dealing or transaction is or was the subject or the target of Sanctions or in, with or relating to any Sanctioned Country or (iv) the subject or target of a governmental investigation relating to Sanctions nor has any received notice of, or otherwise become aware of, any claim, action, suit, or proceeding or investigation, or inquiry, formal or informal, against it with respect to Sanctions.

3.17    Insurance.

Scotts Schedule 3.17 contains an accurate and complete list of all material policies of insurance maintained as of the date of this Agreement with respect to the SLS Business (the “SLS Policies”). Except as would not, constitute a SLS Material Adverse Effect (a) none of Scotts or any of its Subsidiaries is in default with respect to its obligations under any SLS Policy and (b) none of Scotts or any of its Subsidiaries has received, since the time any SLS Policy was last renewed or issued (whichever is later), written notice of termination, cancellation or non-renewal of any such SLS Policy from any of its insurance brokers or carriers. As of the date hereof, there is no material claim by Scotts or any of its Subsidiaries primarily relating to the SLS Business pending under any SLS Policy as to which coverage has been denied or disputed by the underwriters of such SLS Policy or in respect of which such underwriters have reserved their rights.

3.18    Environmental Matters.

(a)    Each SLS Entity complies and, while owned by Scotts, has complied with all applicable Environmental Laws, except where the failure to comply would not, constitute a SLS Material Adverse Effect.

(b)    Each SLS Entity holds and is in compliance with all Permits required under applicable Environmental Laws to operate as it currently operates, except where the failure to hold such Permits would not, constitute a SLS Material Adverse Effect.

(c)    Since October 1, 2013, no SLS Entity has received any written notice from any Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or alleged liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, the subject of which would constitute a SLS Material Adverse Effect.

(d)    There is no Proceeding by or before any Governmental Body pending or, to the Knowledge of Scotts, threatened in writing against any SLS Entity, relating to alleged liability under Environmental Laws, that if determined adversely would, constitute a SLS Material Adverse Effect.

(e)    No Release of Hazardous Substances has occurred on, at, under or from or, to the Knowledge of Scotts, is affecting any property currently owned or leased by any SLS Entity and, to the Knowledge of Scotts, no Release of Hazardous Substances has occurred on, at, under or from or is affecting any property formerly owned or leased by a SLS Entity, in either case, in a manner that would, constitute a SLS Material Adverse Effect.

(f)    No SLS Entity has, during the period of Scotts’s ownership of such SLS Entity, and to the Knowledge of Scotts, no SLS Entity has, during any period prior to Scotts’s ownership of any such SLS Entity, disposed of or arranged for the disposal of any Hazardous Substance that has resulted, or would reasonably be expected to result, in investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under or pursuant to any applicable Environmental Laws, which would constitute a SLS Material Adverse Effect.

(g)    Scotts has made available to TruGreen Holdings all environmental assessments, investigations and studies in the possession, custody or control of Scotts or any of its Subsidiaries (including the SLS Entities) prepared since October 1, 2013 and prior to the date hereof (other than those subject to attorney-client privilege, for which summaries have been made available to TruGreen Holdings prior to the date hereof), which identify issues at properties owned, leased or operated by any SLS Entity or the SLS Business that would constitute a SLS Material Adverse Effect.

(h)    Notwithstanding any other provisions of this Article III, other than as set forth in Section 3.4 and this Section 3.18, Scotts makes no representations or warranties, either express or implied, with respect to matters arising under any Environmental Law or concerning any Hazardous Substance.

3.19    Financial Advisors.

Other than J.P. Morgan Securities LLC, no Person has acted, directly or indirectly, as an agent, broker, investment banker, finder or financial advisor for Scotts or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from any SLS Entity in respect thereof. Scotts has made available to TruGreen Holdings, solely for informational purposes, complete and correct copies of all letter agreements between Scotts or any SLS Entity and J.P. Morgan Securities LLC pursuant to which J.P. Morgan Securities LLC could be entitled to any payment in connection with the Transactions or the Merger.

3.20    Transactions with Affiliates.

(a)    Scotts Schedule 3.20(a) lists all written material SLS Intercompany Contracts as of the Balance Sheet Date.

(b)    To the Knowledge of Scotts, no officer, director or employee of Scotts or any of its Subsidiaries, or any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property used in or held for use in the SLS Business or (B) any Person that is a supplier, customer or competitor of the SLS Business or any SLS Entity, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any SLS Entity or (iii) is a debtor or creditor of any SLS Entity.

3.21    Customers and Suppliers.

Scotts Schedule 3.21(a) lists the names of the 10 largest customers of the SLS Business, as determined by annual revenue to the SLS Business for the 2014 fiscal year (the “Major SLS

Customers”). Scotts Schedule 3.21(b) lists the names of the 10 largest suppliers of the SLS Business, based on payments made by the SLS Business during the 2014 fiscal year (the “Major SLS Suppliers”). As of the date of this Agreement, neither Scotts nor any Non-SLS Subsidiary or SLS Entity has received written notice (or, to Scotts’s Knowledge, any other notice) that any Major SLS Customer or Major SLS Supplier has terminated or threatened in writing to terminate any material agreement with Scotts or any Non-SLS Subsidiary or SLS Entity, except as would not constitute a SLS Material Adverse Effect.

3.22    Investment Intent.

Scotts is acquiring the Scotts Newco Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Scotts Newco Interests in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law. Scotts agrees that the Scotts Newco Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Scotts is able to bear the economic risk of holding the Scotts Newco Interests for an indefinite period (including total loss of its investment), and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

3.23    Scotts Acknowledgment.

(a)    Except for the representations and warranties expressly set forth in this Article III, none of Scotts, the Non-SLS Subsidiaries or the SLS Entities or any of their Affiliates nor any other Person on behalf of any of the foregoing makes any express or implied representation or warranty with respect to Scotts, the Non-SLS Subsidiaries, the SLS Entities or the SLS Business or other businesses of any of the foregoing with respect to any other information provided, or made available, to TruGreen Holdings, its representatives or Affiliates in connection with the Transactions, the Scotts Internal Reorganization and the other transactions contemplated by this Agreement, including the accuracy or completeness thereof. Without limiting the foregoing, neither Scotts nor any other Person will have or be subject to any liability or other obligation to TruGreen Holdings, its representatives or Affiliates or any other Person resulting from TruGreen Holdings’, its representatives’ or Affiliates’ use of any information, documents, projections, forecasts, business plans or other material made available to TruGreen Holdings, its representatives or Affiliates, including any information made available in the electronic data room run by R.R. Donnelley & Sons Company and maintained by Scotts for purposes of the Transactions, the Scotts Internal Reorganization and the other transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of TruGreen Holdings, its representatives or Affiliates or in any other form in connection with the Transactions, the Scotts Internal Reorganization and the other transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III.

(b)    Scotts acknowledges that it has made its own assessment of the present condition and the future prospects of the TruGreen Entities and, following the Closing, its Subsidiaries (including the SLS Entities) and the SLS Business and is sufficiently experienced to make an informed judgment with respect thereto. Except with respect to the representations and warranties of TruGreen Holdings expressly set forth in Article IV, there is and has been no reliance by Scotts, its Affiliates or any of their respective representatives on any express or implied representation or warranty of TruGreen Holdings in connection with the transactions contemplated hereby.

3.24    SLS Franchises.

(a)    Neither Scotts nor any of the Non-SLS Subsidiaries own or operate any franchise system. Other than the SLS Franchises, the SLS Entities have not owned or operated any franchise system.

(b)    No SLS Franchisee or other Person has any enforceable right of first refusal, option or other right or arrangement to sign any SLS Franchise Agreement or acquire any SLS Franchise.

(c)    All funds administered by or paid to the SLS Entities on behalf of one or more SLS Franchisees, including funds that SLS Franchisees contributed for advertising and promotion (i) have been administered and used in accordance with all Laws, all descriptions in the FDDs, and all SLS Franchise Agreements, and (ii) the SLS Entities have in all material respects properly accounted for all payments made by each SLS Franchisee with respect to any such fund or cooperative. There are no loans owed to or owing from any such funds or cooperatives. To the Knowledge of Scotts, there are no claims that any of the expenditures from any such funds or cooperatives have been improperly collected, accounted for, maintained, used or applied. Scotts Schedule 3.24(c) contains a listing of all established advertising cooperatives regarding the SLS Franchises, which Scotts Schedule also identifies whether each such cooperative is presently operating.

(d)    Since October 1, 2013, no “Financial Performance Representation” (as defined in the FTC Rule) has ever been made to any SLS Franchisee or prospective franchisee by the SLS Entities, or an officer, general partner, limited partner, salesperson, or representation of the SLS Entities, except Financial Performance Representations which have been incorporated properly into the applicable FDD.

(e)    The SLS Entities are, and since October 1, 2013 have been, in compliance with all Franchise Laws and have not offered or sold any Franchise in violation of any Franchise Law (including any violation for failure to file on a timely basis all required amendments and renewals of the registrations and exemptions under the Franchise Laws and any violation for failure to file franchise advertisements). With respect to the relations of the SLS Entities with existing and former SLS Franchisees, and all terminations, non-renewals, and transfers of SLS Franchises since October 1, 2013, the SLS Entities have complied with all the proper notice of default, time to cure, and the actual termination of any SLS Franchise Agreement required by any Franchise Law.

(f)    Scotts Schedule 3.24(f) contains a list of all independent sales agents, sales brokers and referral sources used by either SLS Entity since October 1, 2013, to assist with the sale of Franchises and a list of all written and oral agreements or arrangements with such sales agents, sales brokers and referral sources currently in effect under which either SLS Entity has authorized such Person to sell or promote the offer or sale of Franchises. Neither SLS Entity is in default under any such agreement or arrangement. None of such sales agents, sales brokers and referral sources provided information to prospective franchisees that materially differed from the information contained in the FDDs. All FDDs issued by either SLS Entity since October 1, 2013, accurately disclose the necessary information pertaining to such independent sales agents, sales brokers and referral sources.

(g)    The operations manuals of the SLS Entities do not impose any obligations or set forth any requirements that are materially inconsistent with any of the SLS Franchise Agreements or the FDDs that they have previously used or currently use, to offer or sell Franchises.

(h)    To the Knowledge of Scotts, no franchise association or organization is acting as a representative of any group of five or more SLS Franchisees. Any franchise council or advisory group (whether independently formed or sponsored by either SLS Entity) presently in place is advisory in nature.

(i)    The Transactions will not require the consent or approval by any SLS Franchisee, council, association, or other third party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TIGER HOLDINGS

Except as disclosed in the corresponding section or sub-section of the disclosure schedules of TruGreen Holdings attached hereto (collectively, the “TruGreen Schedules”), TruGreen Holdings hereby represents and warrants to Scotts as follows:

4.1    Incorporation and Authority.

(a)    Each of TruGreen Holdings and the TruGreen Entities is an entity duly organized, validly existing and (where such concept is applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, and has all requisite corporate power and authority to conduct its business as currently conducted. Except as would not constitute a TruGreen Material Adverse Effect, each of the TruGreen Entities is (i) duly qualified or licensed as a foreign corporation for the transaction of business and (ii) (where such concept is applicable) in good standing under the laws of each other jurisdiction in which the character of properties it owns or leases, or conducts any business makes such qualification or license necessary.

(b)    TruGreen Holdings has made available to Scotts complete copies of the respective articles of incorporation or bylaws (or similar organizational documents, as amended) of each of TruGreen Holdings and the TruGreen Entities as in effect as of the date hereof. None of TruGreen Holdings or the TruGreen Entities is in violation of any provision of such articles of incorporation or bylaws (or similar organizational documents).

(c)    Each of TruGreen Holdings and the TruGreen Entities has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. TruGreen Holdings and the TruGreen Entities have all necessary corporate power and authority to effect the Merger. The execution and delivery by TruGreen Holdings of this Agreement and the Merger Agreement, and by TruGreen Holdings and the TruGreen Entities of the Ancillary Agreements to which they will be a party, and the consummation by TruGreen Holdings and the TruGreen Entities of the transactions contemplated on their part hereby and thereby, have been duly authorized by all necessary company action on the part of TruGreen Holdings and the TruGreen Entities. This Agreement has been duly executed and delivered by TruGreen Holdings, and, to the extent TruGreen Holdings or any TruGreen Entity is a party thereto, the Ancillary Agreements will at the Closing be, duly executed and delivered by TruGreen Holdings or such TruGreen Entity, as applicable, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligation of TruGreen Holdings, and when executed and delivered, to the extent TruGreen Holdings or any TruGreen Entity, as applicable, is a party thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of TruGreen Holdings or such TruGreen Entity, enforceable against TruGreen Holdings or such TruGreen Entity, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2    Capitalization and Subsidiaries.

(a)    Set forth on TruGreen Schedule 4.2(a) is (i) the jurisdiction of incorporation or legal organization and (ii) as of the date hereof (A) the number of authorized, issued and outstanding shares or other equity securities of TruGreen Holdings and each of its Subsidiaries (including the TruGreen Entities) and (B) there are no other authorized, issued or outstanding shares of capital stock or other equity securities of TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities). All of the issued and outstanding equity securities of each of the Subsidiaries of TruGreen Holdings (including the TruGreen Entities) are (x) legally and beneficially owned by TruGreen Holdings (either directly or indirectly), (y) held free and clear of any Encumbrances and (z) have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. As of the date hereof and after giving effect to the Transactions and the Merger, (I) at least 51% of the issued and outstanding equity securities of TruGreen Holdings will be legally and beneficially owned by funds managed by Clayton, Dubilier & Rice free and clear of any Encumbrances and (II) all of the issued and outstanding equity securities of TruGreen Holdings have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

(b)    There are (and at the Closing, after giving effect to the Transactions, and after giving effect to the Merger, there will be, except as set forth in the LLC Agreement) no outstanding options, warrants, calls, rights or any other agreements, trust, proxies or similar arrangements affecting the sale, issuance or voting of any equity securities of TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities), or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity securities of TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities). None of TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities) has any outstanding indebtedness for borrowed money, outstanding bonds, debentures, notes or other securities, the holders of which have the right to vote (or which are convertible into or exchangeable for securities having the right to vote) with the stockholders of TruGreen Holdings and/or its Subsidiaries (including the TruGreen Entities).

(c)    None of the TruGreen Entities has (or at the Closing, after giving effect to the Transactions, or after giving effect to the Merger, will have) any Subsidiaries or owns (or at the Closing, after giving effect to the Transactions, or after giving effect to the Merger, will own) any equity interests in any other Person, except for other TruGreen Entities and the SLS Entities (after giving effect to the Transactions).

4.3    No Conflict.

None of the execution, delivery and performance by TruGreen Holdings and the TruGreen Entities of this Agreement, the Ancillary Agreements or the Merger Agreement (in each case to the extent a party thereto), or the consummation of transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Transactions, the Merger and the operation of the business of the TruGreen Entities as currently conducted after the Closing but excluding the effects of any SLS Franchise Agreement or other Contract to which an SLS Entity is a party) will:

(a)    conflict with or violate their respective articles of incorporation or bylaws (or similar organizational documents);

(b)    assuming all Consents referred to in TruGreen Schedule 4.4 have been obtained, conflict with or violate any Law applicable to TruGreen Holdings or the TruGreen Entities, or to any of their respective properties, rights or assets;

(c)    result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, amendment, rescission, acceleration or cancellation of, or any right of notice or Consent with respect to, any Contract, Permit, franchise or other instrument to which TruGreen Holdings or any TruGreen Entity (or any other Subsidiary thereof) is a party or by which any of the assets, properties or rights of TruGreen Holdings or the TruGreen Entities (or any other Subsidiary thereof) is bound or affected; or

(d)    result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any assets of the TruGreen Entities, except, in the case of clauses (b), (c) and (d), where such conflicts, violations, rescissions, accelerations, breaches, defaults, terminations, cancellations or failures to obtain such Consents would not constitute a TruGreen Material Adverse Effect.

4.4    Consents and Approvals.

The execution and delivery by TruGreen Holdings of this Agreement and the Merger Agreement, does not, and the execution and delivery by TruGreen Holdings and the TruGreen Entities of the Ancillary Agreements, to the extent they are a party thereto, will not, and the performance by TruGreen Holdings and the TruGreen Entities of this Agreement and the Merger Agreement (including, for the avoidance of doubt, the Transactions and the Merger) and the Ancillary Agreements, to the extent they are a party thereto, and the consummation of the transactions contemplated hereby and thereby will not, require TruGreen Holdings or any TruGreen Entity to seek or obtain any Consent from, or make any filing or notification with, any Governmental Body or other Person, except for (x) those Consents set forth on TruGreen Schedule 4.4(x), (y) compliance with the applicable requirements of the HSR Act or any other Competition Laws of the jurisdictions set forth on TruGreen Schedule 4.4(y) and (z) those Consents from, and filings with, Persons (other than Governmental Bodies) the failure of which to be made or obtained would not constitute a TruGreen Material Adverse Effect.

4.5    TruGreen Financial Statements.

(a)    The audited combined statement of financial position of TruGreen Holdings as at December 31, 2014, and the related audited combined statements of operations and comprehensive loss, shareholders’ equity and cash flows of TruGreen Holdings for the year ended December 31, 2014, together with all related notes and schedules thereto, accompanied by the reports thereon of TruGreen Holdings’s independent auditors (collectively, the “Audited TruGreen Financial Statements”) and the unaudited combined statement of financial position of TruGreen Holdings as at December 31, 2013 and September 30, 2015, and the related combined statements of operations and comprehensive loss, shareholders’ equity and cash flows of TruGreen Holdings for the periods ended December 31, 2012, December 31, 2013 and September 30, 2015, together with all related notes and schedules thereto (together with the Audited TruGreen Financial Statements, the “TruGreen Financial Statements”) are included in TruGreen Schedule 4.5(a). The TruGreen Financial Statements (i) have, with respect to the TruGreen Financial Statements as at and for the periods ending December 31, 2014 and

September 30, 2015 only, been prepared based on the books and records of TruGreen Holdings, (ii) have been prepared in accordance with GAAP consistently applied (subject, in the case of interim period (September 30) unaudited statements, to normal year-end adjustments which will not, individually or in the aggregate, be material in nature or amount to the TruGreen Entities, taken as a whole) and (iii) present fairly in all material respects the combined financial position, the results of operations and cash flows of the TruGreen Entities as of the respective dates thereof and for the respective periods indicated therein, except, in the case of clauses (ii) and (iii), as otherwise noted therein and reflected in the TruGreen Financial Statements.

(b)    TruGreen Holdings maintains, and has maintained since January 14, 2014, a system of internal controls over financial reporting designed to ensure reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 14, 2014, until the date of this Agreement, TruGreen Holdings has disclosed, based on the most recent evaluation of internal controls prior to the date of this Agreement, to its auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect TruGreen Holdings’ ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in TruGreen Holdings’ internal controls over financial reporting.

(c)    Since January 14, 2014, no director or officer, to the Knowledge of TruGreen Holdings, external auditor or external accountant of TruGreen Holdings or its Subsidiaries (including the TruGreen Entities) or any employee (other than officers) or representative of TruGreen Holdings or its Subsidiaries (including the TruGreen Entities) has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TruGreen Holdings or the TruGreen Entities that would reasonably be expected to, in each case, impact the combined financial statements of TruGreen Holdings or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any TruGreen Entity has engaged in questionable accounting or auditing practices.

4.6    No Undisclosed Material Liabilities.

No TruGreen Entity, after giving effect to the completion of the Merger and the Transactions, has any Liabilities, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case that are required under GAAP to be reflected or reserved against in the financial statements of TruGreen Holdings or disclosed in the notes thereto, except (i) as set forth in TruGreen Schedule 4.6, (ii) Liabilities disclosed or reserved against in the TruGreen Financial Statements as at the Balance Sheet Date or specifically disclosed in the notes thereto, (iii) Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business, (iv) Liabilities which, individually or in the aggregate, would not be material to the TruGreen Entities, taken as a whole, and (v) Liabilities that are specifically contemplated by, or are pursuant to this Agreement or the Ancillary Agreements and incurred on or after the date hereof. No TruGreen Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the TruGreen Entities, on the one hand, and TruGreen Holdings or any of its Affiliates (other than Newco and its Subsidiaries following the Closing) including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

4.7    Litigation.

As of the date hereof, there is no Proceeding pending or, to the Knowledge of TruGreen Holdings, threatened against TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities), or any of their respective assets, rights or properties which bring into question the validity of this Agreement or that would reasonably be expected, individually or in the aggregate, to be materially adverse to the TruGreen Entities, taken as a whole. There are no Governmental Orders seeking or purporting to enjoin or restrain the execution, delivery and performance by TruGreen Holdings of this Agreement or the consummation by TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities) of the transactions contemplated hereby or that would reasonably be expected, individually or in the aggregate, to be materially adverse to the TruGreen Entities, taken as a whole.

4.8    Employee Benefits; Labor.

(a)    TruGreen Schedule 4.8(a) lists, as of the date of this Agreement, each material Employee Plan that TruGreen Holdings or any of the TruGreen Entities sponsors, maintains or contributes to, or is required to maintain or contribute to for the benefit of any current or former TruGreen Employee (without regard to materiality, the “TruGreen Benefit Plans”). No TruGreen Benefit Plan provides benefits to any individual other than current or former employees of the TruGreen Entities, Persons who provide or have provided services in respect of the business of the TruGreen Entities and any beneficiaries and dependents of the foregoing.

(b)    With respect to each material TruGreen Benefit Plan, TruGreen Holdings has provided Scotts, to the extent applicable, complete and correct copies of: all written plan documents and descriptions of all unwritten plans (and all amendments thereto); all trust agreements, insurance contracts or other funding arrangements therefor; the two most recent actuarial and trust reports; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letters; all current summary plan descriptions and summaries of material modification (or with respect to the foregoing items, the equivalent thereto required by any foreign Governmental Body); and copies of all material communications, received from or sent to any Governmental Body, relating to TruGreen Benefit Plans in the last three (3) years.

(c)    The TruGreen Benefit Plans have been maintained and operated in material compliance with their terms and, to the extent applicable, provisions of ERISA, the Code and all other applicable Laws, domestic or foreign. None of the TruGreen Benefit Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Body, domestic or foreign. Other than routine claims for benefits, there are no material Proceedings pending or, to the Knowledge of TruGreen Holdings, threatened with respect to any TruGreen Benefit Plan. No non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to any of the TruGreen Benefit Plans. No TruGreen Benefit Plan is maintained outside the jurisdiction of the United States, or which covers any TruGreen Employee residing or working outside of the United States.

(d)    Each TruGreen Benefit Plan (or any trust related thereto) intended to be qualified or otherwise receive favorable Tax treatment under applicable Law (including under Section 401(a) of the Code) has, if necessary, been determined by the applicable Governmental Body or Tax Authority to be so qualified (including by way of receipt of a favorable determination letter or opinion letter from the IRS upon which it may rely regarding its qualified status under the applicable Law), and to the Knowledge of TruGreen Holdings, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such qualification or entitlement to favorable Tax treatment under applicable Law.

(e)    With respect to current or former TruGreen Employees, TruGreen Holdings is and since January 14, 2014 has been, and its Subsidiaries (including the TruGreen Entities) are and since October 1, 2013 have been, in compliance with all applicable Laws respecting employment and labor, including discrimination, harassment, workers’ compensation, classification of workers as exempt or non-exempt or as employees or independent contractors, overtime compensation, unlawful retaliation, all titles of the Americans with Disabilities Act, meal and rest breaks, immigration, employee leave issues, workers’ compensation, unemployment insurance, wages and hours, occupational safety and health, fair labor standards and the WARN Act and any similar state, local or foreign laws, except such noncompliance that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the TruGreen Entities, taken as a whole.

(f)    The TruGreen Entities are not a party to or bound by, and none of the TruGreen Employees are covered by, any collective bargaining agreement and there are no labor unions, employee representatives, works councils or other organizations representing, purporting to represent or attempting to represent any TruGreen Employees. Since October 1, 2013, there has not occurred or, to the Knowledge of TruGreen Holdings, been threatened any material strike, sympathy strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any TruGreen Employee. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation, which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $250,000 and there is no representation petition pending or, to the Knowledge of TruGreen Holdings, threatened with respect to any TruGreen Employee.

(g)    No TruGreen Benefit Plan or a plan of any of its ERISA Affiliates is subject to, or has in the six (6) years immediately preceding the Closing Date been subject to,

Title IV of ERISA. None of TruGreen Holdings, the TruGreen Entities or their ERISA Affiliates has in the past six (6) years contributed or been obligated to contribute to or has any current or contingent liability or obligation in respect of: (i) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (ii) a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (iv) a self-insured welfare benefit plan.

(h)    All contributions and premiums required to have been paid by TruGreen Holdings and its Subsidiaries (including the TruGreen Entities) or any of its ERISA Affiliates to any TruGreen Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law or properly accrued under GAAP on or before the Closing Date. No TruGreen Entity has a contract or commitment to create any additional plan, agreement, arrangement or policy which, upon its creation, will be a TruGreen Benefit Plan or to modify any existing TruGreen Benefit Plan in a manner which would increase materially the expense of maintaining the TruGreen Benefit Plan, considered in the aggregate, except as required by applicable Law or tax qualification requirement or as necessary to conform a TruGreen Benefit Plan to applicable Law. There have been no modifications of TruGreen Benefit Plans or creation of new TruGreen Benefit Plans since the date of the last balance sheet that would be prohibited by the preceding sentence. No TruGreen Entity has terminated any material TruGreen Benefit Plans since the last balance sheet date.

(i)    No TruGreen Benefit Plan provides welfare benefits after termination of employment, except to the extent required by Section 4980B(f) of the Code or any similar provision of state, local or foreign Law.

(j)    Neither this Agreement, nor the Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event), including, for the avoidance of doubt, the Merger and the Transactions, would reasonably be expected to (i) result in any payment becoming due or increase the amount of any compensation due to any current or former employee, consultant, officer or director of the TruGreen Entities, (ii) result in any forgiveness of indebtedness, or trigger any funding obligation under any TruGreen Benefit Plan or impose any restrictions or limitations on any TruGreen Entity’s rights to administer, amend or terminate any TruGreen Business Benefit Plan or (iii) result in the acceleration of time of payment or vesting of any such benefits, or increase the amount of compensation or benefits due to any employee, consultant, officer or director of the TruGreen Entities. No amount that would be received (whether in cash or property or the vesting of property) as a result of the consummation of the Transactions or the Merger by any TruGreen Employee who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G–1) under any TruGreen Benefit Plans or otherwise would be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No TruGreen Entity is required to gross up or reimburse a payment to any TruGreen Employee for Taxes incurred under Sections 4999, 409A or 457A of the Code.

(k)    The execution and delivery by TruGreen Holdings of this Agreement and the Merger Agreement, the execution and delivery by TruGreen Holdings and the TruGreen Entities of the Ancillary Agreements, to the extent they are a party thereto, the performance by TruGreen Holdings and the TruGreen Entities of this Agreement and the Merger Agreement (including, for the avoidance of doubt, the Transactions and the Merger) and the Ancillary Agreements, to the extent they are a party thereto, and the consummation of the transactions contemplated hereby and thereby would not reasonably be expected to require TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities) to seek or obtain any Consent from, engage in consultation with, or issue any notice to or make any filing with (as applicable) any TruGreen Employees or any representatives, labor unions, works councils or similar organizations representing TruGreen Employees, or any Governmental Body with respect to TruGreen Employees (except to the extent previously made or obtained prior to the date hereof).

4.9    Taxes.

(a)    (i) All material Tax Returns required to be filed by or with respect to the TruGreen Entities or the assets of the TruGreen Entities have been filed in a timely manner (within any applicable extension periods) and all such Tax Returns are true, correct and complete in all material aspects, (ii) all material Taxes required to be paid with respect to the TruGreen Entities or the assets of the TruGreen Entities (whether or not shown on such returns) have been timely paid in full and (iii) there exist no material liens for Taxes with respect to any assets of the TruGreen Entities, except for liens for Taxes not yet due and payable. No jurisdiction (whether within or outside the United States) in which any TruGreen Entity has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such TruGreen Entity is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(b)    There are no outstanding agreements or waivers extending the statutory period for assessment or collection of any Taxes of the TruGreen Entities or with respect to the assets of the TruGreen Entities and no written powers of attorney with respect to any such Taxes. The time for filing any Tax Return with respect to the TruGreen Entities or the assets of the TruGreen Entities has not been extended, other than any extension to which a TruGreen Entity is entitled under applicable Law without the consent of the relevant Tax Authority or Governmental Body.

(c)    There are no audits, Proceedings, investigations or other actions pending or threatened in writing against the TruGreen Entities or the assets of the TruGreen Entities in respect of Taxes or Tax Returns. No Tax Authority has asserted or threatened to assert, in each case in writing, any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the TruGreen Entities or with respect to the assets of the TruGreen Entities for any taxable period for which the period of assessment or collection remains open.

(d)    None of the TruGreen Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any installment sale or open transaction, (iii) any prepaid amount received or paid, or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.

(e)    None of the TruGreen Entities during the five-year period ending on the date hereof, has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f)    All material Taxes that the TruGreen Entities were required to withhold or collect have been duly withheld or collected and have been paid, to the extent required by applicable Law, to the proper Tax Authority. The TruGreen Entities have complied in all material respects with the rules and regulations relating to the withholding and remittance of Taxes.

(g)    None of the TruGreen Entities (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon any SLS Entity after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any Person (other than for any other TruGreen Entity) whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise.

(h)    None of the TruGreen Entities has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i)    TruGreen Schedule 4.9(i) lists all of the TruGreen Entities for which an election to change the U.S. federal tax classification of such TruGreen Entities has been made within the five-year period ending on the date of this Agreement.

(j)    All material transactions entered into by any of the TruGreen Entities with any related party have been carried out at arm’s length, and each of the TruGreen Entities has complied in all material respects with all applicable transfer pricing disclosure, reporting, documentation and other similar requirements.

4.10    Absence of Certain Changes or Events.

(a)    Since September 30, 2015 and through the date of this Agreement, there has not been any event, development or state of circumstances that constitutes a TruGreen Material Adverse Effect.

(b)    Between September 30, 2015 and the date hereof (i) the business of the TruGreen Entities had been conducted in the ordinary course consistent with past practices other than matters in connection with the Transactions, the Newco Restructuring or the Merger and (ii) neither TruGreen Holdings nor any of its Subsidiaries (including the TruGreen Entities) has taken any action that would, if taken after the date hereof, require the consent of Scotts under Section 5.1(b).

4.11    Title to Assets; Sufficiency of Assets.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to TruGreen Holdings or to the TruGreen Entities, taken as a whole, each TruGreen Entity has good and valid (and, in the case of TruGreen Owned Real Property, good, valid and marketable fee simple) title to, or have a valid leasehold or licensed interest in, all of its tangible and intangible assets, properties and rights (real and personal, including all Intellectual Property), in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)    The assets that are owned, leased or licensed by the TruGreen Entities constitute all of the assets, properties and rights required for the conduct of their business in all material respects as of the Balance Sheet Date, the date hereof and immediately following the Closing.

(c)    Other than for its rights under this Agreement or set forth in TruGreen Schedule 5.8(b), none of TruGreen Holdings or its Affiliates, other than the TruGreen Entities, has or at the Closing will have, any right, title or interest (other than as a direct or indirect owner of the TruGreen Entities) in any of the assets, properties or rights owned, leased or licensed by the TruGreen Entities that are material to the conduct of the business of the TruGreen Entities.

4.12    Real Property.

(a)    TruGreen Schedule 4.12(a) sets forth an accurate and complete list of each real property owned by any TruGreen Entity as of the date hereof (together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “TruGreen Owned Real Property”), including the address and owner of each parcel of such TruGreen Owned Real Property.

(b)    TruGreen Schedule 4.12(b) sets forth an accurate and complete list of each real property leased, subleased, licensed or occupied by any TruGreen Entity (the “TruGreen Leased Real Property”), including all leases, subleases or licenses (together with any and all amendments and modifications thereto and any guarantees thereof) in effect as of the date relating thereto (collectively, the “TruGreen Real Property Leases”) and identifying the tenant and address for each TruGreen Real Property Lease. TruGreen Holdings has made available to Scotts accurate and complete copies of each material TruGreen Real Property Lease.

(c)    None of the TruGreen Entities has leased, subleased or granted to any Person any right to possess, lease or occupy any portion of the TruGreen Owned Real Property or the TruGreen Leased Real Property.

(d)    None of the TruGreen Entities holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the TruGreen Owned Real Property or the TruGreen Leased Real Property or any portion thereof or interest therein or any other real property.

4.13    Intellectual Property.

(a)    TruGreen Schedule 4.13(a) sets forth an accurate and complete list of (i) all registered Intellectual Property and all applications for registration for Intellectual Property used or held for use by the TruGreen Entities (the “TruGreen Registered Intellectual Property”) and (ii) all unregistered Marks that are material to the business of the TruGreen Entities and owned, beneficially or of record, by the TruGreen Entities as of the date of this Agreement, and the owner thereof. The TruGreen Registered Intellectual Property and each of the unregistered Marks, Copyrights and Trade Secrets that are owned by the TruGreen Entities and are material to their business (collectively, the “TruGreen Owned Intellectual Property”) are owned by the TruGreen Entities free and clear of all Encumbrances other than Permitted Encumbrances.

(b)    Other than as set forth on TruGreen Schedule 4.13(b), there is no pending action, opposition, interference, re-examination, proceeding or, to the Knowledge of TruGreen Holdings, written threatened claim against any TruGreen Entity or to which any TruGreen Entity is party in respect of any TruGreen Owned Intellectual Property or any other Intellectual Property material to the TruGreen Entities’ business.

(c)    Other than as set forth on TruGreen Schedule 4.13(c): (i) to the Knowledge of TruGreen Holdings, the conduct of the TruGreen Entities’ business does not infringe, misappropriate or violate any Intellectual Property of any Person and (ii) to the Knowledge of TruGreen Holdings, no Person is infringing, misappropriating or violating the TruGreen Owned Intellectual Property, except in each case of (i) and (ii) as would not constitute a TruGreen Material Adverse Effect.

(d)    Except as would not constitute a TruGreen Material Adverse Effect, the TruGreen Entities have used commercially reasonable efforts to ensure protection of the TruGreen Owned Intellectual Property, including the confidentiality of their Trade Secrets.

(e)    The TruGreen Entities have implemented reasonable backup and disaster recovery arrangements designed to provide for the continued operation of their business in the event of a disaster or business interruption. The TruGreen Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable in all material respects for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation and (iii) to the Knowledge of TruGreen Holdings do not contain any virus, Trojan, or other malicious code that would reasonably be expected to interfere in any material respect with their business. The TruGreen Entities have not, in the past three (3) years, experienced any data security breach or unauthorized data release incident that has had a material and adverse effect on their business.

(f)    Each of the TruGreen Entities is in compliance with all contractual and requirements under applicable Law pertaining to data protection or information privacy and security, including any privacy policy concerning the collection or use of data or information, except as would not, constitute a TruGreen Material Adverse Effect.

4.14    Contracts.

TruGreen Schedule 4.14 sets forth an accurate and complete list of all Contracts in effect as of the date hereof to which TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities) is a party or by which any property or asset of TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities) is bound or affected (other than insurance policies, purchase orders or standard sales orders entered into by TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities), as applicable, in the ordinary course of business) which by its terms:

(a)    is not terminable at will within three months and requires future expenditures or other performance with respect to goods, equipment or services having an annual value in excess of $100,000;

(b)    relates to the obligation of the TruGreen Entities to purchase products, materials, supplies, goods, equipment, other assets or services pursuant to which payments of $250,000 or more were made during the 12-month period ending on September 30, 2015;

(c)    relates to the obligation of the TruGreen Entities to sell products or services pursuant to which payments of $250,000 or more were received during the 12-month period ending on September 30, 2015;

(d)    relates to any outstanding Indebtedness, other than TruGreen Intercompany Balances or TruGreen Intracompany Obligations, having an outstanding principal amount in excess of $1,000,000;

(e)    (i) limits the ability of any TruGreen Entity to compete in any line of business or with any Person in any geographic area or that would so limit the freedom of the TruGreen Entities or any of their Affiliates after the Closing (including the SLS Entities) or (ii) contains exclusivity obligations binding on any TruGreen Entity or, following the Closing, any of its Affiliates (including the SLS Entities), in each case, other than TruGreen Franchise Agreements;

(f)    requires any capital commitment or capital expenditure (including any series of related expenditures) by the TruGreen Entities of greater than $500,000;

(g)    relates to the acquisition or disposition of any business, assets, properties or rights under which the TruGreen Entities have any future liability with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation, or any indemnification obligation that could result in payments in excess of $100,000;

(h)    constitutes a contract or agreement with any officer, employee, director, stockholder or other Affiliate of the TruGreen Entities (other than (x) TruGreen Benefit Plans and (y) TruGreen Intercompany Contracts that have been terminated prior to the Closing without any additional liability or obligation to any party);

(i)    constitutes a contract or agreement with ServiceMaster Global Holdings, Inc. or any of its Affiliates;

(j)    constitutes an agreement that contains any indemnification obligations of any of the TruGreen Entities, or credit support or guarantee relating to such indemnification obligations, other than any such indemnification, credit support or guarantee obligations incurred in the ordinary course of business or that requires credit support or indemnification obligations of less than $100,000;

(k)    is an Intellectual Property Contract that is material to the business of the TruGreen Entities (excluding Intellectual Property Contracts for commercially available off-the-shelf Software that is not the subject of a negotiated agreement and for which the aggregate one-time or annual amounts paid or payable to or by the TruGreen Entities related to such Contract are less than $50,000);

(l)    is a contract that creates (or governs the operation of) any partnership, joint venture, alliance or similar agreement or arrangement, in each case that is material to the operation of TruGreen Entities, taken as a whole (other than this Agreement and the Ancillary Agreements);

(m)    is a TruGreen Franchise Agreement; or

(n)    is a TruGreen Real Property Lease that has annual rent obligations in excess of $500,000

(the Contracts described in clauses (a) through (n), the “TruGreen Material Contracts”).

TruGreen Holdings has made available to Scotts a true and complete copy of each TruGreen Material Contract (including, as of the date hereof, all modifications and amendments thereto and written waivers thereunder). Except as would not constitute a TruGreen Material Adverse Effect, each TruGreen Material Contract to which a TruGreen Entity is a party is in full force and effect in accordance with its respective terms, except after the date hereof, for any such TruGreen Material Contracts that expire according to their terms after the date hereof. Except, after the date hereof for any such TruGreen Material Contracts that expire according to their terms after the date hereof, each TruGreen Material Contract is valid, binding and enforceable against the TruGreen Entity party thereto and, to the Knowledge of TruGreen Holdings, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity) and except as would not constitute a TruGreen Material Adverse Effect. No TruGreen Entity is in default, violation or breach in any material respect under (or, to the Knowledge of TruGreen Holdings, is alleged to be in default or breach in any material respect under) any such TruGreen Material Contract to which it is a party, or has within the last 12 months provided or received written notice of any intention or threat to terminate or not to renew, any such TruGreen Material Contract, except as could not reasonably be expected to be material to the TruGreen Entities, taken as a whole. To the Knowledge of TruGreen Holdings, no event or circumstance has occurred and is continuing that constitutes or, with notice or the passage of time, or both, would constitute, a default, violation or breach in any respect under any such TruGreen Material Contract by any party thereto, or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss by TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities) of any benefit thereunder (other than the expiration of any TruGreen Material Contract according to its terms, based on the mere passage of time), in each case, except for such defaults, breaches, violations terminations, accelerations or changes as would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the ability of the TruGreen Entities to continue to conduct the business of TruGreen Entities as currently conducted following the Closing.

4.15    Compliance with Laws; Permits.

(a)    Other than as set forth on TruGreen Schedule 4.15, each TruGreen Entity is, and since October 1, 2013 has been, in compliance with, and has not received written notice of any default or violation of, any Laws applicable to the TruGreen Entities, except as would not constitute a TruGreen Material Adverse Effect. The TruGreen Entities hold all Permits that are required for the conduct of their business as now being conducted, except where the failure to have any such Permits would not constitute a TruGreen Material Adverse Effect. Except as would not constitute a TruGreen Material Adverse Effect, (i) all such Permits are in full force and effect, (ii) no violations are recorded in respect of any such Permits and (iii) no Proceedings are pending or, to the Knowledge of TruGreen Holdings, threatened to revoke, suspend, cancel or limit any such Permit.

(b)    No representation or warranty is made under this Section 4.15 with respect to Taxes or environmental matters, which representations and warranties are covered exclusively by Sections 4.9 (Taxes) and 4.18 (Environmental Matters) respectively.

4.16    Anti-Corruption; Sanctions.

(a)    None of the TruGreen Entities, or any of their respective officers, directors, agents, distributors, employees and other Persons involved in or acting for or on behalf of the TruGreen Entities (the “TruGreen Relevant Persons”), has directly or indirectly violated or taken any act in furtherance of violating any provision of any Anti-Corruption Law.

(b)    None of the TruGreen Entities or any TruGreen Relevant Persons has (i) directly or indirectly used any corporate funds or assets or taken any act in the furtherance of an offer, payment, promise to pay, gift, bribe, rebate, loan, payoff, kickback, political contribution, entertainment expense, or any other transfer of value to a Government Official for the purpose of inducing such Government Official to do any act or make any decision in an official capacity, including a decision to fail to perform an official function, or use his or her or its influence with a Governmental Body in order to affect any act or decision of such Governmental Body for the purpose of assisting any Person to obtain or retain any business, or to facilitate efforts of any Person to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by Law), or (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties with an intent of carrying out any of the acts set forth in the preceding clause (i).

(c)    To the Knowledge of TruGreen Holdings, there is no investigation, allegation, request for information, or other inquiry by any Governmental Body regarding the TruGreen Entities’ actual or possible violation of the Anti-Corruption Laws.

(d)    To the Knowledge of TruGreen Holdings, none of the TruGreen Entities’ officers, directors, employees or agents (or their employees) is a Government Official or consultant to any Government Official, and there is no existing family relationship between any officer, director, employee, member or agent (or their employees) of the TruGreen Entities and any Government Official.

(e)    None of the TruGreen Entities or any TruGreen Relevant Person (with respect to TruGreen Relevant Persons other than the TruGreen Entities and their Affiliates and their respective officers and directors, solely to the Knowledge of TruGreen Holdings) has directly or indirectly (i) circumvented the internal accounting controls of any of the TruGreen Entities, (ii) falsified any of the books, records or accounts of any of the TruGreen Entities or (iii) made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the TruGreen Financial Statements.

(f)    None of the TruGreen Entities or, to the Knowledge of TruGreen Holdings, the TruGreen Relevant Persons is (i) the subject or, to the Knowledge of TruGreen Holdings, target of any Sanctions, (ii) located organized or resident in a Sanctioned Country, (iii) to the Knowledge of TruGreen Holdings engaged in, directly or indirectly, any material dealings or transactions with or relating to any person or entity that at the time of the dealing or transaction is or was the subject or the target of Sanctions or in, with or relating to any Sanctioned Country or (iv) the subject or target of a governmental investigation relating to Sanctions nor has any received notice of, or otherwise become aware of, any claim, action, suit, or proceeding or investigation, or inquiry, formal or informal, against it with respect to Sanctions.

4.17    Insurance.

TruGreen Schedule 4.17 contains an accurate and complete list of all material policies of insurance maintained as of the date of this Agreement with respect to any TruGreen Entity (the “TruGreen Policies”). Except as would not constitute a TruGreen Material Adverse Effect (a) no TruGreen Entity is in default with respect to its obligations under any TruGreen Policy and (b) no TruGreen Entity has received, since the time any TruGreen Policy was last renewed or issued (whichever is later), written notice of termination, cancellation or non-renewal of any such TruGreen Policy from any of its insurance brokers or carriers. As of the date hereof, there is no material claim by any of the TruGreen Entities pending under any TruGreen Policy as to which coverage has been denied or disputed by the underwriters of such TruGreen Policy or in respect of which such underwriters have reserved their rights. TruGreen Holdings acknowledges that after the Closing, the SLS Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of Scotts’s or its Subsidiaries and/or Affiliates’ Insurance Arrangements, other than as set forth in Section 5.9.

4.18    Environmental Matters.

(a)    Each of the TruGreen Entities complies and, while owned by TruGreen Holdings, has complied with all applicable Environmental Laws, except where the failure to comply would not constitute a TruGreen Material Adverse Effect.

(b)    Each of the TruGreen Entities holds and is in compliance with all Permits required under applicable Environmental Laws to operate as it currently operates, except where the failure to hold such Permits would not constitute a TruGreen Material Adverse Effect.

(c)    Since October 1, 2013, none of the TruGreen Entities has received any written notice from any Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or alleged liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, the subject of which would, constitute a TruGreen Material Adverse Effect.

(d)    There is no Proceeding by or before any Governmental Body pending or, to the Knowledge of TruGreen Holdings, threatened in writing against any of the TruGreen Entities, relating to alleged liability under Environmental Laws, that if determined adversely would constitute a TruGreen Material Adverse Effect.

(e)    No Release of Hazardous Substances has occurred on, at, under or from or, to the Knowledge of TruGreen Holdings, is affecting any property currently owned or leased by any of the TruGreen Entities and, to the Knowledge of TruGreen Holdings, no Release of Hazardous Substances has occurred on, at, under or from or is affecting any property formerly owned or leased by any of the TruGreen Entities, in either case, in a manner that would, constitute a TruGreen Material Adverse Effect.

(f)    No TruGreen Entity has, during the period of TruGreen Holdings’ ownership of such TruGreen Entity, and to the Knowledge of TruGreen Holdings, no TruGreen Entity has, during any period prior to TruGreen Holdings’ ownership of any such TruGreen Entity, disposed of or arranged for the disposal of any Hazardous Substance that has resulted, or would reasonably be expected to result, in investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under or pursuant to any applicable Environmental Laws, which would constitute a TruGreen Material Adverse Effect.

(g)    TruGreen Holdings has made available to Scotts all environmental assessments, investigations and studies in the possession, custody or control of TruGreen Holdings or any of its Subsidiaries (including the TruGreen Entities) prepared since October 1, 2013 and prior to the date hereof (other than those subject to attorney-client privilege, for which summaries have been made available to Scotts prior to the date hereof), which identify issues at properties owned, leased or operated by any of the TruGreen Entities that would, constitute a TruGreen Material Adverse Effect.

(h)    Notwithstanding any other provisions of this Article IV, other than as set forth in Section 4.4 and this Section 4.18, TruGreen Holdings makes no representations or warranties, either express or implied, with respect to matters arising under any Environmental Law or concerning any Hazardous Substance.

4.19    Financial Advisors.

Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, no Person has acted, directly or indirectly, as an agent, broker, investment banker, finder or financial advisor for TruGreen Holdings or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from any of the TruGreen Entities in respect thereof. TruGreen Holdings has made available to Scotts, solely for informational purposes, complete and correct copies of all letter agreements between TruGreen Holdings or any TruGreen Entity and Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to which Merrill Lynch, Pierce, Fenner & Smith Incorporated could be entitled to any payment in connection with the Transactions or the Merger.

4.20    Transactions with Affiliates.

(a)    TruGreen Schedule 4.20(a)(i) lists all written material TruGreen Intercompany Contracts as of the Balance Sheet Date and TruGreen Schedule 4.20(a)(ii) lists any agreement or arrangement by and between TruGreen Holdings or any of its Subsidiaries, on the one hand, and Clayton, Dubilier & Rice, LLC or any its Affiliates, on the other hand.

(b)    To the Knowledge of TruGreen Holdings, no officer, director or employee of any of the TruGreen Entities, or any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset or other property used in or held for use in the business of the TruGreen Entities or (B) any Person that is a supplier, customer or competitor of any of the TruGreen Entities, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any of the TruGreen Entities or (iii) is a debtor or creditor of any of the TruGreen Entities.

4.21    Customers and Suppliers.

TruGreen Schedule 4.21(a) lists the names of the 10 largest customers of the TruGreen Entities, as determined by annual revenue to the TruGreen Entities for the 2014 fiscal year (the “Major TruGreen Customers”). TruGreen Schedule 4.21(b) lists the names of the 10 largest suppliers of the TruGreen Entities, based on payments made by the TruGreen Entities during the 2014 fiscal year (the “Major TruGreen Suppliers”). As of the date of this Agreement, no TruGreen Entity has received written notice (or, to the Knowledge of TruGreen Holdings, any other notice) that any Major TruGreen Customer or Major TruGreen Supplier has terminated or threatened in writing to terminate any material agreement with any of the TruGreen Entities, except as would not constitute a TruGreen Material Adverse Effect.

4.22    Financing. TruGreen Holdings has delivered to Scotts complete, true and correct copies of: (i) the executed commitment letter, dated as of the date hereof by and among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Credit Suisse AG, Credit Suisse Securities (USA) LLC, ING Capital LLC, Natixis, New York Branch, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch and Rabo Securities USA, Inc. (collectively, the “Lenders”) and TruGreen LP (the “Debt Financing Commitment”) and any related exhibits, schedules, annexes and supplements, pursuant to which, upon the terms and subject to the conditions set forth therein, the Lenders have agreed to lend the amounts set forth therein to TruGreen LP (the “Debt Financing”); and (ii) the related executed fee letter (the “Fee Letter”). The Debt Financing Commitment and the Fee Letter have not been amended or modified prior to the date of this Agreement (provided that the existence or exercise of the “flex” provisions contained in the Fee Letter shall not constitute an amendment or modification of the Debt Financing Commitment), and, as of the date hereof, the respective commitments contained in the Debt Financing Commitment have not been withdrawn, terminated or rescinded in any respect, and, to the Knowledge of TruGreen Holdings, no such withdrawal, rescission, amendment or modification is contemplated (except for replacements as permitted by Section 5.10(a)). There are no other agreements, side letters or arrangements to which TruGreen LP is a party relating to the Debt Financing Commitment. As of the date hereof, the Debt Financing Commitment is in full force and effect and constitutes the legal, valid and binding obligation of TruGreen LP and, to the Knowledge of TruGreen Holdings, the other parties thereto (subject in each case to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or similar Laws relating to or affecting creditors’ rights generally and by general equity principles, whether considered in Proceedings in equity or at law). Other than as expressly set forth in the Debt Financing Commitment (including as may be set forth in any such Debt Financing Commitment as it may be amended after the date hereof in compliance with, and not in violation of, the provisions hereof), there are no conditions precedent related to the funding of the full net proceeds of the Debt Financing under any agreement relating to the Debt Financing to which TruGreen LP or any of its Affiliates is a party. As of the date hereof,

TruGreen LP is not in breach of any of the terms or conditions set forth in the Debt Financing Commitment and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by TruGreen LP under the Debt Financing Commitment, or, to the Knowledge of TruGreen Holdings, the other parties to the Debt Financing Commitment. TruGreen LP has fully paid or caused to be fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Debt Financing Commitment. As of the date hereof, none of TruGreen Holdings or any of its Affiliates has any reason to believe that the full amount of the Debt Financing will not be available at the Closing.

4.23    TruGreen Holdings Subsidiaries.

TruGreen Holdings and its Subsidiaries other than the TruGreen Entities do not (and, as of the Closing, such entities and Newco will not) hold or own any assets, properties or rights or have any Liabilities apart from those (x) related to their direct or indirect ownership of the equity interests of the TruGreen Entities, (y) incidental to their formation and continuation as corporate, limited partnership or limited liability company entities and (z) related to this Agreement and the transactions contemplated hereby or, in the case of TruGreen Holdings, the Merger Agreement and the transactions contemplated thereby.

4.24    TruGreen Holdings Acknowledgment.

(a)    Except for the representations and warranties expressly set forth in this Article IV, none of TruGreen Holdings, the TruGreen Entities or any of their Affiliates nor any other Person on behalf of any of the foregoing makes any express or implied representation or warranty with respect to TruGreen Holdings, the TruGreen Entities or the businesses of any of the foregoing with respect to any other information provided, or made available, to Scotts, its representatives or Affiliates in connection with the Transactions, the Merger or the other transactions contemplated by this Agreement or the Merger Agreement, including the accuracy or completeness thereof. Without limiting the foregoing, neither TruGreen Holdings nor any other Person will have or be subject to any liability or other obligation to Scotts, its representatives or Affiliates or any other Person resulting from Scotts’s, its representatives’ or Affiliates’ use of any information, documents, projections, forecasts, business plans or other material made available to Scotts, its representatives or Affiliates, including any information made available in the electronic data room run by R.R. Donnelley & Sons Company and maintained by TruGreen Holdings for purposes of the Transactions and the other transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Scotts, its representatives or Affiliates or in any other form in connection with the Transactions, the Merger or the other transactions contemplated by this Agreement or the Merger Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

(b)    TruGreen Holdings acknowledges that it has made its own assessment of the present condition and the future prospects of the SLS Entities and the SLS Business and is sufficiently experienced to make an informed judgment with respect thereto. Except with respect to the representations and warranties of Scotts expressly set forth in Article III, there is and has been no reliance by TruGreen Holdings, its Affiliates or any of their respective representatives on any express or implied representation or warranty of Scotts in connection with the transactions contemplated hereby or by the Merger Agreement.

4.25    TruGreen Franchises.

(a)    Neither TruGreen Holdings nor any of its Subsidiaries, other than the TruGreen Entities, own or operate any franchise system. Other than the TruGreen Franchises, the TruGreen Entities have not owned or operated any franchise system.

(b)    No TruGreen Franchisee or other Person has any enforceable right of first refusal, option or other right or arrangement to sign any TruGreen Franchise Agreement or acquire any TruGreen Franchise.

(c)    All funds administered by or paid to the TruGreen Entities on behalf of one or more TruGreen Franchisees, including funds that TruGreen Franchisees contributed for advertising and promotion (i) have been administered and used in accordance with all Laws, all descriptions in the FDDs, and all TruGreen Franchise Agreements, and (ii) the TruGreen Entities have in all material respects properly accounted for all payments made by each TruGreen Franchisee with respect to any such fund or cooperative. There are no loans owed to or owing from any such funds or cooperatives. To the Knowledge of TruGreen Holdings, there are no claims that any of the expenditures from any such funds or cooperatives have been improperly collected, accounted for, maintained, used or applied. TruGreen Schedule 4.25(c) contains a listing of all established advertising cooperatives regarding the TruGreen Franchises, which TruGreen Schedule also identifies whether each such cooperative is presently operating.

(d)    Since October 1, 2013, no “Financial Performance Representation” (as defined in the FTC Rule) has ever been made to any TruGreen Franchisee or prospective franchisee by the TruGreen Entities, or an officer, general partner, limited partner, salesperson, or representation of the TruGreen Entities, except Financial Performance Representations which have been incorporated properly into the applicable FDD.

(e)    The TruGreen Entities are, and since October 1, 2013 have been, in compliance with all Franchise Laws and have not offered or sold any Franchise in violation of any Franchise Law (including any violation for failure to file on a timely basis all required amendments and renewals of the registrations and exemptions under the Franchise Laws and any violation for failure to file franchise advertisements). With respect to the relations of the TruGreen Entities with existing and former TruGreen Franchisees, and all terminations, non-renewals, and transfers of TruGreen Franchises since October 1, 2013, the TruGreen Entities have complied with all the proper notice of default, time to cure, and the actual termination of any TruGreen Franchise Agreement required by any Franchise Law.

(f)    TruGreen Schedule 4.25(f) contains a list of all independent sales agents, sales brokers and referral sources used by any TruGreen Entity since October 1, 2013, to assist with the sale of Franchises and a list of all written and oral agreements or arrangements with such sales agents, sales brokers and referral sources currently in effect under which any TruGreen Entity has authorized such Person to sell or promote the offer or sale of Franchises. No TruGreen Entity is in default under any such agreement or arrangement. None of such sales agents, sales brokers and referral sources provided information to prospective franchisees that materially differed from the information contained in the FDDs. All FDDs issued by any TruGreen Entity since October 1, 2013, accurately disclose the necessary information pertaining to such independent sales agents, sales brokers and referral sources.

(g)    The operations manuals of the TruGreen Entities do not impose any obligations or set forth any requirements that are materially inconsistent with any of the TruGreen Franchise Agreements or the FDDs that they have previously used or currently use, to offer or sell Franchises.

(h)    To the Knowledge of TruGreen Holdings, no franchise association or organization is acting as a representative of any group of five or more TruGreen Franchisees. Any franchise council or advisory group (whether independently formed or sponsored by any TruGreen Entity) presently in place is advisory in nature.

(i)    The Transactions will not require the consent or approval by any TruGreen Franchisee, council, association, or other third party.

ARTICLE V

CERTAIN COVENANTS

5.1    Conduct of the SLS Business Prior to the Closing.

(a)    Except as may be required by applicable Law, as expressly permitted or contemplated by this Agreement, as set forth on Scotts Schedule 5.1(b) or with respect to such further matters as may be consented to by TruGreen Holdings in writing, such consent not to be unreasonably withheld, conditioned or delayed, between the date hereof and the earlier of the Closing and the date, if any, that this Agreement is terminated pursuant to Section 10.1, Scotts shall and shall cause the Non-SLS Subsidiaries to, in each case solely to the extent relating to the SLS Business, and shall cause the SLS Entities to, conduct their business in the ordinary course of business, consistent with past practices; provided, however, that no action or omission by Scotts, any of the Non-SLS Subsidiaries or the SLS Entities with respect to matters specifically addressed by any provision of Section 5.1(b) shall constitute a breach of this Section 5.1(a) unless such action would constitute a breach of such specific provision.

(b)    Without limiting the generality of Section 5.1(a) (other than pursuant to the proviso thereto), except (w) as expressly permitted or contemplated by this Agreement (including any agreements related to, and the consummation of, the Scotts Internal Reorganization), (x) with respect to Scotts and the Non-SLS Subsidiaries to the extent not relating to the SLS Business, (y) as required by applicable Law or (z) as set forth on Scotts Schedule 5.1(b), between the date hereof and the earlier of the Closing and the date, if any, this Agreement is terminated pursuant to Section 10.1, Scotts shall not, and shall not permit its Subsidiaries (including the SLS Entities) to, do any of the following unless the prior written consent of TruGreen Holdings (which shall not be unreasonably withheld, delayed or conditioned) has been obtained:

(1)    amend or otherwise modify the respective articles of incorporation or bylaws (or similar organizational documents) of any SLS Entity;

(2)    incur, guaranty or assume any Indebtedness or debt obligation other than obligations under Contracts incurred in the ordinary course of business consistent with past practices;

(3)    cancel, forgive, pay, discharge, satisfy, compromise or settle any material debt, claim or obligation of the SLS Business other than (i) in the ordinary course of business or as required pursuant to any Contract in effect as of the date hereof or that is permitted to be entered into after the date hereof in accordance with this Section 5.1 or (ii) solely involving the payment of money or monetary damages by Scotts or its Subsidiaries prior to the Closing;

(4)    create or otherwise incur any Encumbrance on any material SLS Asset other than Permitted Encumbrances and Encumbrances that will be released in full prior to the Closing;

(5)    acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets, properties or rights of, or by any other manner, any business of any Person or any division thereof or (B) any capital stock, assets, properties or rights of any other Person, in each case, other than those acquired in the ordinary course of business consistent with past practices;

(6)    except (A) as required pursuant to the terms of any SLS Business Benefit Plan or by Law or (B) as contractually required, (i) increase annual base salary or hourly base wages of any SLS Employee other than in the ordinary course of business and consistent with past practices for non-executive and non-management-level employees, (ii) grant to any SLS Employee any material increase in compensation or benefits, (iii) grant to any SLS Employee any increase in severance or termination pay, (iv) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any SLS Employee, (v) enter into or amend any collective bargaining agreement with any SLS Employee, (vi) establish, adopt, enter into or amend or terminate any SLS Entity Benefit Plan or, with respect to SLS Employees, any Scotts

Benefit Plan, in a manner that would increase the liability of any SLS Entity, other than broad based changes which cover Scotts employees generally (vii) accelerate the vesting, material payment or funding of any compensation or benefits under any SLS Entity Benefit Plan or, if it would result in liability to a SLS Entity (or, following the Closing, Newco or any of its Subsidiaries), under any Scotts Benefit Plan (viii) promote, hire or terminate (other than for cause) any SLS Employee who will be (after the date of promotion or hire) or is (in case of termination) an SLS Employee, in each case, other than promotion, hire or termination of non-executive and non-management employees (and who will be such employees after promotion or hire) in the ordinary course of business, (ix) loan any funds to any SLS Employee or (x) award or promise to award to any SLS Employee any equity or equity-based award;

(7)    make any (i) change in any material accounting principles, methods or practices followed by any SLS Entity or any material change in amortization policies or rates or (ii) revaluation of any material SLS Asset, except in any such case (clause (i) or (ii)), (x) insofar as required solely by reason of preparing the initial audited financial statements for the SLS Business on a standalone basis or (y) as required by applicable Law or GAAP, as then in effect;

(8)    (A) sell, lease, encumber, license or otherwise dispose of any properties, rights or SLS Assets, except operational assets (including inventory and equipment) in the ordinary course of business or (B) acquire title to any real property;

(9)    make any loans, advances or capital contributions to, or investments in, any Person (other than pursuant to any existing obligations under any Contract) other than the advancement of trade credit to customers or expenses to employees;

(10)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of any SLS Entity, or amend any of the terms of any such securities or make any changes (by combination, reorganization or otherwise) in the equity capital structure of any SLS Entity;

(11)    make any commitments for capital expenditures in an amount in excess of $500,000 in the aggregate;

(12)    make any material payments or grant any material discounts to customers or suppliers of the SLS Business, other than in the ordinary course of business consistent with past practices;

(13)    fail to pay or satisfy when due any material account payable or other material liability of the SLS Business in the ordinary course of business consistent with past practices (including, in each case, the timing of any such payments), other than any such liability that is being contested in good faith by the SLS Business;

(14)    amend, cancel, compromise or waive any material claim or right of the SLS Business, other than in the ordinary course of business;

(15)    (A) enter into, transfer, terminate, modify or amend (other than extensions at the end of a term in the ordinary course of business) any SLS Material Contract or other Contract that, if in effect on the date hereof, would have been a SLS Material Contract or (B) waive any right of material value under any SLS Material Contract or other Contract that, if in effect on the date hereof, would have been a SLS Material Contract;

(16)    make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, in each case if any such act would have a material and adverse effect on Newco or TruGreen Holdings following the Closing Date;

(17)    fail to maintain insurance consistent with past practice for the benefit of the SLS Entities, the SLS Business or the SLS Assets; or

(18)    authorize or announce an intention to do any of the foregoing, or enter into any Contract or arrangement to do any of the foregoing or any other action, which would reasonably be expected to prevent or materially delay or materially impede the consummation of the Closing or the other transactions contemplated by this Agreement.

Nothing contained in this Agreement shall give TruGreen Holdings, directly or indirectly, the right to control or direct the business of Scotts and its Subsidiaries (including the SLS Business) prior to the Closing. Prior to the Closing, Scotts shall, directly or indirectly, exercise and be responsible for, consistent with the terms and conditions of this Agreement and applicable Law (including the HSR Act), complete control and supervision over its business (including the SLS Business).

5.2    Conduct of the TruGreen Entities Prior to the Closing.

(a)    Except as may be required by applicable Law, as expressly permitted or contemplated by this Agreement, as set forth on TruGreen Schedule 5.2(b) or with respect to such further matters as may be consented to by Scotts in writing, such consent not to be unreasonably withheld, conditioned or delayed, between the date hereof and the earlier of the Closing, and the date, if any, that this Agreement is terminated pursuant to Section 10.1, TruGreen Holdings shall cause each of the TruGreen Entities to conduct its business in the ordinary course of business, consistent with past practices; provided, however, that no action or omission by TruGreen Holdings or any of the TruGreen Entities with respect to matters specifically addressed by any provision of Section 5.2(b) shall constitute a breach of this Section 5.2(a) unless such action or omission would constitute a breach of such specific provision.

(b)    Without limiting the generality of Section 5.2(a) (other than pursuant to the proviso thereto), except (x) as expressly permitted or contemplated by this Agreement (including any agreements related to, and the completion of, the Newco Restructuring) or as expressly required by the Merger Agreement as in effect on the date hereof, (y) as required by applicable Law or (z) as set forth on TruGreen Schedule 5.2(b), between the date hereof and the earlier of the Closing, and the date that this Agreement is terminated pursuant to Section 10.1 (if any), TruGreen Holdings shall not, and shall not permit its Subsidiaries (including the TruGreen Entities) to, do any of the following unless the prior written consent of Scotts (which shall not be unreasonably withheld, delayed or conditioned) has been obtained:

(1)    amend or otherwise modify the respective articles of incorporation or bylaws (or similar organizational documents) of any TruGreen Entity;

(2)    incur, guaranty or assume any Indebtedness or debt obligation other than obligations under Contracts incurred in the ordinary course of business consistent with past practices;

(3)    cancel, forgive, pay, discharge, satisfy, compromise or settle any material debt, claim or obligation other than (i) in the ordinary course of business or as required pursuant to any Contract in effect as of the date hereof or that is permitted to be entered into after the date hereof in accordance with this Section 5.2 or (ii) solely involving the payment of money or monetary damages by TruGreen Holdings or its Subsidiaries prior to the Closing;

(4)    create or otherwise incur any Encumbrance on any material asset other than Permitted Encumbrances and Encumbrances that will be released in full prior to the Closing;

(5)    acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets, properties or rights of, or by any other manner, any business of any Person or any division thereof or (B) any capital stock, assets, properties or rights of any other Person, in each case, other than those acquired in the ordinary course of business consistent with past practices;

(6)    except (A) as required pursuant to the terms of any TruGreen Benefit Plan or by Law or (B) as contractually required (i) increase in annual base salary or hourly base wages of any TruGreen Employee other than in the ordinary course of business and consistent with past practices for non-executive and non-management-level employees, (ii) grant to any TruGreen Employee any material increase in compensation or benefits, (iii) grant to any TruGreen Employee any increase in severance or termination pay, (iv) enter into or amend any employment, consulting, indemnification, severance or termination agreement with any TruGreen Employee, (v) enter into or amend any collective bargaining agreement with any TruGreen Employee, (vi) establish, adopt, enter into or amend or terminate any TruGreen Benefit Plan in a manner that would increase the liability of any of the TruGreen Entities, other than broad based changes which cover TruGreen Employees generally, (vii) accelerate the vesting, material payment or funding of any compensation or benefits under any TruGreen Benefit Plan, (viii) promote, hire or terminate (other than for cause) any TruGreen Employee who will be (after the date of promotion or hire) or is (in case of termination) a TruGreen Employee, in each case, other than promotion, hire or termination of non-executive and non-management employees (and who will be employees after promotion or hire) in the ordinary course of business, (ix) loan any funds to any TruGreen Employee or (x) award or promise to award to any TruGreen Employee any equity or equity-based award;

(7)    make any (A) change in any material accounting principles, methods or practices, or any material change in amortization policies or rates, or (B) revaluation of any material asset, in any such case in clause (A) or (B), other than as required by applicable Law or GAAP, as then in effect;

(8)    (A) sell, lease, encumber, license or otherwise dispose of any properties, rights or assets, except operational assets (including inventory and equipment) in the ordinary course of business or (B) acquire title to any real property;

(9)    make any loans, advances or capital contributions to, or investments in, any Person (other than pursuant to any existing obligations under any Contract) other than the advancement of trade credit to customers or expenses to employees;

(10)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities, or amend any of the terms of any such securities or make any changes (by combination, reorganization or otherwise) in its equity capital structure;

(11)    make any commitments for capital expenditures in an amount in excess of $500,000 in the aggregate;

(12)    make any material payments or grant any material discounts to its customers or suppliers, other than in the ordinary course of business consistent with past practices;

(13)    fail to pay or satisfy when due any material account payable or other material liability in the ordinary course of business consistent with past practices (including, in each case, the timing of any such payments), other than any such liability that is being contested in good faith;

(14)    amend, cancel, compromise or waive any material claim or right, other than in the ordinary course of business;

(15)    (A) enter into, transfer, terminate, modify or amend (other than extensions at the end of a term in the ordinary course of business) any TruGreen Material Contract or other Contract that, if in effect on the date hereof, would have been a TruGreen Material Contract, (B) waive any right of material value under any TruGreen Material Contract or other Contract that, if in effect on the date hereof, would have been a TruGreen Material Contract, or (C) enter into, join or become a party to, the Merger Agreement (except this clause (C) shall not apply to TruGreen Holdings);

(16)    make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, in each case if any such act would have a material and adverse effect on Newco or Scotts following the Closing Date;

(17)    fail to maintain insurance consistent with past practice; or

(18)    authorize or announce an intention to do any of the foregoing, or enter into any Contract or arrangement to do any of the foregoing or any other action, which would reasonably be expected to prevent or materially delay or materially impede the consummation of the Closing or the other transactions contemplated by this Agreement.

Nothing contained in this Agreement shall give Scotts, directly or indirectly, the right to control or direct the business of TruGreen Holdings and its Subsidiaries prior to the Closing. Prior to the Closing, TruGreen Holdings shall, directly or indirectly, exercise and be responsible for, consistent with the terms and conditions of this Agreement and applicable Law (including the HSR Act), complete control and supervision over its business.

5.3    Efforts; Third-Party Approvals.

(a)    On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including using reasonable best efforts to cause the conditions to the Closing in such party’s control set forth in Article VII to be satisfied (provided that (i) without limitation, nothing herein shall create any obligation on the part of Scotts or any of its Affiliates with respect to the conditions set forth in 7.1(a)-(c), (g), (i)-(k) and (ii) Scotts’s obligations with respect to matters covered by 7.2(h) are solely set forth in the applicable provisions of Section 5.11) and taking all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on it or any of its Subsidiaries with respect to the Closing and using its reasonable best efforts to cause the conditions to the closing of the transactions contemplated by the Merger Agreement to be satisfied; provided that nothing in this Agreement or any Ancillary Agreement shall be construed as requiring (i) any Person to pay or commit to pay any amount to (or incur any extraordinary or unreasonable obligation in favor of) any Person from whom any Consent or assignment may be required (other than nominal filing or application fees) or to agree to any material amendment to any Contract, (ii) either Party to waive compliance with any condition, covenant or agreement set forth in this Agreement or any Ancillary Agreement or (iii) TruGreen Holdings or any of its Affiliates to waive compliance with any condition, covenant or agreement set forth in the Merger Agreement as in effect on the date hereof. TruGreen Holdings shall not agree to any amendment to the terms of the Merger Agreement in any manner that would reasonably be expected to materially delay or prevent the Closing.

(b)    Each Party shall, as promptly as practicable, and in any event within 10 Business Days of the Closing (i) make, or cause to be made, all filings and submissions (including those under the HSR Act or any other Competition Laws) required under any Law applicable to such party or any of its Affiliates, and give such reasonable undertakings as may be required in connection therewith and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations and approvals from all Governmental Bodies necessary to be obtained by such Party or any of its Affiliates, in each case in connection with this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, provided that (A) Scotts and its Subsidiaries shall not give any undertakings, make any commitments or enter into any agreements that would be binding upon Newco or any of its Subsidiaries, including, after the Closing, the SLS Entities, without the prior written consent of TruGreen Holdings, except as would not be materially adverse to Newco and its Subsidiaries, including, after the Closing, the SLS Entities, taken as a whole, (B) TruGreen Holdings and its Subsidiaries shall not give any undertakings, make any commitments or enter into any agreements that would be binding upon Newco or any of its Subsidiaries, including, after the Closing, the SLS Entities, without the prior written consent of Scotts, except as would not be materially adverse to Newco and its Subsidiaries, including, after the Closing, the SLS Entities, taken as a whole, (C) TruGreen Holdings and its Subsidiaries shall not give any undertakings, make any commitments or enter into any agreements that would be binding upon Scotts or any of its Subsidiaries (other than those binding on the SLS Entities after the Closing that are otherwise permitted pursuant to the foregoing clause (B)) without the prior written consent of Scotts, (D) neither Scotts nor any of its Affiliates shall be required to take or not take any action related to any existing business of Scotts other than the SLS Business (provided, further, that the foregoing exception shall not apply to the payment of amounts by Scotts or any Affiliate that are included in reimbursable Scotts Transaction Expenses, unless it could reasonably be expected to impair the overall benefit to be realized from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements), and (E) neither Party nor any of its Affiliates shall be required to take any action that involves divestiture of an existing business of such Party or any of its Affiliates, that involves unreasonable expense or that could reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Each Party shall keep the other apprised, to the extent permitted by applicable Laws, of the status of any communications with, and any inquiries or request for additional information from, Governmental Bodies pursuant to the HSR Act or any other Competition Laws, and each party hereto shall use its reasonable best efforts to defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby.

(c)    In connection with the matters contemplated by this Agreement, each of Scotts and TruGreen Holdings shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts prior to the Closing Date to give all notices to third parties and to obtain all third-party Consents and assignments in connection with the transactions contemplated hereby and by the Ancillary Agreements, the Debt Financing Commitment (in the case of Scotts) and the Merger Agreement (in the case of TruGreen Holdings); provided, however, that neither Scotts nor TruGreen Holdings nor their respective Subsidiaries shall be required to pay or commit to pay any amount to (or incur any extraordinary or unreasonable obligation in favor of) any Person from whom any such Consent or assignment may be required (other than nominal filing or application fees) or agree to any material amendment, supplement or waiver to any Contract. To the extent that Scotts or TruGreen Holdings is unable to obtain any required third-party Consents prior to the Closing despite such efforts, each of Scotts, TruGreen Holdings and each of their respective Subsidiaries shall use its respective commercially reasonable efforts to obtain (or cause to be obtained), as promptly as practicable following the Closing, all such Consents; provided, however, that no Person shall be required to pay or commit to pay any amount to (or incur any extraordinary or unreasonable obligation in favor of) any Person from whom any such Consent or assignment may be required (other than nominal filing or application fees) or agree to any material amendment, supplement or waiver to any Contract. With respect to any SLS Material Contract (other than a Shared Contract) or any TruGreen Material Contract requiring a third-party Consent that has not been obtained prior to the Closing, Scotts, the Non-SLS Subsidiaries, TruGreen Holdings, the TruGreen Entities and the SLS Entities, as applicable shall use their commercially reasonable efforts to cooperate with each other in any lawful and economically feasible arrangement (including by license) to provide the TruGreen Entities and the SLS Entities with the benefits under such SLS Material Contract or TruGreen Material Contract, as applicable; provided that Newco and its Subsidiaries shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the TruGreen Entities and the SLS Entities would have been responsible therefor if such Consent had been obtained prior to the Closing.

(d)    Each party hereto shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, the Ancillary Agreements and the Merger Agreement, including promptly furnishing the other with copies of (i) written notices or other written communications received by TruGreen Holdings, on the one hand, or Scotts, on the other hand, as the case may be, or any of its representatives, from any Governmental Body with respect to the transactions contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement or from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, any Ancillary Agreement or the Merger Agreement and (ii) any material documentation related to the Merger.

(e)    From and after the date of this Agreement until the earlier of the Closing Date and termination of this Agreement in accordance with Section 10.1, Scotts shall give prompt notice to TruGreen Holdings, and TruGreen Holdings shall give prompt notice to Scotts, of (i) any representation or warranty made by it contained in this Agreement, or in the case of TruGreen Holdings, the Merger Agreement, becoming untrue or inaccurate and (ii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement, or, in the case of TruGreen Holdings, the Merger Agreement, in the case of each of clauses (i) and (ii), which could reasonably be expected to result in a failure to satisfy a condition to the other Party’s obligation to effect the Closing or, in the case of TruGreen Holdings, a failure to satisfy a condition to the obligation of any party to the Merger Agreement to consummate the transactions contemplated by the Merger Agreement.

5.4    Access to Information; Other Contacts.

(a)    From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement in accordance with Section 10.1, (i) Scotts shall allow TruGreen Holdings and its accountants, counsel and other representatives, at TruGreen Holdings’s expense, to make such reasonable investigation of the business, operations and properties of the SLS Business and the SLS Entities as reasonably necessary in connection with the transactions contemplated by this Agreement and (ii) TruGreen Holdings shall allow Scotts and its accountants, counsel and other representatives, at Scotts’s expense, to make such reasonable investigation of the business, operations and properties of the TruGreen Entities as reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the SLS Entities or TruGreen Entities, as applicable, and Scotts and the Non-SLS Subsidiaries to the extent related to the SLS Business, and the properties and books and records of the TruGreen Entities or SLS Entities, as applicable, and Scotts and the Non-SLS Subsidiaries to the extent related to the SLS Business. The SLS Entities, Scotts and the Non-SLS Subsidiaries, shall furnish TruGreen Holdings and its representatives with such financial, operating and other data and information and copies of documents with respect to the SLS Entities, or Scotts or the Non-SLS Subsidiaries to the extent related to the SLS Business, or any of the transactions contemplated by this Agreement as TruGreen Holdings shall from time to time reasonably request. TruGreen Holdings and its Subsidiaries, shall furnish Scotts and its representatives with such financial, operating and other data and information and copies of documents with respect to the TruGreen Entities, or any of the transactions contemplated by this Agreement as Scotts shall from time to time reasonably request. All access and investigation pursuant to this Section 5.4 shall occur only upon reasonable notice during normal business hours. Notwithstanding anything to the contrary in this Agreement, neither Party nor any of its Affiliates shall be required to disclose any information to the other Party if such disclosure would reasonably be expected to (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or Contract entered into prior to the date hereof; provided that at the request of a Party, the other Party shall use commercially reasonable efforts to cause such disclosure to be permitted or to develop an alternative to providing such information reasonably acceptable to the requesting Party.

(b)    During the period between the date hereof and the Closing, (i) TruGreen Holdings and its representatives may contact or communicate with the customers, suppliers and licensors of the SLS Business in connection with the transactions contemplated hereby only with the prior written consent of Scotts, which shall not be unreasonably withheld but may be conditioned upon a designee of Scotts being present at any meeting or conference, and (ii) Scotts and its representatives may contact or communicate with the customers, suppliers and licensors of the TruGreen Entities in connection with the transactions contemplated hereby only with the prior written consent of TruGreen Holdings, which shall not be unreasonably withheld but may be conditioned upon a designee of TruGreen Holdings being present at any meeting or conference, in the case of each of clauses (i) and (ii), subject to applicable Law. For the avoidance of doubt, nothing in this Section 5.4 shall prohibit either Party or its Affiliates from contacting the customers, suppliers and licensors of the SLS Business or the TruGreen Entities, as applicable, in the ordinary course of the businesses of such Party or its Affiliates for the purpose of selling its or such Affiliates’ products or for any other purpose unrelated to the transactions contemplated by this Agreement and the Ancillary Agreements, provided that the transactions contemplated by this Agreement and the Ancillary Agreements shall not be discussed in any such contacts. Notwithstanding anything to the contrary in this Section 5.4(b), all such contacts and communications shall be subject to the restrictions set forth in Section 5.6 and in the Confidentiality Agreement.

5.5    Books and Records; Access; Assistance.

(a)    Subject to Section 6.5, for a period of six years after the Closing Date, Scotts and TruGreen Holdings shall preserve and retain (or cause to be preserved and retained) all accounting, legal, auditing and other books and records (including any documents relating to any Proceedings arising out of or with respect to the operation or conduct of the SLS Business or the TruGreen Entities, as applicable, and those described on Scotts Schedule 5.5(a)) over which it has control to the extent (i) relating to the conduct of the TruGreen Entities or (ii) primarily relating to the conduct of the SLS Business, as applicable, prior to the Closing Date. Notwithstanding the foregoing, during such six-year period, a Party may dispose of any such books and records that are offered to, but not accepted by, the other Party and Newco.

(b)    From and after the Closing, if, in order to properly prepare documents required to be filed with Governmental Bodies (including Tax Authorities) or its financial statements, or for any other reasonable business purpose (including in connection with any securities offering or the management, investigation, defense, prosecution and disposition of any matters and/or Proceedings described on Scotts Schedule 9.2(d), including any counterclaims with respect thereto, and any Liabilities or contingent Liabilities with respect thereto (whether now or in the future existing, the “Specified Matters”)), it is necessary that Scotts (or its Affiliates or its or their successors), on the one hand, or TruGreen Holdings (or its Affiliates or its or their successors), on the other hand, be furnished with additional information of the type described in Section 5.5(a) above, and such information is in the possession of the other Party or Newco (or its Subsidiaries), except as would, in such Party’s or Newco’s (or Newco’s Subsidiaries’), as applicable, reasonable discretion (i) jeopardize any attorney-client or other legal privilege (provided, that (x) the privilege with respect to any matter for which Scotts or the Non-SLS Subsidiaries have retained liability or have agreed to indemnify the TruGreen Indemnified Parties pursuant to Section 9.2(d) shall remain with Scotts to the extent relating solely to such liability as is retained or indemnified by Scotts or the Non-SLS Subsidiaries and (y) if requested by Scotts, TruGreen Holdings and its Subsidiaries (including, after the Closing, the SLS Entities) shall cooperate in good faith to enter into customary joint defense agreements proposed by Scotts to protect any such privilege, including any joint privilege) or (ii) contravene any applicable Law, fiduciary duty or Contract (provided that at the request of a Party, the other Party shall use commercially reasonable efforts, including causing Newco and its Subsidiaries to use commercially reasonable efforts, to cause the furnishing of such information to be permitted or to develop an alternative to providing such information reasonably acceptable to the requesting Party), such other Party agrees to use its commercially reasonable efforts, including causing Newco and its Subsidiaries to use commercially reasonable efforts, to furnish such information to the Party that requires such information and provide reasonable access to any employees or other relevant personnel that may be reasonably required to be consulted with in connection with any such purpose, in each case, at the cost and expense of the party being furnished such information or access to such employees or personnel, as applicable. After the Closing Date, except in the case of an adversarial Proceeding by Scotts and/or its Affiliates, on the one hand, against TruGreen Holdings and its Affiliates on the other hand, or vice versa, each Party hereto shall use its commercially reasonable efforts to make available to the other Party, upon written request, its and its Affiliates’ former, current and future directors, officers, employees, other personnel and agents to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required (including, if applicable, by serving as a witness) in connection with the management, investigation, defense, prosecution and disposition of any Specified Matter or related Proceeding in which the requesting party may from time to time be involved, regardless of whether such Specified Matter or Proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

(c)    Nothing in this Section 5.5 shall be deemed to modify, diminish or otherwise limit any information rights to which a party is entitled pursuant to the LLC Agreement.

5.6    Confidentiality.

(a)    Each Party acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing, the obligations under the Confidentiality Agreement shall terminate, except with respect to provisions regarding disclosure and use of confidential information not related to the SLS Business, the SLS Entities or the TruGreen Entities, which shall continue in accordance with the terms of the Confidentiality Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    Except as required by applicable Law, TruGreen Holdings shall, and shall cause the TruGreen Entities and the SLS Entities after the Closing to, to the extent any of them has any nonpublic information relating to Scotts and its Subsidiaries, but excluding information relating to either the SLS Business or the SLS Entities (any such information, “Scotts Information”), (i) treat the Scotts Information strictly confidentially and (ii) to the extent the Scotts Information is known to be documented or exist in written, photographic or other physical form, return to Scotts or destroy such information (and any copies made thereof) upon Scotts’s request.

5.7    Employees.

(a)    Scotts Schedule 5.7(a) lists (i) each SLS Employee as of the date hereof, including, to the extent permitted by applicable Law, such SLS Employee’s name, title, work location, employer, identification number and leave status and (ii) each Retained Scotts Employee as of the date hereof, including to the extent permitted by applicable Law, such Retained Scotts Employee’s name, title, work location and employer. Scotts Schedule 5.7(a) may be amended by Scotts with the prior written consent of TruGreen Holdings (which shall not be unreasonably withheld) at any time prior to Closing to (x) add any other employee as SLS Employee who primarily supports the SLS Business (in which event, if applicable, such employee will be removed from being a Retained Scotts Employee) or becomes a new employee of any SLS Entity in compliance with Section 5.1 or (y) remove any employee from being an SLS Employee who ceases to primarily support the SLS Business (in which case, such employee shall be added as a Retained Scotts Employee) or whose employment is terminated.

(b)    Except as otherwise expressly set forth herein or the Employee Leasing Agreement, from and after the Closing Date, Scotts and its Subsidiaries shall retain all Liabilities under the Scotts Benefit Plans, and, from and after the ELA Expiration Date, Newco and its Affiliates (including the SLS Entities) shall assume or retain, as applicable, all Liabilities under the SLS Entity Benefit Plans. Effective as of the ELA Expiration Date (or, with respect to Inactive Employees, the date they become Transferred SLS Employees), the Transferred SLS Employees shall cease active participation in, and receipt of any additional accruals under, the Scotts Benefit Plans. Without limiting the scope of this Section 5.7, subject to the terms of the Employee Leasing Agreement (including the requirement that Newco will reimburse Scotts and its Affiliates for the cost of any such liabilities incurred during the Leasing Term, as such term is defined in the Employee Leasing Agreement) Scotts and its Subsidiaries shall retain and be responsible for: (i) medical, prescription drug, dental, vision, workers’ compensation, short- and long-term disability, life insurance, accidental death and dismemberment and other welfare benefit claims that are incurred by Transferred SLS Employees and their beneficiaries and dependents prior to the ELA Expiration Date (or, with respect to Inactive Employees, the date they become Transferred SLS Employees); and (ii) claims relating to COBRA coverage attributable to “qualifying events” occurring prior to the ELA Expiration Date (or, with respect to Inactive Employees, the date they become Transferred SLS Employees) with respect to any former SLS Employees and their beneficiaries and dependents. Subject to the terms of the Employee Leasing Agreement, Newco and its Affiliates (including the SLS Entities) shall assume and be responsible for: (y) medical, prescription drug, dental, vision, workers’ compensation, short- and long-term disability, life insurance, accidental death and dismemberment and other welfare benefit claims that are incurred by Transferred SLS Employees on or after the ELA Expiration Date (or, with respect to Inactive Employees, the date they become Transferred SLS Employees); and (z) claims relating to COBRA coverage attributable to “qualifying events” occurring on or after the ELA Expiration Date (or, with respect to Inactive Employees, the date they become Transferred SLS Employees) with respect to any Transferred SLS Employees and their beneficiaries and dependents. For purposes of this Section 5.7(b), (I) medical, dental, prescription drug and vision claims shall be considered incurred when the treatment for a given condition or medical supplies are provided, and not when the condition arose, (II) claims for workers’ compensation and short- and long-term disability benefits shall be incurred upon the date of the event, occurrence or circumstance giving rise to the claim for workers’ compensation, (III) claims of life insurance shall be incurred upon death and (IV) claims for accidental death and dismemberment benefits shall be incurred when the accident occurred. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.7(b) shall in all events be subject to the provisions of the Employee Leasing Agreement.

(c)    Prior to the Closing, (i) the employment of each SLS Employee who is employed by an SLS Entity shall (unless such Person has ceased to be employed by Scotts or any Non-SLS Subsidiary prior thereto) be transferred to Scotts or a Non-SLS Subsidiary, and each such employee shall cease to be an employee of, an SLS Entity, without any interruption or cessation of employment, terms and conditions of employment or break in service and (ii) the employment of each Retained Scotts Employee who is employed by an SLS Entity as of the date of this Agreement shall (unless such Person has ceased to be employed by an SLS Entity prior thereto) be transferred from, and each such employee shall cease to be an employee of, an SLS Entity, without any interruption or cessation of employment, terms and conditions of employment or break in service. Retained Scotts Employees and all other individuals employed by Scotts and its Subsidiaries at the Closing shall remain employees of Scotts or its Subsidiaries immediately following the Closing. Prior to the Closing, the Parties will negotiate in good faith and enter into a sublease agreement in respect of the building identified in Item 1 of Scotts Schedule 3.12(b) and into an Employee Leasing Agreement (“Employee Leasing Agreement”) having the terms described in the ELA Term Sheet attached hereto as Scotts Schedule 5.7(c). From the Closing until the expiration date (the “ELA Expiration Date”) of the Employee Leasing Agreement, SLS Employees will provide services to Newco pursuant to the terms of the Employee Leasing Agreement. Newco shall, or shall cause TruGreen LP and its Affiliates to offer employment to each SLS Employee (including all full-time and part-time SLS Employees and SLS Employees who are on leave under the Family and Medical Leave Act or any similar U.S. state law, on vacation or who have taken a personal day or occasional absence day as currently defined in Scotts’s policies and all SLS Employees who are on an approved leave of absence, or temporary layoff during the off-peak season of the SLS Business, whether paid or unpaid (but excluding any Inactive Employees who have not returned to active employment status (including with any reasonable accommodation) as of the ELA Expiration Date)) in accordance with the provisions of this Section 5.7 and the Employee Leasing Agreement, with such employment to be effective as of the first day following the ELA Expiration Date (any SLS

Employee who accepts Newco’s or its Affiliates’ offer of employment, a “Transferred SLS Employee”). Notwithstanding the foregoing, prior to the ELA Expiration Date, the Parties may agree in good faith to use an alternative method for SLS Employees to become employees of Newco and its Affiliates (including, if SLS Employees are then all employed by one entity, for such entity to be transferred or contributed to Newco under the terms consistent with the intent of the terms and provisions of this Agreement). Scotts shall bear and be responsible for all Liabilities with respect to Inactive Employees arising during the period of time such Inactive Employees are employed by Scotts or a Non-SLS Subsidiary following the Closing. If any such Inactive Employee returns to active employment (including with any reasonable accommodation) prior to the ELA Expiration Date, such Inactive Employee shall cease being an Inactive Employee. Any Inactive Employee who returns to active status (including with any reasonable accommodation) and presents himself or herself to Scotts or a Non-SLS Subsidiary for reemployment during the period between the ELA Expiration Date and the one-year anniversary of the Closing Date, at which time any such individual shall be offered continued employment with Newco or any of its Subsidiaries (including the SLS Entities). If and when the Inactive Employee returns to active status and commences employment with Newco or any of its Subsidiaries, such Inactive Employee shall be considered a Transferred SLS Employee and the Inactive Employee shall become eligible for coverage and benefits under all employee benefit plans or programs maintained by Newco or any of its Subsidiaries under the same terms and conditions that apply to other Transferred SLS Employees.

(d)    Unless the Parties agree otherwise in writing and subject to the Employee Leasing Agreement, as of the Closing Date and until December 31, 2016, Newco shall, or shall cause TruGreen LP and its Affiliates to, provide Transferred SLS Employees with (A) compensation (including salary and short-term target incentive bonus opportunities) that are no less favorable in the aggregate than the compensation provided to each Transferred SLS Employee immediately prior to the Closing Date and (B) without duplication of items described in clause (A), employee benefits (but excluding equity-based incentives, severance benefits, retention bonuses and other change in control entitlements, and retirement compensation benefits under a defined benefit plan) that are substantially comparable in the aggregate to the employee benefits (subject to the same exclusions) provided to each Transferred SLS Employee immediately prior to the Closing Date; provided, however, that a change in benefits by Scotts or any Non-SLS Entity (which was not directed or requested by Newco, any of its Affiliates or Leased Employees, pursuant to the terms of the Employee Leasing Agreement) during the period between the Closing and the ELA Expiration Date shall not constitute a breach by Newco or any of its Affiliates of this Section 5.7(d). Nothing herein shall be deemed to limit the right of Newco, TruGreen LP or any of their respective Affiliates to (x) terminate the employment of any Transferred SLS Employee at any time, (y) change or modify the terms or conditions of employment of any Transferred SLS Employee or (z) change or modify any SLS Entity Benefit Plan, TruGreen Benefit Plan or other employee benefit plan or arrangement in accordance with its terms.

(e)    For purposes under the employee benefit plans, programs and arrangements established or maintained by Newco and its respective Affiliates in which Transferred SLS Employees may be eligible to participate after the ELA Expiration Date (the

“New Benefit Plans”) (including any severance plans), each Transferred SLS Employee shall be credited with the same amount of service as was credited by the SLS Entities as of the ELA Expiration Date under similar or comparable SLS Business Benefit Plans or Scotts Benefit Plans in which such Transferred SLS Employee participated immediately prior to the ELA Expiration Date (except (x) for purposes of benefit accrual under defined benefit plans and retiree medical arrangements or (y) to the extent such credit would result in a duplication of benefits). In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Transferred SLS Employees may be eligible to participate following the ELA Expiration Date, each Transferred SLS Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable SLS Business Benefit Plan or Scotts Benefit Plan in which such Transferred SLS Employee was eligible to participate immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred SLS Employee, Newco shall cause all preexisting condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Transferred SLS Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable SLS Business Benefit Plan or Scotts Benefit Plan in which such Transferred SLS Employee participated immediately prior to the ELA Expiration Date. Newco shall use commercially reasonable efforts to cause any eligible expenses incurred by such Transferred SLS Employee and his or her covered dependents during the portion of the plan year of the SLS Business Benefit Plan or Scotts Benefit Plan, as applicable, ending on the date such Transferred SLS Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred SLS Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan. Effective as of the ELA Expiration Date, Newco shall, or shall cause TruGreen LP and its Affiliates to establish, to the extent it does not currently exist, a defined contribution plan with a 401(k) feature, or cause an existing defined contribution plan with a 401(k) feature to cover the Transferred SLS Employees who were participants in, or eligible to participate in, the 401(k) plan made available by Scotts and its Affiliates to the Transferred SLS Employees (the “SLS 401(k) Plan”) prior to the ELA Expiration Date. Newco shall, or shall cause TruGreen LP and its Affiliates to permit Transferred SLS Employees to rollover any distribution from the SLS 401(k) Plan to a 401(k) plan maintained by Newco or a TruGreen Entity (the “Newco 401(k) Plan”). In furtherance of the foregoing, Newco shall, or shall cause TruGreen LP and its Affiliates, to permit any Transferred SLS Employee who is a participant in the SLS 401(k) Plan and who has a loan outstanding as of the ELA Expiration Date to rollover the note evidencing the loan, provided that such rollover is made within 60 days following the ELA Expiration Date. The rollover of distributions from the SLS 401(k) Plan to the Newco 401(k) Plan shall be in cash, except that outstanding loan balances shall be transferred in the form of notes or other documentation evidencing such loans.

(f)    TruGreen Holdings shall assume and be solely responsible for all liabilities in respect of claims made by any SLS Employee for notice, retention, severance,

retrenchment or other termination pay or benefits (including claims for constructive dismissal, termination indemnities, any damages arising from a breach of the SLS Employee’s employment contract, and any payments required to be made under any applicable Law in respect of the termination of the SLS Employee’s employment), in each case, arising out of or in connection with the termination of employment or constructive dismissal of any Transferred SLS Employee by Newco or any of its Affiliates after the ELA Expiration Date.

(g)    Unless Parties agree , prior to December 31, 2016, Newco shall, or shall cause its Affiliates to, provide vacation benefits and paid holidays to Transferred SLS Employees for so long as they are employed with Newco or its Affiliates that are at least as favorable as those provided under the applicable vacation program of Newco or its Affiliates. Newco and its Affiliates shall credit each Transferred SLS Employee with all vacation and paid time off that such Transferred SLS Employee is entitled to use but has not used as of the ELA Expiration Date, and Newco and its Affiliates shall assume all Liability for the payment of such amounts.

(h)    Without limiting the generality of the foregoing, and unless the Parties agree otherwise in writing, Newco shall, or shall cause TruGreen LP and its Affiliates to provide severance compensation and benefits to any terminated Transferred SLS Employees and pay out retention awards in accordance with Scotts Schedule 5.7(h).

(i)    The terms of this Section 5.7 are included for the sole benefit of the respective Parties and shall not confer any rights or remedies upon any Transferred SLS Employee or former employee of the SLS Business, any participant or beneficiary in any SLS Entity Benefit Plan or any other Person or Governmental Body (whether as a third party beneficiary or otherwise) other than the Parties. Nothing contained in this Agreement shall (i) constitute or be deemed to constitute an amendment to any SLS Entity Benefit Plan or other compensation or benefit plan, policy, program or arrangement of any SLS Entity, any TruGreen Entity or any other Person, (ii) obligate Newco or any of its Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee; or (iii) prevent Newco, TruGreen LP or any of their Subsidiaries from amending or terminating any benefit plan or arrangement.

5.8    Intercompany Arrangements.

(a)    Scotts shall cause (i) each SLS Intercompany Balance to be eliminated prior to the Closing, (ii) all SLS Intracompany Obligations that exist as of the date hereof or that are created after the date hereof, other than for trade payables and receivables, to be settled in full in cash prior to the Closing and (iii) each Contract between a SLS Entity, on the one hand, and Scotts or any of the Non-SLS Subsidiaries, on the other hand (each, an “SLS Intercompany Contract”), other than this Agreement and the Ancillary Agreements, to be terminated prior to the Closing without any obligation under any SLS Intercompany Contract surviving such termination other than the Contracts set forth on Scotts Schedule 5.8(a).

(b)    TruGreen Holdings shall cause (i) each TruGreen Intercompany Balance to be eliminated prior to the Closing, (ii) all TruGreen Intracompany Obligations that exist as of the date hereof or that are created after the date hereof, other than for trade payables and receivables, to be settled in full in cash prior to the Closing and (iii) each Contract between a TruGreen Entity, on the one hand, and TruGreen Holdings or any of its Affiliates (other than the TruGreen Entities), on the other hand (each, a “TruGreen Intercompany Contract”), other than this Agreement, the Ancillary Agreements and any agreements (A) for the provision of commercial services or the supply or purchase of commercial goods with any portfolio company of any fund managed by Clayton, Dubilier & Rice, LLC (other than TruGreen Holdings) that are on an arms-length basis or (B) under Clayton, Dubilier & Rice, LLC’s affiliate procurement programs, to be terminated prior to the Closing without any obligation under any TruGreen Intercompany Contract surviving such termination other than the Contracts set forth on TruGreen Schedule 5.8(b).

(c)    Neither (i) the satisfaction or termination of any SLS Intercompany Balance or TruGreen Intercompany Balance nor (ii) the termination of any SLS Intercompany Contract or TruGreen Intercompany Contract shall be deemed a breach or violation of any provision of this Agreement.

5.9    Insurance.

(a)    From and after the Closing Date, the SLS Entities shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of Scotts’s or its Subsidiaries and/or Affiliates’ insurance policies or any of their self-insured programs (for the purposes of this Section 5.9, “Scotts” shall include, where appropriate to the context, its Subsidiaries and/or Affiliates) (collectively, the “Insurance Arrangements”), other than (i) insurance policies or self-insurance programs acquired directly by and in the name of the SLS Entities, (ii) with respect to any claim, act, omission, event, circumstance, occurrence or Loss insured under any occurrence-based insurance policy to the extent it occurred or existed before the Closing Date and (iii) with respect to any claim, act, omission, event, circumstance, occurrence or Loss insured under any claims-made insurance policy that was known to Scotts or its Subsidiaries and/or Affiliates prior to the Closing (the insurance policies described in clauses (ii) and (iii), the “Available Insurance Policies”).

(b)    It shall be a condition to any pursuit of insurance benefits or coverage permitted by this Section 5.9, that:

(i)    the SLS Entities shall promptly notify Scotts of all such claims or efforts to seek benefits or coverage under the applicable Available Insurance Policy and Scotts shall reasonably cooperate with the SLS Entities in pursuing all such claims, provided that the SLS Entities shall be solely responsible for notifying the relevant insurance companies of, and complying with all conditions for, such claims;

(ii)    the applicable SLS Entity shall exclusively bear (and neither Scotts nor any of its Affiliates shall have any obligation to repay or reimburse any TruGreen Entity or SLS Entity therefor) the amount of any and all deductibles, retentions or self-insurance associated with claims under the Available Insurance Policies, whether such claims are made by any of the SLS Entities, their respective employees or third parties, and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims; and

(iii)    the SLS Entities shall not, without the prior written consent of Scotts, which shall not be unreasonably withheld, conditioned or delayed, (A) settle, release, commute, buy-back or otherwise resolve disputes (other than specific insurance coverage disputes that do not implicate coverage under the policy for claims other than the disputed claim) with respect to any Available Insurance Policies, or amend, modify or waive any rights under any such Available Insurance Policies or (B) assign the Available Insurance Policies or any rights or claims thereunder.

(c)    Scotts shall retain the exclusive right to control all of its Insurance Arrangements, including the Available Insurance Policies, and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any claims the SLS Entities have made or could make in the future; provided that Scotts and the Non-SLS Subsidiaries shall not take any such action unless such action would apply generally to coverage of claims by the SLS Entities and claims by the Non-SLS Subsidiaries; provided, further, that Scotts shall not be obligated to indemnify the SLS Entities for the exhaustion of the limits of liability under the Available Insurance Policies.

(d)    Nothing in this Agreement is intended to waive or abrogate in any way Scotts’s own rights to insurance coverage for any Liability, whether relating to the SLS Entities or otherwise.

(e)    Whenever this Section 5.9 requires any SLS Entity to take any action after the Closing, such requirement shall be deemed to involve an undertaking on the part of TruGreen Holdings to take such action or to cause such SLS Entity to take such action.

5.10    Financing; Solvency Opinion.

(a)    TruGreen Holdings shall use its reasonable best efforts to take or cause to be taken, all actions, and do, or cause to be done, all things, necessary proper or advisable to obtain and arrange for TruGreen LP to obtain the Debt Financing on the terms and conditions (including any “flex” provisions) described in the Debt Financing Commitment and the Fee Letter, including using its reasonable best efforts to (i) except as otherwise permitted by this Section 5.10(a), maintain in effect the Debt Financing Commitment in accordance with the terms and subject to the conditions thereof, (ii) assist in the satisfaction on a timely basis of all conditions applicable to TruGreen LP in obtaining the Debt Financing at the Closing as set forth therein, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on terms and conditions (including any “flex” provisions) no less favorable to TruGreen LP than those contemplated by the Debt Financing Commitment and the Fee Letter and which permit

Newco to perform its indemnification obligations pursuant to, and in accordance with, terms of this Agreement and (iv) obtain the financing no less favorable to TruGreen LP than that contemplated by the Debt Financing Commitment, including fully enforcing the rights of TruGreen LP under the Debt Financing Commitment, as applicable. TruGreen Holdings shall provide copies thereof to Scotts on a current basis and otherwise keep Scotts reasonably informed on a current basis of the status of its efforts to arrange the Debt Financing and promptly provide Scotts with copies of all executed material definitive agreements with respect to the Debt Financing Commitment. Neither TruGreen Holdings nor any of its Subsidiaries shall be permitted to modify, supplement, restate, assign, substitute or replace any of the Debt Financing Commitment; provided that TruGreen Holdings and its Subsidiaries may, without the consent of Scotts, (x) amend, replace or modify the Debt Financing Commitment to add or replace lenders, lead arrangers, book runners, syndication agents or similar entities or (y) otherwise amend, replace or modify, or consent to any waiver of any provision or remedy under, the Debt Financing Commitment, so long as such amendment, replacement, modification or waiver does not (A) reduce the aggregate amount of the Debt Financing to less than $650 million or (B) impose new or additional conditions, or otherwise expand, amend or modify any of the conditions, to the receipt of Debt Financing in a manner that would reasonably be expected to (I) delay or prevent the Closing, (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (III) adversely impact the ability of TruGreen LP to enforce its rights against the other parties to the Debt Financing Commitment, the ability of TruGreen LP to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby (it being agreed and understood that any amendment, modification, supplement, replacement or waiver relating to conditionality or the availability of funding (other than a reduction that would not reduce the aggregate amount of the Debt Financing to less than $650 million) shall be deemed to require Scotts’s prior written consent hereunder). TruGreen LP shall promptly deliver to Scotts copies of any amendment, modification, waiver or replacement of the Debt Financing Commitment. Subject to the terms and conditions of this Agreement (including Section 5.11), in the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, TruGreen Holdings shall promptly notify Scotts and shall use its reasonable best efforts to obtain and arrange for alternative financing from alternative sources in an amount equal to the amount of the Debt Financing contemplated by the Debt Financing Commitment; provided that TruGreen Holdings and TruGreen LP shall not be required to accept any alternative financing that is less favorable to it than the Debt Financing contemplated by the Debt Financing Commitment (including any “market flex” provision set forth in any fee letters provided with the Debt Financing Commitment). TruGreen Holdings shall promptly (upon reasonable request by Scotts) deliver to Scotts true and complete copies of all drafts of any alternative financing commitments and all final agreements pursuant to which any such alternative source shall have committed to provide TruGreen Holdings with any portion of the Debt Financing. References to “Debt Financing” in this Agreement shall include the financing contemplated by the Debt Financing Commitment as permitted by this Section 5.10(a) to be amended, modified or replaced and any alternative financings in lieu of the Debt Financing Commitment (with any such amendments and modifications as are permitted by this Section 5.10(a)), and references to “Debt Financing Commitment” and “Fee Letter” shall include such documents as permitted by this Section 5.10(a) to be amended, modified or replaced, from and after such amendment, modification or replacement and any analogous documents contemplated by the immediately preceding sentence.

(b)    TruGreen Holdings shall, and shall cause TruGreen LP to, give Scotts prompt notice of (i) any material breach or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach by any party to the Debt Financing Commitment of which TruGreen Holdings or TruGreen LP becomes aware, (ii) the receipt of any written notice or other written communication from any Person with respect to any actual breach, default or repudiation by any party to the Debt Financing Commitment, (iii) the indication in writing by a counterparty that it will not provide, or it refuses to provide, all or any portion of the financing contemplated by the Debt Financing Commitment on the terms set forth therein, and (iv) any termination of the Debt Financing Commitment. TruGreen Holdings shall, and shall cause TruGreen LP to promptly provide any information reasonably requested by Scotts relating to any circumstances referred to in this Section 5.10(b).

(c)    TruGreen Holdings shall, and shall cause Newco to, (i) use its reasonable best efforts to obtain the Solvency Opinion including, but not limited to, reducing the amount of the Debt Financing (and thus reduce the amount available to fund the Distributions) in an amount necessary to obtain such opinion (provided that none of TruGreen Holdings, TruGreen LP or Newco shall be required to reduce the amount of the Debt Financing to such an extent that the pro rata portion of the Financing Proceeds available to be distributed to the TruGreen Newco Holders would be less than $410,000,000 in the aggregate), (ii) to the extent permitted by applicable Law, promptly provide to Scotts any written materials and/or analysis (including any drafts of the Solvency Opinion) provided to or prepared by TruGreen Holdings or Newco or any of their respective Affiliates in connection therewith and consider in good faith any documentary or other comments from Scotts thereto and (iii) use its commercially reasonable efforts to have the Solvency Opinion reflect that Scotts may rely on the Solvency Opinion.

5.11    Debt Financing Cooperation.

(a)    Prior to the Closing, Scotts shall, and shall cause its Subsidiaries (including the SLS Entities) to, and shall use its reasonable best efforts to cause its and their representatives to, provide to TruGreen Holdings and TruGreen LP such cooperation reasonably requested by TruGreen Holdings and TruGreen LP to assist TruGreen Holdings and TruGreen LP in causing the conditions in the Debt Financing Commitment to be satisfied and such cooperation as is otherwise necessary or reasonably requested by TruGreen Holdings and TruGreen LP in connection with TruGreen LP’s obtaining the Debt Financing in accordance with its terms, including cooperation that consists of:

(i)    participating in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies, in each case at times and locations mutually agreed and reasonably coordinated in advance thereof;

(ii)    providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors (including customary 10b-5 and material non-public information representations);

(iii)    executing and delivering any securities purchase agreement, credit agreement, indentures, notes, guarantees, pledge and security documents, supplemental indentures, currency or interest hedging arrangements, other definitive financing documents, and certificates or documents and back-up therefor and for legal opinions as may be reasonably requested by TruGreen Holdings or TruGreen LP and otherwise reasonably facilitating the pledging of collateral; provided that none of Scotts or its Subsidiaries or any of their respective officers or employees shall be required to execute any document in connection with this Section 5.11(a), which document would be effective at any time before the time that will be immediately prior to the Closing, other than the execution by the SLS Entities of any note purchase agreement being entered into at the time of “pricing” of any high yield bonds issued in lieu of all or a portion of the Debt Financing, and any corporate authorizations in connection with such note purchase agreement;

(iv)    (A) furnishing TruGreen Holdings, TruGreen LP and the Financing Sources as promptly as practicable with (x) audited combined balance sheets of the SLS Business for the two most recent completed fiscal years ended at least 90 days prior to the Closing Date, statements of operations, comprehensive loss, cash flows and changes of equity of the SLS Business for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, together with all related notes and schedules thereto, accompanied by the reports thereon of the independent auditors of the SLS Business and (y) unaudited combined balance sheets and related combined statements of operations, comprehensive loss, cash flows and changes of equity of the SLS Business prepared in accordance with GAAP for each of the first three fiscal quarters and related year-to-date interim periods ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date and for the comparable quarter and year-to-date interim period of the prior fiscal year, together with all related notes and schedules thereto, in the case of each of clauses (x) and (y), prepared in accordance with GAAP and in compliance with Regulation S-X promulgated under the Securities Act, (B) furnishing TruGreen Holdings and TruGreen LP (or to the Financing Sources on behalf of TruGreen Holdings and TruGreen LP) as promptly as practicable with all financial data and other information readily available or that can be gathered without undue burden regarding the SLS Business (including financial information of the SLS Business reasonably requested by TruGreen Holdings necessary for TruGreen LP’s preparation of any pro forma financial statements taking into account the Transactions (provided that Scotts and its Subsidiaries shall not be responsible for the preparation of such pro forma financial statements or any related pro forma adjustments)), in each case, (x) of the type and form customarily included in an offering memorandum for private placements of “private for life” non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or (y) as applicable, otherwise necessary to enable any investment bank that is an initial purchaser in such Rule 144A private placement to receive from the SLS Business’

independent accountants a customary “comfort” letter (including “negative assurance” comfort) (which, in the case of each of clauses (x) and (y), for the avoidance of doubt, shall not include information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or Items 402 and 407 of Regulation S-K, or executive compensation and related person disclosure referred to in SEC Release Nos. 33-8732A, 34-54302A and IC-2744A, or other information customarily excluded from a Rule 144A offering memorandum), together with drafts of customary comfort letters which such independent accountants are prepared to deliver (subject to completion of customary procedures) upon “pricing” of any such Rule 144A private placement of high-yield bonds being issued in lieu of all or a portion of the Debt Financing, with respect to the financial information of the SLS Business included in such offering memorandum and, with respect to any interim financial statements of the SLS Business included in the offering memorandum, such interim financial statements shall have been reviewed by independent accountants of the SLS Business as provided in AU 722 to the extent necessary to provide such customary comfort letter, (C) consents from the auditors of the SLS Business for inclusion of their unqualified audit reports in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing (in each case to the extent that such consents are required in order to so include such reports) (sub-clauses (A)-(C) of this clause (iv), the “Required Information”); and (D) reasonably assisting TruGreen Holdings and TruGreen LP in the preparation of materials (to the extent relating to the SLS Business and/or the SLS Entities) for customary rating agency presentations, lender presentations and high yield road show presentations or memoranda, customary bank information and offering memoranda, syndication memoranda, private information and offering memoranda, and similar marketing materials or memoranda, including such information and data related to the SLS Business and/or the SLS Entities as is reasonably required by TruGreen Holdings and TruGreen LP to produce the financial statements and information identified in paragraphs 5(a), 6 and 8 of Exhibit D of the Debt Financing Commitment (to the extent relating to the SLS Business or the SLS Entities) or otherwise required in connection with the Debt Financing;

(v)    using reasonable best efforts to cooperate with TruGreen Holdings and TruGreen LP in connection with their efforts to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to TruGreen Holdings and its representatives to all SLS Owned Real Property and SLS Leased Real Property) as reasonably requested by TruGreen Holdings;

(vi)    cooperating with TruGreen Holdings and TruGreen LP to satisfy the conditions precedent to the Debt Financing to the extent reasonably requested by TruGreen Holdings or TruGreen LP and within the control of Scotts and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by TruGreen Holdings or TruGreen LP to permit the consummation of the Debt Financing;

(vii)    obtaining customary payoff letters, Encumbrance terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness required to be paid, satisfied and discharged pursuant to Section 1.6 (and excluding, for the avoidance of doubt, that comprising the Debt Financing); and

(viii)    furnishing TruGreen Holdings and TruGreen LP promptly with all documentation and other information which any lender providing or arranging Debt Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

provided that (x) nothing in this Section 5.11(a) shall require such cooperation to the extent it would (i) require Scotts or any of its Subsidiaries to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of TruGreen Holdings (except to the extent TruGreen Holdings has provided the indemnities set forth in Section 5.11(c)), (ii) require Scotts or any of its Subsidiaries or any of their respective Affiliates to pay (or agree to pay) any fees, or reimburse any expenses prior to the Closing for which it is not promptly reimbursed, or otherwise incur any other obligations or give any indemnities prior to the Closing that are not contingent on the Closing, (iii) cause any representation or warranty or covenant in this Agreement to be breached by Scotts or any of its Subsidiaries, (iv) conflict with the organizational documents of Scotts or any of its Subsidiaries or any Laws, (v) provide access to or disclose information that Scotts or any of its Subsidiaries determines, after consulting with counsel (internal or external) would jeopardize any attorney-client privilege of Scotts or any of its Subsidiaries, or (vi) except as provided in Section 5.11(a)(iv) above, prepare separate financial statements for any Subsidiary of Scotts or change any fiscal period, (y) nothing herein shall require such cooperation from Scotts or its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of Scotts or its Subsidiaries and (z), except to the extent TruGreen Holdings has provided the indemnities set forth in Section 5.11(c), none of Scotts or any of its Subsidiaries or any of their respective representatives shall have any liability under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing, except, in the case of the SLS Entities, upon the Closing.

(b)    TruGreen Holdings shall cause TruGreen LP to promptly, upon request by Scotts, reimburse Scotts for all of its and its Subsidiaries’ and their representative’s documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Scotts and its Subsidiaries in connection with the cooperation of Scotts and its Subsidiaries contemplated by this Section 5.11.

(c)    Scotts, its Subsidiaries and their respective officers, advisors and representatives shall be indemnified and held harmless by TruGreen LP for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of Scotts or any of its Subsidiaries) to the fullest extent permitted by applicable Law, other than to the extent any of the foregoing arises from (i) the willful misconduct or gross negligence of any of Scotts, its Subsidiaries (including SLS Entities) or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives or (ii) any information provided by or on behalf of Scotts or any of its Subsidiaries (including the SLS Entities) in connection with the Debt Financing to the extent such information is the subject of any of the representations or warranties set forth in Article III and where such information would constitute a breach of any such representation or warranty.

(d)    Scotts shall or shall cause the SLS Entities and Non-SLS Subsidiaries (if applicable) to supplement all information delivered pursuant to Section 5.11(a)(iv) (together with any replacements or restatements thereof, and supplements thereto, if any such information would go stale or otherwise be unusable for its intended purposes) on a reasonably current basis to the extent that any such information, to the Knowledge of Scotts or the SLS Entities, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

(e)    The SLS Entities’ logos may be used in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect the SLS Entities or the reputation or goodwill of any SLS Entity.

5.12    Intellectual Property.

(a)    Subject to compliance with the terms and conditions hereof, and effective as of the Closing, Scotts, on behalf of itself and its Affiliates, hereby grants to Newco and its Subsidiaries a non-exclusive, worldwide, perpetual, irrevocable, transferable (solely in connection with a transfer of the SLS Business), sublicensable, paid-up and royalty-free right and license to use and practice the Scotts Licensed IP Rights solely in connection with the SLS Business, as conducted as of the Closing Date, and any natural or reasonably foreseeable expansions thereof. Newco shall, and shall cause its Affiliates and sublicensees to, use reasonable care to maintain and protect the Trade Secrets included in the Scotts Licensed IP Rights.

(b)    Between the date hereof and the Closing, TruGreen Holdings and Scotts shall negotiate in good faith a trademark license agreement (the “Trademark License Agreement”), to be effective as of the Closing, pursuant to which Newco and its Subsidiaries shall receive a transferable (solely in connection with a transfer of existing SLS Franchise Agreements), sublicensable (solely in connection with the existing SLS Franchise Agreements), royalty-free license for a term of two (2) years, extendable by Newco for an additional year solely to permit sublicensing to any SLS Franchisee whose SLS Franchise may not be repurchased at such time by Newco under its SLS Franchise Agreement without the consent of such SLS Franchisee, to use the Scotts Marks to the extent required under existing SLS Franchise Agreements or any renewals thereof.

5.13    SLS Internal IT Systems and Data Separation; Replication of Shared Contracts.

(a)    Section 5.19 and the Transition Services Agreement entered into pursuant thereto shall govern separation of SLS Internal IT Systems and data access.

(b)    Until the expiration of the Transition Services Agreement, Scotts shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause the counterparty to any Shared Contract (excluding Shared Contracts for commercially available off-the-shelf Software that is not the subject of a negotiated agreement and for which the aggregate amounts paid or payable to or by Scotts or any of its Subsidiaries related to such Contract are less than $50,000) and which is listed on TruGreen Schedule 5.13(b) (the “Designated Shared Contracts”), provided that (x) any Shared Contract may be removed from TruGreen Schedule 5.13(b) between the date hereof and the Closing Date at the election of TruGreen Holdings (such that it is not considered a Designated Shared Contract hereunder) and (y) TruGreen Holdings may between the date hereof and the Closing Date add to TruGreen Schedule 5.13(b) any Shared Contract that Scotts failed to include on Scotts Schedule 3.14(n) (such that it is considered a Designated Shared Contract hereunder), to enter into a new agreement with TruGreen LP or its designee effective as of the Closing, or as soon as practicable thereafter, with respect to matters addressed by such Designated Shared Contract. For the avoidance of doubt, Scotts’s and its Affiliates’ out-of-pocket costs and expenses performing and causing the foregoing shall be a Scotts Transaction Expense. Until the earlier of (i) such time as each Designated Shared Contract is replicated and (ii) the expiration of the Transition Services Agreement, Scotts shall, and shall cause its Subsidiaries to, upon the request of TruGreen Holdings or TruGreen LP and subject to the receipt of any necessary Consents, which Scotts shall use reasonable best efforts to secure, pass through services to TruGreen LP and the SLS Entities provided by the counterparty to the SLS Business to the applicable Designated Shared Contracts, and TruGreen LP and the SLS Entities shall have access to the benefits of such applicable Designated Shared Contracts, on a pass-through cost basis under the Transition Services Agreement (provided that TruGreen LP and the SLS Entities shall bear only their allocable costs of such Shared Contract and provision of benefit thereunder). Nothing herein shall require Scotts to accept greater liability than it would otherwise have in order to comply with this Section 5.13.

5.14    Certain Payments.

At the Closing or, to the extent any amounts below have not been invoiced as of the Closing, promptly following the time they become payable, TruGreen Holdings shall cause TruGreen LP to, without duplication, pay or, as appropriate, reimburse TruGreen Holdings and Scotts, as applicable, for (a) the TruGreen Holdings Transaction Expenses and (b) the Scotts Transaction Expenses, respectively, in each case by wire transfer of immediately available funds in U.S. dollars to the account (or accounts) designated in writing by TruGreen Holdings or Scotts, as the case may be, at least two Business Days prior to the Closing.

5.15    Further Assurances.

Following the Closing, each of TruGreen Holdings, on the one hand, and Scotts, on the other hand, shall (and shall cause their Subsidiaries and their representatives to) from time to time, at the other’s reasonable request, execute and deliver, or cause to be executed and delivered, such further instruments, documents, conveyances or assurances and perform such further acts, as such other party may reasonably require in order to fully effect the Transactions and to otherwise consummate the transactions contemplated by this Agreement.

5.16    Transfers of Assets or Liabilities Following the Closing.

Other than as contemplated by any Ancillary Agreement:

(a)    If at any time during or after the Closing, Scotts or any of the Non-SLS Subsidiaries shall receive or otherwise possess any SLS Asset or receive any payment with respect to, or in respect of, any SLS Asset or in respect of the SLS Business (other than in its capacity as a holder of interests in Newco after the Contribution), such Person shall promptly transfer, or cause to be transferred, such SLS Asset and/or payment to TruGreen LP or its designee (for no further consideration).

(b)    If at any time during or after the Closing, TruGreen Holdings, any TruGreen Entity or any SLS Entity shall receive or otherwise possess any asset owned or otherwise possessed by Scotts or any of its Subsidiaries prior to the Closing that is not an SLS Asset or receives payment with respect to, or in respect of, any such asset or in respect of business of Scotts or any of its Subsidiaries prior to the Closing that is not part of the SLS Business, such Person shall promptly transfer, or cause to be transferred, such asset and/or payment to Scotts or its designees (for no further consideration).

5.17    Audited SLS Financial Statements.

Scotts shall deliver to TruGreen Holdings, as promptly as reasonably practicable after the date of the Agreement, and shall use reasonable best efforts to deliver no later than January 11, 2016, if practicable and taking into account Scotts’s interest in the quality of audit and review process in connection therewith, to TruGreen Holdings audited combined balance sheets of the SLS Business as at September 30, 2014 and September 30, 2015, and the related audited combined statements of operations, comprehensive loss, cash flows and changes of equity of the SLS Business for the years ended September 30, 2013, September 30, 2014 and September 30, 2015, together with all related notes and schedules thereto, accompanied by the reports thereon of the independent auditors of the SLS Business (the “Audited SLS Financial Statements”). The Audited SLS Financial Statements shall be accompanied by a certificate in the form attached hereto as Exhibit C, signed by a duly authorized officer of Scotts (the “Financial Statements Certificate”).

5.18    Franchises. Scotts shall use commercially reasonable efforts to cause each SLS Franchisee operating under an expired SLS Franchise Agreement to renew its SLS Franchise on

Scotts’s current form of franchise agreement prior to the Closing with the clarifications set forth on Scotts Schedule 5.18.

5.19    Transition Services Agreement. Between the date hereof and the Closing, TruGreen Holdings and Scotts shall cooperate reasonably and in good faith to negotiate and agree to a Transition Services Agreement, to be effective as of the Closing, pursuant to which Scotts and its Affiliates will provide or cause to be provided to Newco and its Subsidiaries solely for use in the SLS Business certain mutually agreed services (other than the services set forth on Scotts Schedule 5.19 (the “Excluded Services”) and facilities that Scotts and its Affiliates provide or cause to be provided to the SLS Business as of the date hereof (it being understood and agreed that Scotts shall offer to provide to Newco and its Subsidiaries all such services (other than the Excluded Services) as Scotts and its Affiliates provide to the SLS Business as of the date hereof and at the Closing, that are reasonably necessary to allow for the operation of the SLS Business in all material respects as currently conducted as of the date hereof and as of immediately prior to the Closing without any additional material costs (excluding for the avoidance of doubt any payments under the Transition Services Agreement); provided, however, that Shared Contracts shall be governed exclusively by Section 5.13. Such services will be provided (a) at Scotts’s and its Affiliates’ fully loaded cost (excluding any margin, mark-up or similar charge) and (b) for a term ending no later than one (1) year after the Closing Date. The Transition Services Agreement will include such provisions as are customary in such agreements in connection with divestitures of commercial operating businesses. Notwithstanding anything to the contrary, (i) none of Scotts or its Affiliates shall be required to provide any services to the SLS Business that, if so provided, would violate Law or result in a material violation or material breach to a contract to which Scotts or any of the Non-SLS Subsidiaries are party that results in a material liability to Scotts or the Non-SLS Subsidiaries, provided that Scotts or the applicable Non-SLS Subsidiary has used commercially reasonable efforts to obtain consent under such contract to provide such services) and (ii) none of Scotts or its Affiliates shall be obligated to provide any services that are not provided to the SLS Business as of the date hereof or as of the Closing Date.

ARTICLE VI

TAX MATTERS

6.1    Tax Indemnification.

(a)    Indemnification by Scotts.

(1)    From and after the Closing, Scotts agrees to indemnify the TruGreen Indemnified Parties against, and to hold the TruGreen Indemnified Parties harmless from and pay, all Losses arising out of (i) any Taxes imposed on or measured by a net or gross income, receipts, capital or worth of any SLS Entity (or in respect of the SLS Assets) with respect to any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing on Taxes described in this clause (i); (ii) any Liability of any SLS Entity for the Taxes of any Person by reason of (A)

being a transferee or successor to such Person prior to the Closing Date, (B) pursuant to Section 1.1502-6 of the Treasury Regulations (or comparable provision under any other applicable Law) by reason of being affiliated with such Person prior to the Closing or (C) by reason of any Contract entered into by such SLS Entity prior to the Closing; (iii) any Taxes attributable to any inaccuracy of or breach by Scotts of any representation or warranty made by Scotts in Section 3.9; (iv) any Taxes attributable to any failure by Scotts to perform or comply with any covenant or agreement in this Agreement relating to Taxes; (v) any Taxes that arise as the result of any inclusion under Section 951 of the Code at the end of the taxable year of any SLS Entity that is a controlled foreign corporation (as defined under Section 957 of the Code) that includes the Closing Date to the extent such inclusion results from any transactions or activities occurring between the beginning of the taxable year of such controlled foreign corporation that includes the Closing Date and through the Closing; (vi) any Taxes that arise from the Scotts Internal Reorganization and that would not otherwise arise absent the consummation of the Scotts Internal Reorganization, or any other transactions or activities contemplated by Section 5.8(a); (vii) Liability of any SLS Entity for any Taxes of Scotts or any Non-SLS Subsidiary with respect to any Post-Closing Tax Period; and (viii) any withholding Taxes required to be withheld on any payments or distributions to Scotts (including the issuance of Scotts Newco Interests) required to be made under this Agreement or any Ancillary Agreement; provided, however, that Scotts in all events shall have no obligation to indemnify the TruGreen Indemnified Parties under this Section 6.1(a) from and against any Taxes to the extent such Taxes are taken into account on the Post-Closing Statement (and assuming full completion of the Transactions) as finally determined pursuant to Section 2.1. The amount of any payments required to be made pursuant to this Section 6.1(a) shall be computed without regard to any net operating loss, net capital loss or other Tax deduction, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.4 shall not apply to this Section 6.1(a).

(2)    From and after the Closing Date, Scotts agrees to indemnify the TruGreen Indemnified Parties against, and to hold the TruGreen Indemnified Parties harmless from and to pay, all Scotts Transaction Taxes to the extent not paid by Scotts pursuant to Section 6.4(a).

(b)    Indemnification by TruGreen Holdings.

(1)    From and after the Closing, TruGreen Holdings agrees to cause Newco (out of the assets of Newco and its Subsidiaries) to indemnify the Scotts Indemnified Parties against, and to hold the Scotts Indemnified Parties harmless from and to pay, all Losses (taking into account the Indemnity Gross-Up Principle) arising out of (i) any Taxes imposed on or measured by a net or gross income, receipts, capital or worth of any TruGreen Entity with respect to any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing on Taxes described in this clause (i); (ii) any Liability of any TruGreen Entity for the Taxes of any Person by reason of (A) being a transferee or successor to such Person prior to the Closing Date, (B)

pursuant to Section 1.1502-6 of the Treasury Regulations (or comparable provision under any other applicable Law) by reason of being affiliated with such Person prior to the Closing or (C) by reason of any Contract entered into by such TruGreen Entity prior to the Closing; (iii) any Taxes attributable to any inaccuracy of or breach by TruGreen Holdings of any representation or warranty made by TruGreen Holdings in Section 4.9; (iv) any Taxes attributable to any failure by TruGreen Holdings to perform or comply with any covenant or agreement in this Agreement relating to Taxes; (v) any Taxes that arise as the result of any inclusion under Section 951 of the Code at the end of the taxable year of any TruGreen Entity that is a controlled foreign corporation (as defined under Section 957 of the Code) that includes the Closing Date to the extent such inclusion results from any transactions or activities occurring between the beginning of the taxable year of such controlled foreign corporation that includes the Closing Date and through the Closing; (vi) any Taxes that arise from the Newco Restructuring, the Merger or any other transactions or activities contemplated by Section 5.8(b); (vii) Liability of any TruGreen Entity for any Taxes of TruGreen Holdings with respect to any Post-Closing Tax Period; and (viii) any withholding Taxes required to be withheld on any payments or distributions to TruGreen Holdings required to be made under this Agreement or any Ancillary Agreement; provided, however, that TruGreen Holdings in all events shall have no obligation to indemnify the Scotts Indemnified Parties under this Section 6.1(b) from and against any Taxes to the extent such Taxes are taken into account on the Post-Closing Statement (and assuming full completion of the Transactions) as finally determined pursuant to Section 2.1. The amount of any payments required to be made pursuant to this Section 6.1(b) shall be computed without regard to any net operating loss, net capital loss or other Tax deduction, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, the limitations in Section 9.4 shall not apply to this Section 6.1(b).

(2)    From and after the Closing Date, TruGreen Holdings agrees to cause Newco (out of the assets of Newco and its Subsidiaries) to indemnify the Scotts Indemnified Parties against, and to hold the Scotts Indemnified Parties harmless from and to pay, all TruGreen Transaction Taxes (taking into account the Indemnity Gross-Up Principle, mutatis mutandis), to the extent not paid by TruGreen Holdings pursuant to Section 6.4(b).

6.2    Procedures Relating to Certain Tax Indemnification.

(a)    If a claim for Taxes, including notice of a pending audit, shall be made by any Tax Authority in writing, which, if successful, might result in an indemnity payment pursuant to Section 6.1 (any such claim, a “Tax Claim”), (i) if the notice is received by TruGreen Holdings or its Subsidiaries (including Newco and Subsidiaries of Newco), TruGreen Holdings shall notify Scotts or (ii) if the notice is received by Scotts or its Subsidiaries (for the avoidance of doubt, not including Newco and the Subsidiaries of Newco), Scotts shall notify Newco, in each case, in writing of the Tax Claim within 15 Business Days after receipt of such Tax Claim. If the party seeking indemnification (the “Tax Indemnified Party”) does not give notice of a Tax

Claim within such period or in detail sufficient to apprise Newco (in the case of indemnification under Section 6.1(a)) or Scotts (in the case of indemnification under Section 6.1(b)) (as applicable, the “Tax Indemnifying Party”), of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party is prejudiced as a result thereof.

(b)    The Tax Indemnifying Party shall control all proceedings in connection with any Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forego (and shall be entitled to cause Newco to pursue or forego) any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may either pay the Tax Claim and sue for a refund where applicable Law permits such refund suits or contest such Tax Claim in any permissible manner (and shall also be entitled to cause Newco to do so); provided, however, that (i) the Tax Indemnifying Party shall keep Newco and the Tax Indemnified Party regularly informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) and the Tax Indemnified Party shall have the right to review and comment on any correspondence from the Tax Indemnifying Party to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (ii) the Tax Indemnifying Party shall not settle or otherwise compromise such Tax Claim without the Tax Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Tax Indemnifying Party indemnifies and holds harmless the Tax Indemnified Party from and against any such Taxes actually incurred as a result of such settlement or compromise. Any indemnification payment resulting from application of the foregoing sentence shall be paid at the time such liability for Taxes is actually incurred by the Tax Indemnified Party. The Tax Indemnifying Party shall not have the right to control any proceedings related to such Taxes arising in a Post-Closing Tax Period. If any Tax Indemnifying Party elects not to control or otherwise does not have the right to control any proceedings relating to a Tax Claim, the Tax Indemnified Party shall control such proceedings; provided, however, (i) the Tax Indemnified Party shall keep the Tax Indemnifying Party reasonably informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) and the Tax Indemnifying Party shall have the right to review and comment on any correspondence from Newco or the Tax Indemnified Party to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (ii) the Tax Indemnified Party shall not settle or compromise such Tax Claim without the Tax Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of Scotts, TruGreen Holdings and each Subsidiary of TruGreen Holdings (including Newco and its Subsidiaries) shall execute any power-of-attorney and take any other actions necessary to effect this Section 6.2.

6.3    Tax Returns.

(a)    Scotts shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all U.S. federal and state income Tax Returns required to be filed on or prior to the Closing Date by or with respect to the SLS Entities or the SLS

Assets. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by applicable Law.

(b)    TruGreen Holdings shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all U.S. federal and state income Tax Returns required to be filed on or prior to the Closing Date by or with respect to the TruGreen Entities. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by applicable Law.

(c)    After the Closing Date, Newco shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all Tax Returns required to be filed with respect to Newco or any of its Subsidiaries. To the extent any amount payable with respect to such Tax Returns would cause Scotts to be required to indemnify Newco pursuant to Section 6.1(a), Newco shall provide drafts of such Tax Returns to Scotts for its review and comment at least 14 days prior to filing and to consider in good faith all reasonable comments by Scotts on such Tax Returns.

6.4    Transaction Taxes.

(a)    Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, excise, stamp, registration and other such Taxes imposed by or payable to any jurisdiction or any Governmental Body arising from the Scotts Internal Reorganization (collectively, the “Scotts Transaction Taxes”) shall be borne by Scotts. Scotts will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Scotts Transaction Taxes, and, if required by applicable Law, TruGreen Holdings will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)    Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, excise, stamp, registration and other such Taxes imposed by or payable to any jurisdiction or any Governmental Body arising from the Newco Restructuring and the Merger (collectively, the “TruGreen Transaction Taxes”) shall be borne by TruGreen Holdings. TruGreen Holdings will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such TruGreen Transaction Taxes, and, if required by applicable Law, Scotts will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.5    Cooperation.

Scotts, TruGreen Holdings and TruGreen Holdings’ Subsidiaries (including Newco) shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to Newco or any of its Subsidiaries, including by provision of any required power-of-attorney (or other form of authorization), and in maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits, and in connection with any other legitimate matters (including, for the avoidance of doubt, reasonable requests for information by Scotts or by TruGreen Holdings, any of their respective Affiliates or any of their respective employees or representatives, relating to the tax planning by Newco and its Subsidiaries) with respect to all taxable periods relating to Taxes; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

6.6    Tax Sharing Agreements.

(a)    Scotts shall release or cause the release of each SLS Entity from any obligation under any agreement relating to the allocation, indemnification or sharing of Taxes other than (i) this Agreement and (ii) commercial contracts, the principal subject matter of which is not Taxes, entered into in the ordinary course of business and containing customary Tax indemnification provisions, (“Tax Sharing Agreements”) with any Person (other than Scotts Systems or any of its Subsidiaries) prior to the Closing Date. For the avoidance of doubt, Scotts shall cause Scotts Systems and each of its Subsidiaries to have no obligation under any Tax Sharing Agreement to any Person (other than Scotts Systems or any of its Subsidiaries) for the payment of Taxes.

(b)    TruGreen Holdings shall release or cause the release of the TruGreen Entities from any obligation under any Tax Sharing Agreements with any Person (other than the TruGreen Entities) prior to the Closing Date. For the avoidance of doubt, TruGreen Holdings shall cause the TruGreen Entities to have no obligations under any Tax Sharing Agreement to any Person (other than the TruGreen Entities) for the payment of Taxes.

6.7    Straddle Period.

For purposes of this Article VI, in the case of any Straddle Period for any SLS Entity or TruGreen Entity, as the case may be, the portion of any Tax attributable to the Pre-Closing Tax Period portion of such Straddle Period shall (a) in the case of any Taxes other than Taxes described in paragraph (b) of this Section 6.7, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) in the case of any Tax based upon or related to income or receipts (including income Taxes and sales and use Taxes), be deemed equal to the amount which would be payable in such Pre-Closing Tax Period if the relevant taxable period ended on the Closing Date.

6.8    Computational Matters.

The indemnification obligations of Scotts and TruGreen Holdings pursuant to this Article VI shall, in respect of computational matters, be subject to Section 9.5.

6.9    Exclusivity.

To the extent of any inconsistency between this Article VI and Article IX, this Article VI shall control as to Tax matters.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1    Conditions to Obligations of Scotts and the Non-SLS Subsidiaries.

The obligations of Scotts to effect the Closing under this Agreement will be subject to the fulfillment (or, to the extent permitted by Law, written waiver by Scotts), at or prior to the Closing, of each of the following conditions:

(a)    Accuracy of Representations and Warranties. (i) The representations and warranties of TruGreen Holdings contained in this Agreement (other than the representations and warranties identified in clause (ii) hereof) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or “TruGreen Material Adverse Effect” or similar qualifications included therein), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a TruGreen Material Adverse Effect and (ii) the representations and warranties in Sections 4.1, 4.2(a), 4.2(b), 4.10(a) and 4.19 shall be true and correct in all respects, in the case of the representations and warranties referenced in each of the foregoing clauses (i) and (ii), on and as of the date hereof and the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date).

(b)    Compliance with Agreements and Covenants. All the covenants and agreements contained in this Agreement to be complied with by TruGreen Holdings at or before the Closing shall have been complied with in all material respects.

(c)    Certificate of Compliance. TruGreen Holdings shall have delivered to Scotts a certificate dated as of the Closing Date, signed by a duly authorized officer of TruGreen Holdings, certifying as to compliance with Section 7.1(a) and Section 7.1(b).

(d)    Antitrust Approvals. All applicable waiting periods and clearances pursuant to the HSR Act and Applicable Non-U.S. Antitrust Approvals shall have unconditionally expired, been terminated or been obtained, as applicable.

(e)    No Adverse Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order, which is in effect and has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.

(f)    Closing Deliverables. TruGreen Holdings shall have delivered, or shall deliver at the Closing, to Scotts copies of each of the items described in Section 1.5(b).

(g)    No TruGreen Material Adverse Effect. No change, effect, event, development or occurrence shall exist as of the Closing Date or shall have occurred since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a TruGreen Material Adverse Effect.

(h)    Debt Financing. The Debt Financing shall have occurred and the Financing Proceeds shall be available to TruGreen LP at or prior to the Closing.

(i)    Newco Restructuring. The Newco Restructuring shall have been effected.

(j)    Merger Agreement. (i) The Merger Agreement shall be in full force and effect, (ii) all of the closing conditions to the Merger Agreement (except for the closing of the transactions contemplated by this Agreement) shall have been satisfied or waived by the applicable party or parties thereto and (iii) all of the parties thereto shall have confirmed that they are ready, willing and able to close the transactions contemplated thereby.

(k)    Solvency Opinion. Newco shall have received a solvency and surplus opinion from Duff & Phelps LLC, in customary form and delivered no more than ten Business Days prior to the Closing Date, to the effect that the Distributions are permitted under and in compliance with applicable Law and after giving effect thereto, Newco shall be Solvent (the “Solvency Opinion”).

(l)    Audited SLS Financial Statements. The Audited SLS Financial Statements shall satisfy the first requirement set forth on TruGreen Schedule 7.2(l).

7.2    Conditions to Obligations of TruGreen Holdings.

The obligations of TruGreen Holdings to effect the Closing under this Agreement will be subject to the fulfillment (or, to the extent permitted by Law, written waiver by TruGreen Holdings), at or prior to the Closing, of each of the following conditions:

(a)    Accuracy of Representations and Warranties. (i) The representations and warranties of Scotts and the Non-SLS Subsidiaries contained in this Agreement (other than the representations and warranties identified in clause (ii) hereof) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or “SLS Material Adverse Effect” or similar qualifications included therein), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a SLS Material Adverse Effect, and (ii) the representations and warranties in Sections 3.1, 3.2(a), 3.2(b), 3.10(a) and 3.19 shall be true and correct in all respects, in the case of the representations and warranties referenced in each of the foregoing clauses (i) and (ii), on and as of the date hereof and the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be accurate as of such certain date).

(b)    Compliance with Agreements and Covenants. The covenants and agreements contained in this Agreement to be complied with by Scotts at or before Closing shall have been complied with in all material respects.

(c)    Certificate of Compliance. Scotts shall have delivered to TruGreen Holdings a certificate dated as of the Closing Date, signed by a duly authorized officer of Scotts, certifying as to compliance with Section 7.2(a) and Section 7.2(b).

(d)    Antitrust Approvals. All applicable waiting periods and clearances pursuant to the HSR Act and Applicable Non-U.S. Antitrust Approvals shall have unconditionally expired, been terminated or been obtained, as applicable.

(e)    No Adverse Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order, which is in effect and has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.

(f)    Closing Deliverables. Scotts shall have delivered, or shall deliver at the Closing, to TruGreen Holdings copies of each of the items described in Section 1.5(a).

(g)    No SLS Material Adverse Effect. No change, effect, event, development or occurrence shall exist as of the Closing Date or shall have occurred since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a SLS Material Adverse Effect.

(h)    Debt Financing. The Debt Financing shall have occurred and the Financing Proceeds shall be available to TruGreen LP at or prior to the Closing.

(i)    Scotts Internal Reorganization. The Scotts Internal Reorganization shall have been effected.

(j)    Merger Agreement. All of the closing conditions to the Merger Agreement (except for the closing of the transactions contemplated by this Agreement) shall have been satisfied or waived by the applicable party or parties thereto and all of the parties thereto shall have confirmed that they are ready, willing and able to close the transactions contemplated thereby.

(k)    Solvency Opinion. Newco shall have received the Solvency Opinion.

(l)    Audited SLS Financial Statements. TruGreen Holdings shall have received the Audited SLS Financial Statements satisfying the requirements set forth on TruGreen Schedule 7.1(l).

7.3    Frustration of Closing Conditions.

Neither Scotts nor TruGreen Holdings may rely, either as a basis for not consummating the transactions contemplated under this Agreement or terminating this Agreement and abandoning the Transactions, on the failure of any condition set forth in Section 7.1 or 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure to use the requisite efforts required to consummate the transactions contemplated hereby, as required by and subject to Section 5.3 and any other applicable provisions of this Agreement.

ARTICLE VIII

CERTAIN RESTRICTIONS

8.1    Non-Competition.

(a)    Scotts.

(i)    Scotts agrees that for the period from the Closing Date until the second anniversary of the date that Scotts no longer has the right pursuant to the terms of the LLC Agreement (or as a result of irrevocably and in writing relinquishing such rights under the LLC Agreement) to designate any directors of Newco (the “Non-Competition Period”), it shall not, and shall cause the Non-SLS Subsidiaries (for so long as they remain Non-SLS Subsidiaries) not to, engage in the Specified Activities listed in clause (y) of the definition thereof or the commercial activities constituting the SLS Business as of the date hereof and as of immediately prior to the Closing, anywhere in the United States or Canada (each, a “Scotts Prohibited Activity”); provided that the foregoing shall not prohibit Scotts or any of its Subsidiaries from collectively owning (i) the Scotts Newco Interests or other equity interests in Newco (or any successor entity) or participating in the management of Newco, the TruGreen Entities and the SLS Entities pursuant to this Agreement and the Ancillary Agreements or (ii) up to an aggregate of five percent of the outstanding shares of any class of capital stock of any publicly traded Person that engages in any Scotts Prohibited Activity (a “Competing Person”) so long as neither Scotts nor any of its Subsidiaries has any participation in the management of such Competing Person.

(ii)    Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.1 shall prohibit Scotts or any of its Subsidiaries from acquiring the whole or any part of a Person or business which engages in any Scotts Prohibited Activity or the whole or any part of a business which includes any Scotts Prohibited Activity; provided that where such Scotts Prohibited Activities of such Person or business acquired during the Non-Competition Period represent greater than 10% of the revenues of such Person or business acquired as set out in the latest available annual financial statements of that Person or business (other than with respect to any acquisition of a business which includes the Specified Activities listed in clause (y) of the definition thereof, any such acquisition (x) that would not cause the annual revenues of Scotts and its Subsidiaries attributable to such Scotts Prohibited Activity to exceed $30 million and (y) for which the other Scotts Prohibited Activities represent less than 10% of the revenues of such Person or business acquired) (for the avoidance of doubt, without inclusion of revenues attributable to hydroponic systems, which is not a Scotts Prohibited Activity), in each case determined based on the latest available annual financial statements of that Person or business and the latest available annual financial statements of Scotts and its Subsidiaries, Scotts and/or its Subsidiaries shall be required to use commercially reasonable efforts to, within 18 months after the consummation of such acquisition, either (x) divest such Person, business or portion thereof to the extent engaging in such Scotts Prohibited Activity (irrespective of whether or not the end of the Non-Competition Period would occur within 18 months after the consummation of such acquisition) or (y) otherwise cause such Person, business or portion thereof to comply with this Section 8.1.

(b)    Newco.

(i)    TruGreen Holdings agrees that for Non-Competition Period, it shall not, and shall cause Newco and its Subsidiaries (for so long as they remain Affiliates of TruGreen Holdings and/or Clayton, Dubilier & Rice, LLC (subject to clause (ii)(B) of this Section 8.1(b)), not to, engage in the commercial activities constituting the business of Scotts as of the date hereof and as of immediately prior to the Closing other than (x) Specified Activities, (y) the SLS Business and (z) the business of the TruGreen Entities, in the case of each of clauses (y) and (z), as of the date hereof and as of immediately prior to the Closing, anywhere in the United States or Canada (each, a “Newco Prohibited Activity”); provided that the foregoing shall not prohibit TruGreen Holdings and its Subsidiaries from collectively owning up to an aggregate of five percent of the outstanding shares of any class of capital stock of any other publicly traded Person that engages in any Newco Prohibited Activity (a “Scotts Competing Person”) so long as neither TruGreen Holdings nor any of its Subsidiaries has any participation in the management of such Scotts Competing Person.

(ii)    Notwithstanding anything to the contrary in the foregoing, (A) nothing in this Section 8.1 shall prohibit TruGreen Holdings or any of its Subsidiaries from acquiring the whole or any part of a Person or business which engages in any Newco Prohibited Activity or the whole or any part of a business which includes any Newco Prohibited Activity; provided that where such Newco Prohibited Activities of such Person or business represent greater than 10% of the revenues of such Person or business acquired as set out in the latest available annual financial statements of that Person or business, TruGreen Holdings and/or its Subsidiaries shall be required to use commercially reasonable efforts to, within 18 months after the consummation of such acquisition, either (x) divest such Person, business or portion thereof to the extent engaging in such Newco Prohibited Activity (irrespective of whether or not the end of the Non-Competition Period would occur within 18 months after the consummation of such acquisition) or (y) otherwise cause such Person, business or portion thereof to comply with this Section 8.1 and (B) this Section 8.1(b) shall terminate and be of no further force or effect upon the sale of Newco, directly or indirectly, by way of merger, sale of stock or assets, or other form of business combination.

8.2    Non-Solicitation.

(a)    Scotts agrees that from and after the date of this Agreement until the second anniversary of the Closing Date (the “Non-Solicitation Period”), it shall not, and shall cause its current and future Subsidiaries (other than the SLS Entities) not to, hire or request or induce any Person who is a SLS Transferred Employee or is at any time from the date of this Agreement to the Closing Date employed by the TruGreen Entities, other than those employees whose responsibilities are solely ministerial in nature, to terminate his or her employment with the TruGreen Entities or the SLS Entities or any of their respective current or future Affiliates; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements, headhunter searches directed to the general public rather than targeting any employees of the TruGreen Entities or the SLS Entities (but shall apply to any hiring resulting therefrom), or (ii) with respect to any employee who has been terminated (except to the extent set forth in clause (iii) below) by the TruGreen Entities or the SLS Entities, or any of their respective current or future Affiliates (or has voluntarily left his or her employment) more than six months prior to such solicitation or hiring, or (iii) with respect to any employee who has been terminated by the TruGreen Entities or the SLS Entities for non-performance reasons (or who has voluntarily left his or her employer for “good reason” or a similar concept under any such employee’s employment agreement) after the Closing.

(b)    TruGreen Holdings agrees that during the Non-Solicitation Period, it shall not, and it shall cause its Subsidiaries (including, after the Closing, the SLS Entities) not to, directly or indirectly, hire or request or induce any Person who is at any time from the date of this Agreement to the Closing Date employed by Scotts or any of its Subsidiaries (excluding, after the Closing, for the avoidance of doubt, SLS Employees), in each case, other than those employees whose responsibilities are solely ministerial in nature, with whom it had contact in the course of evaluating and negotiating a possible transaction with Scotts, to terminate his or her employment with Scotts or any of its Subsidiaries (including, prior to the Closing, the SLS Entities); provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Scotts or any of its Subsidiaries (but shall apply to any hiring resulting therefrom) or (ii) with respect to any employee who has been terminated by Scotts or any of its Subsidiaries, as applicable (or has voluntarily left his or her employment), more than six months prior to such solicitation or hiring, or (iii) with respect to any employee who has been terminated by Scotts or any of its Subsidiaries for non-performance reasons (or who has voluntarily left his or her employer for “good reason” or a similar concept under any such employee’s employment agreement) after the Closing.

8.3    Specific Performance.

Scotts and TruGreen Holdings recognize and affirm that in the event of breach by any Party or its Subsidiaries of any of the provisions of this Article VIII, money damages would be inadequate and the other Party would have no adequate remedy at law. Accordingly, each Party agrees that the other Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other party’s obligations under this Article VIII not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Article VIII. Each Party agrees that the other Party is not required to post a bond in order for the other Party to secure an injunction.

8.4    Severability.

If at any time any of the provisions of this Article VIII shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Article VIII shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Parties hereto expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Without limiting the foregoing, if the length of the Non-Competition Period is determined to be unacceptable under applicable Law, the Non-Competition Period shall be modified as determined by a court or other agency of competent jurisdiction or statute, as applicable, to be of the maximum length permitted under applicable Law.

ARTICLE IX

INDEMNIFICATION

9.1    Indemnification by TruGreen Holdings.

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Article VI and Sections 9.3, 9.5 and 9.6), from and after the Closing, TruGreen Holdings agrees to cause Newco (out of the assets of Newco and its Subsidiaries) to indemnify Scotts and its Subsidiaries and its and their officers, directors, employees, agents, successors and assigns (the “Scotts Indemnified Parties”) against, and to pay and to hold Scotts Indemnified Parties harmless from, all Losses (it being agreed and understood that for the purposes of measuring Losses suffered by any Scotts Indemnified Party, such Scotts Indemnified Party shall be deemed to have suffered (x) the Loss suffered by such Scotts Indemnified Party (without giving effect to any Loss attributable to the diminution in value of Newco) (the “Direct Loss”) plus (y) (i) the Loss (which may include losses arising from the diminution in value of any SLS

Entity or any TruGreen Entity) suffered by Newco (other than as a result of indemnification payments in respect of any Direct Loss) multiplied by (ii) such Scotts Indemnified Party’s share of the issued and outstanding equity of Newco at the time the applicable indemnification claim is first made (the “Indirect Loss”), in the case of each of clause (x) and (y), divided by (z) (A) one (1) minus (B) such Scotts Indemnified Party’s (together with its Permitted Affiliate Transferees’ (as defined in the LLC Agreement), without duplication) share of the issued and outstanding equity of Newco (excluding any equity issued as a result of the exercise or conversion of any option or similar equity security issued pursuant to the Equity Incentive Plan) at the time the applicable indemnification claim is made (the amount so calculated minus the Direct Loss and Indirect Loss, the “Loss Gross Up”) (the preceding mechanic, the “Indemnity Gross-Up Principle”)) suffered or incurred by any of the Scotts Indemnified Parties to the extent arising out of or relating to:

(a)    any inaccuracy of or breach by TruGreen Holdings of any representation or warranty made by TruGreen Holdings in Sections 4.1, 4.2, 4.5, 4.6, 4.11 and 4.19;

(b)    any failure by TruGreen Holdings to perform or comply with (i) any covenant, obligation or other agreement in this Agreement or (ii) any provision set forth herein that requires TruGreen Holdings and/or any of its Subsidiaries to indemnify or reimburse Scotts or any other Person upon the occurrence of certain events as described therein;

(c)    any SLS Liabilities and the operations and Liabilities of the SLS Entities and SLS Business prior to the Closing (excluding any Losses to the extent (i) attributable to any direct or indirect ownership by the Scotts Indemnified Parties of Newco or any of its Subsidiaries or (ii) based on or in connection with any Ancillary Agreement or other agreement between any Scotts Indemnified Party, on the one hand, and TruGreen Holdings or any of its Subsidiaries, on the other hand); and

(d)    (i) claims by stockholders of TruGreen Holdings related to the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) Losses arising out of the matters described in TruGreen Schedule 9.1(d).

For the purposes of this Article IX, any inaccuracy in or breach of any representation or warranty (excluding Section 4.5) shall be determined without regard to any qualification as to “materiality” or “TruGreen Material Adverse Effect” and phrases of similar import.

9.2    Indemnification by Scotts.

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Article VI and Sections 9.3, 9.5 and 9.6), from and after the Closing, Scotts agrees to indemnify Newco and its Subsidiaries (including the SLS Entities) and its and their officers, directors, employees, agents, successors and assigns (the “TruGreen Indemnified Parties”) against, and to pay and to hold the TruGreen Indemnified Parties harmless from, all Losses (including losses arising from the diminution in value of any SLS Entity or TruGreen Entity)

suffered or incurred by any of the TruGreen Indemnified Parties, to the extent arising out of or relating to:

(a)    any inaccuracy of or breach by Scotts of any representation or warranty made by Scotts in Sections 3.1, 3.2, 3.5, 3.6, 3.11 and 3.19;

(b)    any failure by Scotts, any Non-SLS Subsidiary or, with respect to any pre-Closing period, any SLS Entity to perform or comply with (i) any covenant, obligation or other agreement in this Agreement or (ii) any provision set forth herein that requires Scotts to indemnify or reimburse TruGreen Holdings or any other Person upon the occurrence of certain events as described therein;

(c)    any Retained Liabilities and the operations and Liabilities of Scotts and the Non-SLS Subsidiaries prior to the Closing (excluding any Losses to the extent based on or in connection with any Ancillary Agreement or other agreement between any TruGreen Indemnified Party, on the one hand, and Scotts or any of its Subsidiaries, on the other hand); and

(d)    any Losses arising out of the matters described on Scotts Schedule 9.2(d).
For the purposes of this Article IX, any inaccuracy in or breach of any representation or warranty (excluding Section 3.5) shall be determined without regard to any qualification as to “materiality” or “SLS Material Adverse Effect” and phrases of similar import.

9.3    Limitations on Indemnification.

(a)    The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Section 9.1(a) or 9.2(a), shall not survive the Closing and shall thereafter be of no further force or effect; provided that (i) the representations and warranties in Sections 3.1, 3.2, 3.19, 4.1, 4.2 and 4.19 (the “Fundamental Representations”), and the right to assert a claim for indemnification with respect thereto pursuant to Section 9.1(a) or 9.2(a), shall survive the Closing through the period ending 30 days following the expiration of the applicable statute of limitations; (ii) the representations and warranties in Section 3.9 and Section 4.9, and the right to assert a claim for indemnification with respect thereto pursuant to Section 6.1(a) and Section 6.1(b), shall survive the Closing until the expiration of the applicable statute of limitations for assessments plus thirty (30) days, giving effect to any waiver, mitigation or extension of such period, and in each case shall thereafter be of no further force or effect; and (iii) the representations and warranties in Sections 3.5, 3.6, 3.11, 4.5, 4.6 and 4.11 and the Financial Statements Certificate, and the right to assert a claim for indemnification with respect thereto pursuant to Section 9.1(a) or 9.2(a), shall survive the Closing until the 15-month anniversary of the Closing Date and shall thereafter be of no further force or effect. The covenants and agreements set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto, shall survive the Closing for a period of 15 months and shall thereafter be of no further force or effect, provided that those covenants and agreements and other provisions that (i) by their terms contemplate performance in whole or in part after the Closing or (ii) require TruGreen Holdings or Scotts, or any of their respective Subsidiaries to indemnify or reimburse any other Person upon the occurrence of certain events as described herein, shall remain in full force and effect until ninety (90) days after the date by which such covenant or agreement is required to be, and is, fully performed or satisfied. If a party delivers an indemnification notice to the other party before the expiration of a representation or warranty or covenant or agreement, then the right to assert a claim for indemnification with respect to the applicable representation or warranty or covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. No claim for indemnification under Sections 9.1(a), 9.1(b), 9.2(a) or 9.2(b) may be made after the expiration of the applicable survival period.

(b)    Notwithstanding anything to the contrary contained herein, except with respect to the Fundamental Representations, the Scotts Indemnified Parties and the TruGreen Indemnified Parties shall not be entitled to indemnification under Section 9.1(a)) (with respect to the Scotts Indemnified Parties) or 9.2(a) (with respect to the TruGreen Indemnified Parties), until such group shall have incurred as to all claims, indemnifiable Losses in excess of an amount equal to $8,000,000 (with respect to the Scotts Indemnified Parties) or $4,000,000 (with respect to the TruGreen Indemnified Parties), in the aggregate; provided, however, that for the purposes of this Section 9.3(b), the Losses of the Scotts Indemnified Parties attributable to any Loss Gross Up shall be excluded from the Losses of the Scotts Indemnified Parties.

(c)    (i) No individual claim or series of related claims based on the same or related facts shall be so asserted unless and until the aggregate amount that would be payable pursuant to each such claim or series of related claims based on the same or related facts exceeds an amount equal to the Minimum Per Claim Amount; provided, however, that for the purposes of this Section 9.3(c)(i), the Losses of the Scotts Indemnified Parties attributable to any Loss Gross Up shall be excluded from the Losses of the Scotts Indemnified Parties. Under no circumstance shall either party’s aggregate obligation to provide indemnification for matters covered by Section 9.1(a) or Section 9.2(a), as applicable, exceed an amount equal to $120,000,000, with respect to indemnification by Newco, and $50,000,000, with respect to indemnification by Scotts; provided, however, that for the purposes of this Section 9.3(c)(ii), any amount paid by Newco to the Scotts Indemnified Parties in respect of any Loss Gross Up shall be excluded from any and all calculations as to the amount of obligations satisfied by Newco as a result of any indemnification payments made to the Scotts Indemnified Parties.

(d)    Notwithstanding any other provision in this Agreement to the contrary, there shall be no right to indemnification hereunder for any Losses (excluding Taxes, which shall be governed by Article VI) that were expressly taken into account in the final determination of Closing Working Capital, Closing Cash or Closing Indebtedness pursuant to Section 2.1.

(e)    Each party shall take, and shall cause its Subsidiaries to take, actions to mitigate Losses, to the extent required by applicable Law, upon and after becoming aware of any event, which could reasonably be expected to give rise to a claim for indemnification hereunder, including using reasonable efforts to seek full recovery under any applicable insurance policies (but not self-insured programs) covering a Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

(f)    Notwithstanding anything herein to the contrary, in no event shall any Indemnifying Party be liable for any punitive damages, except (i) in the event of fraud or willful misconduct or (ii) to the extent awarded against an Indemnitee pursuant to a claim by a third party.

(g)    Notwithstanding anything in this Article IX to the contrary, Sections 9.1 and 9.2 shall not apply to any claim for indemnification for any Losses arising from Taxes, which shall be governed exclusively by Article VI.

9.4    Sole Remedy.

Each of Scotts and TruGreen Holdings acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than (x) claims arising from fraud, (y) any disputes relating to Closing Working Capital, Closing Cash and/or Closing Indebtedness, which shall be governed by Section 2.1, and (z) claims arising under any Ancillary Agreement) shall be pursuant to the indemnification provisions set forth in Article VI and this Article IX. In furtherance of the foregoing, each Party hereby waives on its own behalf and on behalf of its Subsidiaries (including in the case of TruGreen Holdings, TruGreen LP and the SLS Entities following the Closing), from and after the Closing, to the fullest extent permitted under Law, any and all claims (other than claims arising from fraud and other than any disputes relating to Closing Working Capital, Closing Cash and/or Closing Indebtedness, which shall be governed by Section 2.1) it may have against the other Party or any of its Affiliates arising under or based upon this Agreement or any other document or certificate delivered in connection herewith (other than any Ancillary Agreement or any other document executed in connection with the Transactions), except pursuant to the indemnification provisions set forth in Article VI and this Article IX. The foregoing notwithstanding, nothing in this Section 9.4 shall limit or restrict the ability or right of TruGreen Holdings or Scotts to seek injunctive or other equitable relief for any breach or alleged breach of any provision of this Agreement (subject to any applicable limitations set forth in Sections 10.2 and 10.3); provided that any procedures in respect of, and limitations on, Losses or Liabilities in Article VI and this Article IX shall in no event be diminished or circumvented by such relief.

9.5    Computation of Indemnity Payments.

(a)    The amount payable under this Article IX in respect of any Loss shall be calculated net of (A) any express and specific reserves set forth in the Post-Closing Statement (including the balance sheet delivered in connection therewith) that are taken into account in the determination of the Post-Closing Adjustment Amounts and (B) any insurance proceeds or other amounts under indemnification agreements or other contractual arrangements with third parties actually received by the Indemnitee on account thereof; provided in each case that the Indemnitee shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to obtain such insurance (and other) recoveries. In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnitee has been made with respect to any indemnified Loss, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less the costs of recovery to the Indemnitee) shall be made promptly to the Person or Persons that provided such indemnity payment to such Indemnitee. The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnitee in respect of any Losses indemnified by such party.

(b)    Any payment by Scotts to Newco pursuant to Article VI or this Article IX shall be treated for tax purposes as a contribution. Any payment by Newco to Scotts pursuant to Article VI and this Article IX shall be treated as a distribution.

9.6    Procedures for Indemnification.

(a)    Procedures.

(i)    Any Person making a claim for indemnification under Section 9.1 or Section 9.2 (an “Indemnified Party”) shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third-Party Claim”), describing the Third-Party Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that (and only to the extent that) such failure shall have caused the indemnifiable Losses to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

(ii)    Any Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that (x) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for all Losses related to such Third-Party Claim and (y) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Article IX). Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith and upon advice of counsel that (x) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate or (y) the defendants in, or targets of, any such action or proceeding include both the Indemnified Party and an Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party), then, in each case, the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third-Party Claim is indemnifiable hereunder.

(iii)    Upon assumption of the defense of any such Third-Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third-Party Claim, unless the Indemnifying Party consents in writing (such consent not to be unreasonably withheld or delayed) to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such Liability. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless (x) the relief consists solely of money damages (all of which the Indemnifying Party shall pay), (y) such settlement or compromise includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto and (z) such settlement or compromise does not include any admission of fault or wrongdoing on the part of the Indemnified Party.

(iv)    In all cases with respect to Third-Party Claims, the Parties shall provide reasonable cooperation to each other in defense of such Third-Party Claims, including by making employees, information and documentation reasonably available (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and providing such information, testimony and access to their books and records, during normal business hours and upon reasonable notice, in each case as shall be reasonably necessary in connection with the contest or defense.

(v)    If the Indemnifying Party shall not reasonably assume the defense of any such Third-Party Claim, or fails to competently prosecute or withdraws from the defense of any such Third-Party Claim, the Indemnified Party may defend against such matter, at the Indemnifying Party’s expense, in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party.

(b)    In the event that any party or any of its Affiliates alleges that it is entitled to indemnification hereunder, and that its claim is covered under more than one provision of this Article IX, such party or Affiliates shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.

(c)    A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.

ARTICLE X

TERMINATION AND WAIVER

10.1    Termination.

This Agreement may be terminated:

(a)    at any time prior to the Closing by the mutual written consent of Scotts and TruGreen Holdings;

(b)    at any time prior to the Closing by either Party if (A) there shall be any Law that makes consummation of the Closing illegal or otherwise prohibited or (B) any Governmental Order enjoining either Party from consummating the Closing (or imposing a condition or requiring a remedy that either Party is not required to accept or give effect to after giving effect to the proviso in Section 5.3(b)) is entered and such Governmental Order shall have become final and nonappealable;

(c)    by TruGreen Holdings, if Scotts breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) is not capable of being cured prior to the Outside Date and (C) has not been waived in writing by TruGreen Holdings;

(d)    by Scotts, if TruGreen Holdings breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1, (ii) is not capable of being cured prior to the Outside Date and (iii) has not been waived in writing by Scotts;

(e)    by TruGreen Holdings or by Scotts, upon written notice to the other party, if the Closing has not occurred on or prior to May 31, 2016 (the “Outside Date”); and

(f)    by TruGreen Holdings or by Scotts, if, based on the Audited SLS Financial Statements, SLS Adjusted EBITDA (as defined in TruGreen Schedule 7.2(l)) exceeds or falls below the SLS EBITDA Reference Amount (as defined in TruGreen Schedule 7.2(l)) by more than 15%.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under Sections 10.1(b) and/or 10.1(e) shall not be available to any Party whose (a) material breach of its representations, warranties, covenants or other agreements set forth herein or (b) failure to fulfill its obligations or to comply with its covenants under this Agreement has been the primary cause of, or primarily resulted in, the failure to satisfy any condition to the obligations of the other Party. The Party desiring to terminate this Agreement pursuant to any of Sections 10.1

(b) through (e) shall give written notice of such termination to the other Party in accordance with Section 11.2.

10.2    Effect of Termination.

(a)    In the event of any termination in accordance with Section 10.1, this Agreement, except for Section 5.5(c) relating to confidentiality, Sections 5.11(b) and 5.11(c), this Section 10.2, Article XI and any corresponding definitions set forth in Article XII which shall survive such termination, will forthwith become void and have no effect, and there will be no Liability on the part of any party hereto or any of their respective directors, officers, stockholders, employees, agents, consultants or representatives; provided, however, that nothing herein shall relieve TruGreen Holdings or Scotts from Liability for fraud or any Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination. For purposes of this Agreement, “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would constitute a breach of this Agreement.

(b)    In the event (i) this Agreement is terminated by Scotts or TruGreen Holdings pursuant to Section 10.1(e) and, at such time, all of the conditions to closing set forth in Section 7.2 have been satisfied (other than (x) the conditions set forth in Sections 7.2(c), 7.2(f) and 7.2(i), provided that such conditions would have been satisfied had the parties proceeded with Closing in accordance with the terms of this Agreement, and (y) provided that Scotts has not breached any of its obligations under Sections 5.3, 5.11 and 5.17, in each case in such a manner that would have caused the condition to Closing set forth in Section 7.2(b) not to be satisfied, any or all of the conditions set forth in Sections 7.2(h), 7.2(j) and 7.2(k), unless, in the case of Section 7.2(k), such condition has not been satisfied primarily as the result of any negative deviation between the SLS Financial Statements and the Audited SLS Financial Statements (taking into account (i) items disclosed on Scotts Schedules 3.5 and 3.6 and (ii) any unfunded liabilities that Scotts has committed to fund at or prior to Closing), (ii) Scotts has delivered to TruGreen Holdings the Audited SLS Financial Statements, the reviewed financial statements of the SLS Business for the fourth quarter of calendar year 2015 and all other Required Information by March 1, 2016 and (iii) the conditions set forth in Sections 7.2(d) and 7.2(l) shall have been satisfied no later than April 10, 2016 and shall remain satisfied through the Outside Date and the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(e) and 7.2(g) would be satisfied if the Closing occurred on April 10, 2016 and each date subsequent through the Outside Date, then within 2 Business Days after such termination, TruGreen Holdings shall pay, or cause to be paid, to Scotts the Termination Fee in immediately available funds by wire transfer on the second Business Day after the date of such termination to an account designated by Scotts; provided, that the Termination Fee shall not be payable if (i) the SLS Business’ independent accountants withdraw their audit opinion with respect to any of the Audited SLS Financial Statements and do not issue a new unqualified audit opinion with respect to such Audited SLS Financial Statements on or prior to March 1, 2016 or (ii) Scotts determines to restate any historical financial statements comprising the SLS Audited Financial Statements, and such restatement has not been completed with restated Audited SLS Financial Statements on or prior to March 1, 2016.

(c)    The Parties acknowledge that the agreements contained in Section 10.2(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the Parties would not have entered into this Agreement. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. Subject to Section 10.2(a), (i) except for the right of Scotts to seek an injunction, specific performance or other equitable relief to the extent permitted by Section 10.3, Scotts’s and its Affiliates’ sole and exclusive remedy (whether at Law, in equity, in contract, in tort or otherwise) against TruGreen Holdings or any of its Affiliates in circumstances in which the Termination Fee is payable pursuant to Section 10.2(b), for any pre-Closing breach, loss or damage with respect to this Agreement and the transactions contemplated hereby shall be receipt of the Termination Fee, if, in the circumstances payable, paid hereunder and (ii) in the event Scotts shall receive the Termination Fee, the receipt thereof shall be deemed to be liquidated damages for any and all Losses or damages suffered or incurred by Scotts or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby (and the termination thereof or any matter forming the basis for such termination), and neither Scotts nor any of its Affiliates shall be entitled to bring or maintain any other legal proceeding against TruGreen Holdings or any of its Affiliates arising out of this Agreement and the transactions contemplated hereby or any matter forming the basis for such termination. Notwithstanding anything to the contrary in this Agreement (in circumstances in which the Termination Fee is payable pursuant to Section 10.2(b)), except for the right of Scotts to seek and recover the Termination Fee pursuant to the terms and conditions of this Section 10.2 and the ability of Scotts to seek an injunction, specific performance or other equitable relief to the extent set forth in Section 10.3 (and without limiting Scotts’s rights in law, equity and contract in circumstances in which the Termination Fee is not payable), none of TruGreen Holdings or its Affiliates shall have any liability to TruGreen Holdings or any of its Affiliates or any other Person, whether at Law or equity, in contract in tort or otherwise, arising from or in connection with any pre-Closing breach by TruGreen Holdings of any of its representations, warranties, covenants or agreements contained in this Agreement or arising from any claim or cause of action that TruGreen Holdings or any of its Affiliates may have relating to matters contemplated by this Agreement, and no Person will have any rights or claims against TruGreen Holdings or any of its Affiliates relating to any such matters. If TruGreen Holdings fails to promptly pay the Termination Fee when due and payable pursuant to this Section 10.2, and, in order to obtain such payment, Scotts commences an action or other proceeding that results in an award against TruGreen Holdings for such Termination Fee, TruGreen Holdings shall pay Scotts’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such action or proceeding, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the Prime Rate during such period; provided that if Scotts commences such an action or other proceeding that does not result in an award against TruGreen Holdings for such Termination Fee, Scotts shall pay TruGreen Holdings’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such action or proceeding.

10.3    Enforcement.

(a)    The Parties agree that irreparable damage would occur in the event that either Party does not perform, or otherwise breaches any provisions of this Agreement in accordance with their specific terms and that, subject to the limitations provided in Section 10.2 and this Section 10.3, any such breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The Parties acknowledge and agree that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the other Party, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at Law or in equity. Except as otherwise provided herein, including pursuant to Section 10.2, any and all remedies herein expressly conferred on a Party will be deemed cumulative with, and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance (other than on the basis that such remedy is not available pursuant to the terms of this Agreement in respect of the particular instance in question) to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.3. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with such order or injunction.

ARTICLE XI

GENERAL PROVISIONS

11.1    Expenses.

Except as otherwise set forth herein (including Section 5.11(b), Section 5.11(c) and Section 5.14) or in the Ancillary Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

11.2    Notices.

(a)    All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) (a) on the date of delivery if delivered personally or by facsimile with a response confirming receipt, or by email with a response confirming receipt, or by telecopy with a response confirming receipt, or (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, charges prepaid, or (c) on the earlier of confirmed receipt or the third Business Day following the date of mailing if delivered by registered or certified mail, postage prepaid, return receipt requested, to the Parties at the following addresses (or at such other address for a party as will be specified by like notice):

(b)	if to Scotts: 14111 Scottslawn Road Marysville, Ohio 43041 Attn: General Counsel Fax: 937-644-7568 Email: contracts@scotts.com with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 Attn: Kenneth M. Wolff Fax: (917) 777-2681 Email: kenneth.wolff@skadden.com if to TruGreen Holdings:

TruGreen Holding Corporation c/o TruGreen Limited Partnership 860 Ridge Lake Blvd. Memphis, TN 38120 Attn.: Chief Legal Officer Facsimile: 901-597-9578 Email: KevinMann@trugreenmail.com with copies (which shall not constitute notice) to:

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attn: Paul S. Bird Fax: (212) 521-7569 Email: psbird@debevoise.com

and

Richards, Layton & Finger, PA One Rodney Square 920 North King Street Wilmington, DE 19801 Attn: Mark. J. Gentile Fax: (302) 651-7701 Email: gentile@rlf.com

11.3    Severability.

If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced by any rule, Law or public policy of any jurisdiction (a) such invalidity, illegality or unenforceability shall be fully separable and shall not affect any other provision or portion of any provision of this Agreement in such jurisdiction and (b) all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and shall be deemed substituted for the provision at issue, a valid, legal and enforceable provision. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible, and so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any Party.

11.4    Entire Agreement.

This Agreement (including the Exhibits, Scotts Schedules and TruGreen Schedules hereto) and the Ancillary Agreements, together with the Confidentiality Agreement, constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, arrangements, communications, understandings and undertakings with respect to the subject matter hereof and thereof, both written and oral. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

11.5    Assignment.

Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any Party, whether by operation of Law or otherwise, without the prior written consent of the non-assigning Party. Any such attempted assignment or delegation shall without such prior written consent be null and void ab initio. Notwithstanding the foregoing, the rights hereunder may be assigned to the Financing Sources for collateral purposes.

11.6    No Third-Party Beneficiaries.

Except as otherwise expressly provided in Article IX, this Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that the Financing Sources shall be express third-party beneficiaries of, and have the right to enforce, Sections 11.6, 11.7, 11.8, 11.10 and 11.16.

11.7    Amendment; Waiver.

This Agreement may not be amended, restated, amended and restated, supplemented or modified, except by an instrument in writing signed by each of the Parties hereto. To the extent that any amendment or modification to Sections 11.6, 11.7, 11.8, 11.10 or 11.16 is sought, which is adverse to the rights of the Financing Sources, the prior written consent of the Financing Sources party to the Debt Financing Commitment shall be required before such amendment or modification is rendered effective.

Any Party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in or breaches of the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the Party to be bound thereby. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

11.8    Governing Law; Jurisdiction.

This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.

Each of the Parties irrevocably agrees that any and all legal actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the borough of Manhattan in The City of New York (or, solely if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit, and proceeding or counterclaim relating thereto, except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Nothing in this Section 11.8 shall be deemed to prevent any party from seeking to remove any action to a federal court in the State of New York. Notwithstanding the foregoing, each of the Parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the borough of Manhattan in the City of New York, New York, whether a state or federal court, and that the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

11.9    Public Announcements.

From and after the date hereof through (and including) the Closing Date, the timing and content of all press releases or other written public announcements regarding any aspect of this Agreement to the financial community, employees or the general public by TruGreen Holdings or Scotts shall be subject to prior consultation with and the consent of the other (which shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior consent of any other party, issue such a press release or other similar public statement as may be required by applicable Law or any listing agreement with a securities exchange to which the disclosing party is a party, if the disclosing party has used all commercially reasonable efforts to consult with the other and to obtain the other’s consent but has been unable to do so in a timely manner.

11.10    Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DEBT FINANCING COMMITMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND SHALL CAUSE THEIR RESPECTIVE SUBSIDIARIES TO IRREVOCABLY AND UNCONDITIONALLY WAIVE) ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEBT FINANCING COMMITMENT, THE ANCILLARY AGREEMENTS OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11    Disclosure Generally.

Information set forth in any section or subsection of the Scotts Schedules or TruGreen Schedules shall be deemed to apply to and qualify the section or sub-section set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other section and subsection of this Agreement for which it is reasonably apparent on its face that such information is relevant to such other section or subsection. The information reflected in any Scotts Schedule or TruGreen Schedule is not necessarily limited to matters required by this Agreement to be reflected in such Scotts Schedule or TruGreen Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed and disclosure of such information shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in any Scotts Schedule or TruGreen Schedule shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the SLS Entities, the SLS Business or the TruGreen Entities, as applicable.

11.12    No Presumption Against Drafting Party.

TruGreen Holdings and Scotts each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

11.13    Time Periods.

Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.

11.14    Execution of Agreement.

This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, .pdf signature, or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.

11.15    Scotts and TruGreen Holdings.

Scotts acknowledges and agrees with TruGreen Holdings that Scotts shall cause the SLS Entities (prior to the Closing) and the Non-SLS Subsidiaries, and TruGreen Holdings acknowledges and agrees with Scotts that TruGreen Holdings shall cause the TruGreen Entities (including TruGreen LP) and the SLS Entities (following the Closing), to perform or cause performance of any obligations under this Agreement to be performed by such entities or by such Party acting through such entity (and an enforcement right of a Party against another Party shall include such Party causing the applicable entity to act or perform).

11.16    No Recourse.

Notwithstanding anything to the contrary contained in this Agreement, except for claims by TruGreen LP or CDRTG Parent, Inc. against any Financing Source under the Debt Financing Commitment (A) none of the parties hereto nor any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any Debt Financing Commitment or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (B) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to any party hereto or any of their respective subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to any Debt Financing Commitment or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise; provided the foregoing shall not limit Scotts’s rights to enforce the terms of this Agreement against any other Party hereto.

ARTICLE XII

CERTAIN DEFINITIONS.

12.1    Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning given in Section 2.1(f).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person; provided that no portfolio company of any fund managed by Clayton, Dubilier & Rice (other than TruGreen Holdings and its Subsidiaries) shall be deemed an Affiliate of TruGreen Holdings or any of its Subsidiaries for purposes of this Agreement, other than for the purposes of clause (iii) of Section 5.8(b) and Articles VI, VIII, and IX, solely as they relate to Section 5.8.

“Agreement” has the meaning given in the Preamble.

“Ancillary Agreements” means the Assignment Agreements, the LLC Agreement, the Transition Services Agreement, the Trademark License Agreement, the Employee Leasing Agreement, the CD&R Consulting Agreement, the Scotts Consulting Agreement, the CD&R Indemnification Agreement and the Scotts Indemnification Agreement.

“Anti-Corruption Laws” has the meaning given in Section 3.16(a).

“Antitrust Approvals” has the meaning set forth in Section 7.1(d).

“Applicable Non-U.S. Antitrust Approvals” means the necessary approvals, orders, permits or other Consents under any Competition Law set forth on Scotts Schedule 5.3.

“Assignment Agreements” has the meaning given in Section 1.5(a)(i).

“Audited SLS Financial Statements” shall have the meaning given in Section 5.17.

“Audited TruGreen Financial Statements” has the meaning given in Section 4.5(a).

“Available Insurance Policies” has the meaning given in Section 5.9(a).

“Balance Sheet Date” means September 30, 2015.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Calculation Principles” means such accounting principles, policies, methods, practices, categories, estimates, judgments and assumptions as are in accordance with Exhibit D.

“CD&R Consulting Agreement” means the letter agreement to be entered into by Newco and the other parties identified therein as of the Closing substantially in the form of Exhibit E hereto.

“CD&R Indemnification Agreement” means the indemnification agreement to be entered into by Newco and the other parties identified therein as of the Closing substantially in the form of Exhibit F hereto.

“Closing” has the meaning given in Section 1.4.

“Closing Adjustment” has the meaning given in Section 2.1(b).

“Closing Cash” means, with respect to the SLS Entities or the TruGreen Entities, as applicable, as of 11:59 p.m., New York time, on the day immediately preceding the Closing Date (assuming full completion of the Scotts Internal Reorganization and after giving effect to any repayment of Indebtedness prior to the Closing pursuant to Section 1.6), all cash, cash equivalents and marketable securities held by the SLS Entities or the TruGreen Entities, as applicable; provided that Closing Cash shall include amounts due from credit card transactions that are in the process of being settled, but shall be reduced by the amount of any checks, deposits or wire transfers written by the SLS Entities or the TruGreen Entities, as applicable, but not yet cleared, and increased by the amount of deposits received but not yet cleared by the SLS Entities or the TruGreen Entities, as applicable, as of 11:59 p.m., New York time, on the day immediately preceding the Closing Date; provided, further, that all such amounts of cash, cash equivalents and marketable securities denominated in a currency other than United States dollars shall be converted into United States dollars at the prevailing exchange rate between the respective currencies set forth in the Eastern Edition of the Wall Street Journal on the last Business Day immediately preceding the Closing Date; provided, further, that Closing Cash shall not include any Trapped Cash. For the avoidance of doubt, “Closing Cash” shall not include any proceeds of the Debt Financing.

“Closing Date” has the meaning given in Section 1.4.

“Closing Indebtedness” means, with respect to the SLS Entities or the TruGreen Entities, as applicable, as of 11:59 p.m., New York time, on the day immediately preceding the Closing Date (assuming full completion of the Scotts Internal Reorganization and after giving effect to any repayment of Indebtedness prior to the Closing pursuant to Section 1.6) all Indebtedness of the SLS Entities or the TruGreen Entities, as applicable. For the avoidance of doubt, “Closing Indebtedness” shall not include any Indebtedness incurred under the Debt Financing.

“Closing Working Capital” means, with respect to the SLS Entities or the TruGreen Entities, as applicable, the working capital of the SLS Entities or the TruGreen Entities, as applicable, as of 11:59 p.m., New York time, on the day immediately preceding the Closing Date

(assuming full completion of the Scotts Internal Reorganization and after giving effect to any repayment of Indebtedness prior to the Closing pursuant to Section 1.6), and which shall be (i) the sum of all current assets of the SLS Entities or the TruGreen Entities, as applicable, minus (ii) the sum of all current liabilities of the SLS Entities or the TruGreen Entities, as applicable, in each case, as determined in accordance with the Calculation Principles; provided that any Taxes imposed on or measured by net or gross income, receipts, capital or worth of the SLS Entities or the TruGreen Entities, as applicable, that are current assets or current liabilities of the SLS Entities or the TruGreen Entities, as applicable, on or prior to the Closing Date shall be included in Closing Working Capital.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Competing Person” has the meaning given in Section 8.1(a).

“Competition Laws” mean any Laws, including the HSR Act, relating to the regulation of monopolies or competition in any jurisdiction.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 20, 2014 between Clayton, Dubilier & Rice, LLC and Scotts.

“Consent” means a consent, authorization, permit or approval of a Person or Government Body, or a waiver by a Person or Government Body.

“Contract” means any written or enforceable oral contract, agreement, license, lease, sales order, purchase order, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of the SLS Entities or the TruGreen Entities, as applicable.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Contribution” has the meaning given in Section 1.3(a).

“Conversion” has the meaning given in Section 1.1(a).

“Copyrights” has the meaning given in the definition of Intellectual Property.

“Debt Financing” has the meaning given in Section 4.22.

“Debt Financing Commitment” has the meaning given in Section 4.22.

“Declined Services” has the meaning given in Section 3.11(a).

“Designated Shared Contracts” has the meaning given in Section 5.13(b).

“Direct Loss” has the meaning given in Section 9.1.

“Distributions” has the meaning given in Section 1.3(c).

“Dollars” or “$” means U.S. dollars.

“Domain Names” has the meaning given in the definition of Intellectual Property.

“ELA Expiration Date” has the meaning given in Section 5.7(c).

“Employee Leasing Agreement” has the meaning given in Section 5.7(c).

“Employee Plan” means any (i) employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) including any pension, profit-sharing, retirement, supplemental retirement, welfare benefit, retiree health, and life insurance plans, agreements or arrangements and (ii) bonus, stock option, stock purchase, restricted stock, phantom stock or other equity-based arrangement, incentive, deferred compensation, termination, severance, retention, change of control, health, group insurance, vacation or other employee benefit plan, program, policy or arrangement or employment agreement, whether written or unwritten.

“Encumbrance” means any charge, claim, encumbrance, pledge, lien (including a Tax lien), collateral assignment, security interest, mortgage, easement, encroachment, right-of-way, covenant, condition, restriction, option, right of first offer or refusal, third party right, limitation on voting rights, deed of trust, title retention, purchase agreement, conditional sale or other security arrangement, or any license, order or charge of any nature, or any adverse claim of title, title defect, ownership or use, or any agreement of any kind restricting transfer of ownership or voting of any nature.

“Environmental Laws” means any Laws regulating or relating to pollution, or protection of human health, safety, natural resources or the environment, including any and all Laws relating to (a) the manufacture, use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of, or exposure to, Hazardous Substances or materials, and (b) recordkeeping, notification, disclosure and reporting requirements for Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same

“controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Cash” has the meaning given in Section 2.1(a).

“Estimated Closing Indebtedness” has the meaning given in Section 2.1(a).

“Estimated Closing Working Capital” has the meaning given in Section 2.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Services” has the meaning given in Section 5.19.

“Exhibit” or “Exhibits” means respectively the document or documents attached to this Agreement as exhibits.

“FDD” means the franchise disclosure documents (including documents prepared as “Franchise Disclosure Documents,” “FDDs,” “Uniform Franchise Offering Circulars” or “UFOCs”) prepared in accordance with the FTC Rule (or its predecessor), NASAA Commentary and any applicable Franchise Law, and all variations of such forms which have been approved for use or used in any state or jurisdiction requiring the filing and/or approval of the SLS Franchise Agreement or TruGreen Franchise Agreement, as applicable, and/or FDDs.

“Fee Letter” has the meaning given in Section 4.22.

“Final Determination Date” has the meaning given in Section 2.1(g).

“Financial Statements Certificate” shall have the meaning given in Section 5.17.

“Financing Proceeds” means the proceeds of the Debt Financing less the Transaction Expenses.

“Financing Sources” means the Persons that have committed to provide, or have otherwise entered into agreements in connection with, the Debt Financing Commitment or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 4.22 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns (it being understood that none of Scotts, TruGreen Holdings or their respective Subsidiaries shall be “Financing Sources” for any purpose hereunder).

“Franchise” means any grant by a Person to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchise Law” means the FTC Rule and any other domestic or foreign Law regulating the offer or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships, or governing the relationships between franchisors and franchisees, manufacturers and dealers, or grantor and distributors, including without limitation those Laws that address unfair practices related to, or the default, termination, non-renewal, transfer of, franchises, dealerships and distributorships.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R Section 436.1 et seq.

“Fundamental Representations” has the meaning given in Section 9.3(a).

“GAAP” means United States generally accepted accounting principles.

“Government Official” means any (i) officer or employee of a Governmental Body or instrumentality thereof (including any state-owned or state-controlled enterprise), or of a public international organization, (ii) holder of public office or (iii) any Person acting for or on behalf of any such Governmental Body or instrumentality thereof (including any state-owned or state-controlled enterprise).

“Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any political subdivision thereof, or any governmental, regulatory, judicial or administrative division, agency, authority, board, bureau, court, tribunal, or commission.

“Governmental Order” means any order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Body.

“Group” has the meaning given in Section 2.1(a).

“Hazardous Substance” means any materials defined, listed, classified or regulated as a hazardous substance, hazardous waste, hazardous material, extremely hazardous waste, restricted hazardous waste, toxic substance, toxic pollutant, contaminant and any other similarly described substance as defined in any applicable Environmental Law, including any radioactive materials, petroleum, petroleum products or by-products, asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Inactive Employee” shall mean any individual who is absent from active employment on the Closing Date on account of short-term or long-term disability leave.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest and any breakage costs, prepayment penalties, premium payments or fees or other similar amounts payable with respect thereto, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or debt securities and any breakage costs, prepayment penalties, premium payments or fees or other similar amounts payable with respect thereto, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (iv) all earn-outs, purchase price holdbacks, deferred purchase price obligations, contingent payment obligations and other obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (v) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP but excluding any breakage costs, prepayment penalties, premium payments or fees or other similar amounts payable in connection with any capitalized leases unless such costs, penalties or fees are due at the Closing or at the “Effective Time” (as defined in the Merger Agreement), (vi) all net obligations of such Person under interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements or hedging transactions (valued at the termination value thereof), (vii) all letters of credit, to the extent drawn, or performance bonds issued for the account of such Person (excluding surety bonds and customs bonds) and (viii) all guarantees and keep well arrangements of such Person of any Indebtedness of any other Person other than a Subsidiary of such Person. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall expressly exclude Transaction Expenses.

“Indemnified Party” has the meaning given in Section 9.6(a).

“Indemnifying Party” has the meaning given in Section 9.6(a).

“Indemnitee” means any Indemnified Party or Tax Indemnified Party.

“Indemnity Gross Up Principle” has the meaning given in Section 9.1.

“Indirect Loss” has the meaning given in Section 9.1.

“Insurance Arrangements” has the meaning given in Section 5.9(a).

“Intellectual Property” means any of the following: United States or foreign (i) patents and patent applications (collectively, “Patents”); (ii) registered and unregistered trademarks, service marks, trade dress and other indicia of origin, pending trademark and service mark registration applications and intent-to-use registrations or similar reservations of marks (collectively, “Marks”); (iii) registered and unregistered copyrights (including in Software) and applications for registration (collectively, “Copyrights”); (iv) internet domain names and URLs (“Domain Names”); (v) trade secrets and proprietary information, including unpatented inventions, invention disclosures, know-how, methods, processes, customer lists, data and databases, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (vi) rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights”; and (vii) any other intellectual property rights.

“Intellectual Property Contracts” means any Contract to which any SLS Entity or any TruGreen Entity, as applicable, is a party and pursuant to which (A) any SLS Entity or any TruGreen Entity, as applicable, permits any Person to use any SLS Owned Intellectual Property or TruGreen Owned Intellectual Property, as applicable, (B) any Person permits any SLS Entity or any TruGreen Entity, as applicable, to use Intellectual Property not owned by any SLS Entity or any TruGreen Entity, as applicable, or (C) any right of any SLS Entity or any TruGreen Entity, as applicable, to use or register Intellectual Property is restricted.

“IRS” means the Internal Revenue Service of the United States.

“Issuance” has the meaning given in Section 1.3(b).

“Knowledge” means, when used (i) with respect to Scotts, the actual knowledge, after reasonable inquiry of the other executives and managers having primary responsibility for such matters with respect to the Transactions, of any person set forth on Scotts Schedule 12.1(a) (as of the date of this Agreement) and (ii) with respect to TruGreen Holdings, the actual knowledge, after reasonable inquiry of the other executives and managers having primary responsibility for such matters with respect to the Transactions or the Merger, of any person set forth on TruGreen Schedule 12.1(a) (as of the date of this Agreement).

“Law” means any domestic or foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Body.

“Lenders” has the meaning given in Section 4.22.

“Liability” or “Liabilities” means, with respect to any Person (a) debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities or (b) fines or penalties and (c) any other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services) of that Person, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“LLC Agreement” has the meaning given in the Recitals.

“Loss” means any and all Liabilities, losses, damages, or claims of any nature, interest, awards, judgments, penalties, expenses and costs (including reasonable, documented and out of pocket costs and expenses of investigation, enforcement and collection and reasonable, documented and out of pocket attorneys’ and accountants’ fees and expenses, in each case, in connection with any Proceeding) whether or not involving a Third-Party Claim.

“Loss Gross Up” has the meaning given in Section 9.1.

“Major SLS Customers” has the meaning given in Section 3.21.

“Major SLS Suppliers” has the meaning given in Section 3.21.

“Major TruGreen Customers” has the meaning given in Section 4.21.

“Major TruGreen Suppliers” has the meaning given in Section 4.21.

“Marks” has the meaning given in the definition of Intellectual Property.

“Merger” has the meaning given in the Recitals.

“Merger Agreement” has the meaning given in the Recitals.

“Merger Sub” has the meaning given in the Recitals.

“Minimum Per Claim Amount” means $50,000.

“NASAA Commentary” means the North American Securities Administrators Association, Inc.’s “2008 Franchise Registration and Disclosure Guidelines” and “Commentary on 2008 Franchise Registration and Disclosure Guidelines.”

“New Benefit Plans” has the meaning given in Section 5.7(e).

“Newco” has the meaning given in the Recitals.

“Newco 401(k) Plan” has the meaning given in Section 5.7(e).

“Newco Prohibited Activity” has the meaning given in Section 8.1(b)(i)

“Newco Restructuring” has the meaning given in Section 1.2.

“Non-Competition Period” has the meaning given in Section 8.1(a).

“Non-SLS Subsidiary” means any Subsidiary of Scotts other than the SLS Entities (after giving effect to the Scotts Internal Reorganization and the Transactions).

“Non-Solicitation Period” has the meaning given in Section 8.2(a).

“Notice of Disagreement” has the meaning given in Section 2.1(e).

“Outside Date” has the meaning given in Section 10.1(e).

“Parties” has the meaning given in the Preamble.

“Patents” has the meaning given in the definition of Intellectual Property.

“Permit” means any permit, license, approval, authorization, consent, registration, variance, waiver, certification, concession, exemption or order, notice, endorsement or qualification, granted by or obtained from any Governmental Body pursuant to Law.

“Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities Law; (ii) liens for current utilities, Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Scotts or TruGreen Holdings, as applicable (or any of their Subsidiaries), or the SLS Entities or the TruGreen Entities, as applicable, and for which adequate accruals or reserves are maintained on the financial statements of Scotts or TruGreen Holdings, as applicable (or any of their Subsidiaries), or the SLS Entities or the TruGreen Entities, as applicable, if such accruals or reserves are required in accordance with GAAP consistently applied; (iii) mechanics’, construction, material men’s, carriers’, workers’, repairers’ and similar statutory liens imposed by Law or any encumbrance arising in connection with any surety bonds, in each case arising or incurred in the ordinary course of business for amounts which are not due and payable or are being contested in good faith by appropriate proceeding; (iv) zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the SLS Leased Real Property, TruGreen Leased Real Property, SLS Owned Real Property or TruGreen Owned Real Property, as applicable, which are not materially violated by the current condition, use and operation of the SLS Leased Real Property, TruGreen Leased Real Property, SLS Owned Real Property or TruGreen Owned Real Property, as applicable; (v) covenants, conditions, restrictions, reservations, limitations, exemptions, rights-of-way, easements and other similar matters of record affecting title to the SLS Leased Real Property, TruGreen Leased Real Property, SLS Owned Real Property or TruGreen Owned Real Property, as applicable, which do not individually or in the aggregate (A) materially impair the current occupancy or use of the SLS Leased Real Property, TruGreen Leased Real Property, SLS Owned Real Property or TruGreen Owned Real Property, as applicable, for the purposes for which it is currently used or proposed to be used or (B) materially affect the value of the SLS Leased Real Property, TruGreen Leased Real Property, SLS Owned Real Property or TruGreen Owned Real Property, as applicable; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (vii) liens securing rental payments under capital lease arrangements; (viii) rights of expropriation, access or use or any similar rights conferred on or reserved by or in any statute of a Governmental Body and (ix) Encumbrances that will be removed prior to or at the Closing.

“Person” means any natural person, general or limited partnership, limited liability company, unlimited liability company, corporation (including non-for-profit corporation), joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.

“Post-Closing Adjustment Amount” has the meaning given in Section 2.1(g).

“Post-Closing Statement” has meaning given in Section 2.1(d).

“Post-Closing Tax Period” means (i) any Tax period ending after the Closing Date and (ii) in the case of any Straddle Period, the portion of such period following, but not including, the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Straddle Period, the portion of such period up to and including the Closing Date.

“Prime Rate” means the rate per annum published in The Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Proceeding” has the meaning given in Section 3.7.

“Reference Amount” means, with respect to the SLS Entities, $974,000 and, with respect to the TruGreen Entities, negative ( - ) $55,200,000.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into or through any land, soil, subsurface strata, surface water, groundwater or air, or otherwise entering into any indoor or outdoor property or environment.

“Required Information” has the meaning given in Section 5.11(a).

“Retained Liabilities” means the Liabilities of Scotts and its Subsidiaries (including the SLS Entities) relating to or arising out of the businesses or operations of Scotts at or prior to Closing to the extent not related to or arising out of the SLS Business or SLS Assets.

“Retained Scotts Employees” means the employees employed by an SLS Entity who are identified as Retained Scotts Employees on Scotts Schedule 5.7(a).

“Sanctioned Country” has the meaning given in Section 3.16(f).

“Sanctions” has the meaning given in Section 3.16(f).

“Scotts” has the meaning given in the Preamble.

“Scotts Benefit Plans” has the meaning given in Section 3.8(b).

“Scotts Competing Person” has the meaning given in Section 8.1(b)(i).

“Scotts Consulting Agreement” means the letter agreement to be entered into by Newco and the other parties identified therein as of the Closing substantially in the form of Exhibit G hereto.

“Scotts Indemnification Agreement” means the indemnification agreement to be entered into by Newco and the other parties identified therein as of the Closing substantially in the form of Exhibit H hereto.

“Scotts Indemnified Parties” has the meaning given in Section 9.1.

“Scotts Information” has the meaning given in Section 5.6(b).

“Scotts Internal Reorganization” has the meaning given in Section 1.1.

“Scotts Licensed IP Rights” means, other than the Scotts Marks, any and all Intellectual Property owned (and which will, as of and following the Closing, continue to be owned) by Scotts or any of its Affiliates that was materially used or practiced in the SLS Business in the ordinary course of business in the twelve (12) months prior to the Closing.

“Scotts Marks” means any and all Trademarks consisting of or incorporating the Trademark “Scotts” or any variation thereof, whether or not used primarily in connection with the SLS Business.

“Scotts Newco Interests” has the meaning given in Section 1.3(b).

“Scotts Ownership Percentage” means 30.6%; provided that, (x) if the SLS Adjusted EBITDA (as defined in TruGreen Schedule 7.2(l)) is less than 92.5% of the SLS EBITDA Reference Amount (as defined in TruGreen Schedule 7.2(l)), the Scotts Ownership Percentage shall be equal to (a) (i) 30.6% multiplied by (ii) one minus the percentage equal to the excess of (A) 92.5% over (B) (I) the SLS Adjusted EBITDA divided by (II) the SLS EBITDA Reference Amount divided by (b) the sum of the percentage determined by clause (a) and 69.4% and (y) if the SLS Adjusted EBITDA is greater than 107.5% of the SLS EBITDA Reference Amount, the Scotts Ownership Percentage shall be equal to (a) (i) 30.6% multiplied by (ii) one plus the percentage equal to the excess of (A) (I) the SLS Adjusted EBITDA divided by (II) the SLS EBITDA Reference Amount over (B) 107.5% divided by (b) the sum of the percentage determined by clause (a) and 69.4%.

“Scotts Prohibited Activity” has the meaning given in Section 8.1(a).

“Scotts Schedule” or “Scotts Schedules” means the Schedules referenced in the introductory paragraph to Article III (for the avoidance of doubt, whether or not relating to the provisions of Article III).

“Scotts Systems” has the meaning given in the Recitals.

“Scotts Transaction Expenses” means the costs, fees and expenses incurred by Scotts and its Subsidiaries in connection with the transactions contemplated hereby, but excluding (i) the costs, fees and expenses incurred by Scotts and its Subsidiaries in connection with the preparation of the SLS Financial Statements and (ii) any Taxes to the extent addressed under Article VI.

“Scotts Transaction Taxes” has the meaning given in Section 6.4(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shared Contract” means any Contract (i) to which Scotts or any Non-SLS Subsidiary is a party and (ii) which materially benefits the SLS Business.

“SLS 401(k) Plan” has the meaning given in Section 5.7(e).

“SLS Assets” has the meaning given in Section 3.11(a).

“SLS Business” means the LawnService segment of the Scotts business conducted by Scotts and its Subsidiaries as reflected in the public securities filings of Scotts, as of the date hereof and as of the Closing.

“SLS Business Benefit Plans” has the meaning given in Section 3.8(b).

“SLS Employee” means (i) any employee of a SLS Entity who is not a Retained Scotts Employee as of the date of this Agreement, (ii) employees hired by an SLS Entity after the date of this Agreement as permitted under Section 5.1 and (iii) any other employee of Scotts or any of its Subsidiaries who is listed as an SLS Employee on Scotts Schedule 5.7(a).

“SLS Entities” means, collectively, Scotts Systems and each of its wholly owned Subsidiaries as of the Closing.

“SLS Entity Benefit Plans” has the meaning given in Section 3.8(a).

“SLS Financial Statements” has the meaning given in Section 3.5(a).

“SLS Franchise” means a Franchise granted by any SLS Entity.

“SLS Franchisee” means a Person who is a party to an SLS Franchise Agreement.

“SLS Franchise Agreement” means any Contracts, commitments, arrangements or understandings pursuant to which any SLS Entity grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications) to acquire any Franchise, including any addendum, amendment, extension or renewal thereof, and together with any guarantee in favor of either SLS Entity, and any other instrument or agreement relating thereto to which either SLS Entity is a party (including any software license and support agreement, distribution services agreement). Without limiting the foregoing, SLS Franchise Agreement includes area development agreements, multi-unit license or franchise agreements, master license or franchise agreements, and similar agreements that cover the development or franchising of Franchises within any area or country or the delegation of duties by any SLS Entity with respect to its obligations as a franchisor or otherwise under any such agreements.

“SLS Holdings” has the meaning given in Section 1.1(a).

“SLS Intercompany Balances” means, as of any date, all balances as of such date between Scotts and/or any Non-SLS Subsidiary, on the one hand, and any SLS Entity, on the other hand, including intercompany accounts receivable and intercompany accounts payable.

“SLS Intercompany Contract” has the meaning given in Section 5.8(a).

“SLS Interests” has the meaning given in the Recitals.

“SLS Internal IT Systems” means the hardware, Software, network and telecommunications equipment and internet-related information technology infrastructure owned or leased by Scotts or any of its Subsidiaries (including the SLS Entities).

“SLS Intracompany Obligation” means any obligation between any two or more of the SLS Entities, including intercompany accounts receivable and intercompany accounts payable between such entities.

“SLS Leased Real Property” has the meaning given in Section 3.12(b).

“SLS Liabilities” means the Liabilities of Scotts and the Non-SLS Subsidiaries to the extent related to the SLS Business (excluding, for the avoidance of doubt, the Retained Liabilities and the Liabilities reflected on Scotts Schedule 9.2(d)).

“SLS Material Adverse Effect” means any change, effect, development, occurrence or state of facts that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a materially adverse effect on the business, properties, rights, assets, condition (financial or otherwise), or results of operations of the SLS Business or the SLS Entities, taken as a whole (after giving effect to the Scotts Internal Reorganization and the Transactions), other than any change, effect, development, occurrence or state of facts to the extent relating to (i) changes in business, economic or regulatory conditions as a whole or in the industries in which the SLS Business operates, (ii) any acts of God, natural disasters, earthquakes, hurricanes, outbreak or escalation in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in any countries, or territories within which the SLS Business or SLS Entities operate, (iii) changes in financial, banking or securities markets (including changes in interest or exchange rates, stock, bond and/or debt prices, and any disruption thereof), (iv) changes in GAAP or the enforcement or interpretation thereof, (v) changes in Law or the enforcement or interpretation thereof, (vi) changes in commodity prices, (vii) the announcement of, or the taking of any action contemplated or expressly permitted by, this Agreement and the other agreements contemplated hereby, including compliance with the covenants set forth herein (other than for purposes of the representations and warranties contained in Sections 3.3 and 3.4, and the conditions in Section 7.2(a) to the extent they relate to the representations and warranties contained in Sections 3.3 and 3.4) or (viii) any change in credit ratings or failure by the SLS Entities or the SLS Business to meet any projections, forecasts or estimates of revenue or earnings (provided that the underlying cause of such change or failure may be considered in determining whether there is a SLS Material Adverse Effect to the extent not otherwise excluded pursuant to this definition), except, in the cases of clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that such adverse effects materially and disproportionately have a greater adverse impact on the SLS Entities, taken as a whole, as compared to the adverse impact such changes have on companies in the industry in which the SLS Entities operate; or (b) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by Scotts of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“SLS Material Contracts” has the meaning given in Section 3.14.

“SLS Owned Intellectual Property” has the meaning given in Section 3.13(a).

“SLS Owned Real Property” has the meaning given in Section 3.12(a).

“SLS Policies” has the meaning given in Section 3.17.

“SLS Real Property Leases” has the meaning given in Section 3.12(b).

“SLS Registered Intellectual Property” has the meaning given in Section 3.13(a).

“SLS Relevant Persons” has the meaning given in Section 3.16(a).

“SLS Unaudited Financial Statements Representation” has the meaning given in Section 3.5(a).

“Software” means all computer software, including application software, system software firmware, source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Solvency Opinion” has the meaning given in Section 7.1(k).

“Solvent” means that the statements with respect to Newco in clauses (1) through (6) of the “Determinations” section of the engagement letter related to the Solvency Opinion, dated as of November 3, 2015, among Duff & Phelps, LLC, the Company and certain of the Company’s Subsidiaries, are true and correct.

“Specified Activities” means (x) core lawn service business and operations, indoor and outdoor pest control services and mosquito control services and (y) the service, inspection and general maintenance of outdoor lawn irrigation systems, excluding hydroponic systems.

“Specified Matters” has the meaning given in Section 5.5(b).

“Straddle Period” means, as the context requires, any Tax period with respect to any SLS Entity or any TruGreen Entity that begins before but ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of member, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation) or shall be entitled to elect a majority of the members of such Person’s board of managers or similar governing body. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and similar charges of any kind whatsoever (whether payable directly or by withholding), including franchise, income, gross receipts, windfall or other profits, personal property, real property, intangible personal property, capital stock, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, social security, workers’ compensation, unemployment compensation, wages, pension, net worth, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any Tax Authority.

“Tax Authority” means any Governmental Body, including social security administrators, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Claim” has the meaning given in Section 6.2(a).

“Tax Indemnified Party” has the meaning given in Section 6.2(a).

“Tax Indemnifying Party” has the meaning given in Section 6.2(a).

“Tax Return” means any report, return, document, declaration, payee statement or other information or filing (and any schedule or attachment thereto) required to be supplied to any Tax Authority with respect to Taxes.

“Tax Sharing Agreements” has the meaning given in Section 6.6(a).

“Termination Fee” means $15,000,000.

“Third-Party Claim” has the meaning given in Section 9.6(a).

“Trade Secrets” has the meaning given in the definition of Intellectual Property.

“Trademark License Agreement” has the meaning given in Section 5.12(b).

“Transaction Expenses” means, collectively, the TruGreen Holdings Transaction Expenses, the Scotts Transaction Expenses, the “Initial Consulting Fee” (as defined in the CD&R Consulting Agreement) and the “Initial Consulting Fee” (as defined in the Scotts Consulting Agreement).

“Transactions” has the meaning given in Section 1.3(c).

“Transferred SLS Employees” has the meaning given in Section 5.7(c).

“Transition Services Agreement” has the meaning given in the Recitals.

“Trapped Cash” means the amount of cash, cash equivalents and marketable securities held by the SLS Entities or TruGreen Entities, as applicable, to the extent held by any such SLS Entity or TruGreen Entity organized outside of the U.S. as of the Closing Date, multiplied by 0.4.

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“TruGreen Benefit Plan” has meaning given in Section 4.8(a).

“TruGreen Employee” means (i) any employee of a TruGreen Entity as of the date of this Agreement and (ii) any employee hired by a TruGreen Entity after the date of this Agreement as permitted under Section 5.2.

“TruGreen Entities” means, collectively, TruGreen LP, GreenLawn International Holdings, LLC, a Delaware limited liability company, and GreenLawn, Ltd., a Canadian corporation, and Newco and any of its other Subsidiaries immediately prior to the Closing; provided that, for purposes of determining the accuracy or inaccuracy of any representation or warranty made by TruGreen Holdings in Article IV, such representations and warranties as they relate to “TruGreen Entities” that are formed after the date hereof shall be deemed to be made as of the applicable dates of formation of such entities and only with respect to periods following such formation dates.

“TruGreen Financial Statements” has meaning given in Section 4.5(a).

“TruGreen Franchise” means a Franchise granted by any TruGreen Entity.

“TruGreen Franchisee” means a Person who is a party to a TruGreen Franchise Agreement.

“TruGreen Franchise Agreement” means any Contracts, commitments, arrangements or understandings pursuant to which any TruGreen Entity grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications) to acquire any Franchise, including any addendum, amendment, extension or renewal thereof, and together with any guarantee in favor of any TruGreen Entity, and any other instrument or agreement relating thereto to which any TruGreen Entity is a party (including any software license and support agreement, distribution services agreement). Without limiting the foregoing, TruGreen Franchise Agreement includes area development agreements, multi-unit license or franchise agreements, master license or franchise agreements, and similar agreements that cover the development or franchising of Franchises within any area or country or the delegation of duties by any TruGreen Entity with respect to its obligations as a franchisor or otherwise under any such agreements.

“TruGreen Holdings” has the meaning given in the Preamble.

“TruGreen Holdings Transaction Expenses” means the costs, fees and expenses incurred by TruGreen Holdings and its Affiliates (including fees and expenses of legal, accounting and financial advisors and including all fees and other amounts required to be paid to the Financing Sources pursuant to the Debt Financing Commitment or otherwise in connection with the Debt Financing) in connection with the transactions contemplated hereby and by the Merger Agreement, but excluding (i) the expenses listed on TruGreen Schedule 12.1(b),which shall be for the account of the Persons listed on such TruGreen Schedule 12.1(b), and (ii) any Taxes to the extent addressed under Article VI.

“TruGreen Indemnified Parties” has the meaning given in Section 9.2.

“TruGreen Intercompany Balances” means, as of any date, all balances as of such date between a TruGreen Entity, on the one hand, and TruGreen Holdings or any of its Subsidiaries, other than Newco and its Subsidiaries as of the Closing, on the other hand, including intercompany accounts receivable and intercompany accounts payable.

“TruGreen Intercompany Contract” has the meaning given in Section 5.8(b).

“TruGreen Internal IT Systems” means the hardware, Software, network and telecommunications equipment and internet-related information technology infrastructure owned or leased by the TruGreen Entities.

“TruGreen Intracompany Obligation” means any obligation between any two or more of the TruGreen Entities, including intercompany accounts receivable and intercompany accounts payable between such entities.

“TruGreen Leased Real Property” has the meaning given in Section 4.12(b).

“TruGreen LP” has the meaning given in the Recitals.

“TruGreen Material Adverse Effect” means any change, effect, development, occurrence or state of facts that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a materially adverse effect on the business, properties, rights, assets, condition (financial or otherwise), or results of operations of the TruGreen Entities, taken as a whole (after giving effect to the transactions contemplated by this Agreement), other than any change, effect, development, occurrence or state of facts to the extent relating to (i) changes in business, economic or regulatory conditions as a whole or in the industries in which the TruGreen Entities operate, (ii) any acts of God, natural disasters, earthquakes, hurricanes, outbreak or escalation in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack in any countries or territories within which the TruGreen Entities operate, (iii) changes in financial, banking or securities markets (including changes in interest or exchange rates, stock, bond and/or debt prices, and any disruption thereof), (iv) changes in GAAP or the enforcement or interpretation thereof, (v) changes in Law or the enforcement or interpretation thereof, (vi) changes in commodity prices, (vii) the announcement of, or the taking of any action contemplated or expressly permitted by, this Agreement and the other agreements contemplated hereby, including compliance with the covenants set forth herein (other than for purposes of the representations and warranties contained in Sections 4.3 and 4.4, and the conditions in Section 7.1(a) to the extent they relate to the representations and warranties contained in Sections 4.3 and 4.4) or (viii) any change in credit ratings or failure by the TruGreen Entities to meet any projections, forecasts or estimates of revenue or earnings (provided that the underlying cause of such failure may be considered in determining whether there is a TruGreen Material Adverse Effect to the extent not otherwise excluded pursuant to this definition), except, in the cases of clauses (i), (ii), (iii), (iv), (v) and (vi), to the extent that such adverse effects materially and disproportionately have a greater adverse impact on the TruGreen Entities, taken as a whole, as compared to the adverse impact such changes have on companies in the industry in which the TruGreen Entities operate or (b) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by TruGreen Holdings of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“TruGreen Material Contracts” has the meaning given in Section 4.14.

“TruGreen Newco Holders” has the meaning given in the Recitals.

“TruGreen Newco Interests” has the meaning given in the Recitals.

“TruGreen Owned Intellectual Property” has the meaning given in Section 4.13(a).

“TruGreen Owned Real Property” has the meaning given in Section 4.12(a).

“TruGreen Policies” has meaning given in Section 4.17.

“TruGreen Real Property Leases” has the meaning given in Section 4.12(b).

“TruGreen Registered Intellectual Property” has the meaning given in Section 4.13(a).

“TruGreen Relevant Persons” has the meaning given in Section 4.16(a).

“TruGreen Schedule” or “TruGreen Schedules” means the Schedules referenced in the introductory paragraph to Article IV (for the avoidance of doubt, whether or not relating to the provisions of Article IV).

“TruGreen Transaction Taxes” has the meaning given in Section 6.4(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other similar Law.

12.2    Interpretation.

The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between language or amounts contained in the body of the Agreement and language or amounts contained in the Exhibits, Scotts Schedules or TruGreen Schedules attached hereto, the language or amounts in the body of the Agreement shall control. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not simply mean “if”. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Underscored references to Articles, Sections, Scotts Schedules or TruGreen Schedules shall refer to those portions of this Agreement. References to “$” or “dollars” in this Agreement shall mean United States dollars. Any reference in this Agreement to a time or date shall be deemed to be such date or time in New York City, unless otherwise specified. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall, unless otherwise stated, refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit, Scotts Schedule or TruGreen Schedule to this Agreement. The use of the word “or” is not intended to be exclusive unless otherwise stated. The use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Scotts and TruGreen Holdings have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

THE SCOTTS MIRACLE-GRO COMPANY

By:_/s/ RANDY COLEMAN_________________
Name: Randy Coleman
Title: Executive Vice President and Chief Financial Officer

TRUGREEN HOLDING CORPORATION

By:_/s/ R. DAVID ALEXANDER JR.__________
Name: R. David Alexander Jr.
Title: President and CEO